As filed with the Securities and Exchange Commission on February 9, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TWO RIVERS WATER & FARMING COMPANY

(Exact name of registrant as specified in its charter)

Colorado	700	13-4228144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3025 S. Parker Road, Suite 140

Aurora, Colorado 80014

(303) 222-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne Harding

Chief Executive Officer

Two Rivers Water & Farming Company

3025 S. Parker Road, Suite 140

Aurora, Colorado 80014

(303) 222-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Johnson

K&L Gates LLP

One Lincoln Street

Boston, Massachusetts 02111

Telephone: (617) 261-3100

Telecopy: (617) 261-3175

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer	[ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
	Emerging growth company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.001 par value per share(2)	8,000,000	(3)	$0.29	$2,320,000	$288.84

(1)	Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the registrant’s common stock as reported on the OTCQB on February 5, 2018.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Consists of 8,000,000 shares of Common Stock issuable on conversion of convertible promissory note held by Powderhorn 1, LP.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 9, 2018

PRELIMINARY PROSPECTUS

8,000,000 Shares

Common Stock

This prospectus relates to the resale by Powderhorn 1, LP of up to 8,000,000 shares of common stock issuable upon conversion of a 12.5% original issue discount convertible promissory note we issued in the principal amount of $675,000. We are not selling any of the shares of common stock under this prospectus and will not receive any proceeds from the sale of these shares.

The selling shareholders may offer the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” on page 54. The selling shareholders, and any broker-dealer or agent that is involved in selling resale shares, will be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The common stock is quoted on the OTCQB under the symbol “TURV.” On February 5, 2018, the closing price of the common stock as reported on the OTCQB was $0.29. You are urged to obtain current market quotations for the common stock.

Our business and any investment in the common stock involve significant risks, as described in “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 9, 2018

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

Unless the context requires otherwise, references in this prospectus to “our company,” “our,” “us,” “we” and similar terms refer collectively to Two Rivers Water & Farming Company and our subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because the following is only a summary, it does not contain all of the information you should consider before investing in the common stock. You should carefully read this entire prospectus, including the risks set forth under “Risk Factors” and the other information included in this prospectus, before making an investment decision.

Our Company

Since 2009 we have invested in acquiring and developing irrigated farmland and associated water rights and infrastructure. We seek to use our land and associated water to create revenue streams. Our business currently consists of two core operations: (1) development and leasing of our water assets and (2) construction and leasing of greenhouses for cannabis growers.

Water

Since 2009 we have acquired strategic water assets and land in the Huerfano and Cucharas river basins in southeastern Colorado. We own a portfolio of water rights in the Arkansas River Basin that we obtained in connection with our purchases of irrigated farmland. Our water asset area spans over 1,900 square miles and drops in elevation from over 14,000 feet to 4,500 feet at the confluence of the Arkansas River, east of Pueblo, Colorado. We operate in a natural, gravity-fed water alluvial that is the last undeveloped basin along the front range of Colorado.

Water rights can be developed, managed, purchased and sold much like real property, and the seniority of water rights is a significant consideration when we acquire irrigated farmland. Water rights include the ability to divert stream flow, build a storage reservoir, pump ground water and create augmentation water supplies to offset depletions of water taken out of priority. Our current water rights produce a long-term average annual diversion of 15,000 acre-feet of water.

Based on an investigation conducted by our board of directors, we have identified opportunities to capitalize on water assets that we currently own or can acquire, in order to address serious storage and supply challenges faced by municipalities, ranches, farmlands and other commercial enterprises in the Arkansas River Basin. In order to address these opportunities, we have identified the following within the local communities we serve:

●	We will seek to address the need for municipal water storage.

●	We believe there are a variety of opportunities to lease, our water assets, both short term and long term.

●	We have identified underutilized land that, along with the water we own, that can be leased to agricultural operators, including growers of marijuana and hemp.

●	In January 2011, we entered into a water supply agreement to supply water resources for real estate development in Huerfano County, Colorado.

In February 2017 we formed a subsidiary, Water Redevelopment Company or Water Redev, to separate our water assets from the rest of our business and to facilitate raising capital solely for our water operations. Water Redev will develop and redevelop infrastructure for water management and delivery. As its first project, Water Redev plans to fully develop the Huerfano-Cucharas river basin in southeastern Colorado in order to manage the water contained therein for the benefit of our investors and our local community.

Greenhouses

With the legalization of recreational marijuana usage in Colorado in 2012, we identified the potential use of some of our farmland for lease to licensed marijuana growers. Presently over 80% of Colorado marijuana is grown in converted warehouses. Sophisticated growers understand that a warehouse production facility is not ideal for cannabis production. This has given rise to a strong demand for the use of greenhouse space for marijuana production. Early estimates show a greenhouse can produce at least twice the amount of product at less than 50% of the cost compared to warehouse production. However, there are only a limited number of counties in Colorado that allow for new greenhouse construction. Additionally, new construction of greenhouses needs to be tied to water supply. Pueblo County, where the majority of our land and associated water rights are located, allows for the lease of new greenhouse construction to marijuana growers.

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In May 2014 we formed a subsidiary, GrowCo, Inc. or GrowCo, to conduct our efforts to take advantage of the rapidly growing demand for marijuana, both medical and recreational, within the State of Colorado. GrowCo constructs state-of-the-art computer-controlled greenhouses for leasing to licensed marijuana growers and provides support and administrative services to those tenants. It is not, and will not be, a licensed marijuana grower or retailer. GrowCo currently operates in Colorado, but intends to expand its operations into other states.

Corporate Information

We were incorporated under the laws of the State of Colorado in December 2002. Our headquarters are located at 3025 S. Parker Road, Suite 140, Aurora, Colorado 80014, where our telephone number is (303) 222-1000. Our website address is www.2riverswater.com. The information contained on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Issuance of Convertible Promissory Note

On February 9, 2018, we entered into a securities purchase agreement, or the SPA, with Powderhorn 1, LP (“Powderhorn”), pursuant to which we issued to Powderhorn a 12.5% original issue discount convertible promissory note, or the Note, in the principal amount of $675,000 in exchange for $600,000 in cash.

We have filed the registration statement of which this prospectus is a part in order to register the resale of (a) up to 8,000,000 shares of common stock by Powderhorn that may be issued upon conversion of the Note. Under the SPA, we have agreed to use our reasonable best efforts to have the registration statement declared effective by the Securities and Exchange Commission by April 11, 2018. Subject to certain permitted exceptions, if we fail to meet the filing deadline or to keep the registration statement effective, we will be required to pay liquidated damages to Powderhorn.

 The Note, which is due on February 9, 2019, bears interest at the rate of 12.5% per annum. All principal of, and accrued interest on, the Note is convertible at any time, at Powderhorn’s election, into shares of common stock at a conversion price equal to $0.29. We have the right to prepay all or any portion of the Note at any time upon ten days’ written notice to Powderhorn. For the purpose of securing our obligations under the Note, TR El Paso Land, LLC, our wholly owned subsidiary, granted a deed of trust conveying certain property to Powderhorn and a limited recourse guarantee in favor of Powderhorn. The Note contains customary default events that, if triggered and not timely cured, will result in default interest and penalties.

The foregoing summary descriptions of the SPA and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of the SPA and the Note, each of which is filed as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference herein.

There are substantial risks to investors as a result of our issuance of shares of common stock under the Note. Resales by Powderhorn of shares issued upon conversion of the Note may cause dilution to existing shareholders and may result in a significant decrease in the market price of the common stock. See “Risk Factors—Our issuance of common stock upon conversion of the Note may result in significant decreases in our stock price and in dilution to existing shareholders.”

 Risks Related to Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows or prospects. These risks are discussed more fully in “Risk Factors” beginning on page 5. Before making a decision to invest in our common stock, you should carefully consider all of those risks, including the following:

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●	We have incurred significant losses since our inception, have an accumulated deficit of over $87.4 million as of September 30, 2017, have generated limited revenue to date, and we may not be able to attain profitability.

●	Based on the limited operating history of our water assets, the operating performance and our business strategy relating to our water assets are not yet proven and you may have difficulty evaluating our ability to achieve our objectives.

●	One segment of our business is dependent on demand for marijuana, which remains illegal under federal law. Recent changes in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

●	We will need additional capital in the future to finance our operations, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

●	Our success is particularly dependent upon Wayne Harding, our sole executive officer, and the loss of Mr. Harding would significantly disrupt operations and would have a material adverse effect on our business.

Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 8,000,000 shares of our common stock. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Common stock offered by selling shareholders	Up to 8,000,000 shares(1)

Common stock outstanding prior to this offering	32,937,045 shares(2)

Common stock outstanding after this offering	40,937,045 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

OTCQB symbol	TURV

(1)	Includes (a) up to 8,000,000 shares of common stock issuable to Powderhorn upon conversion of the Note.
(2)	Excludes (a) 10,000,000 shares of common stock reserved for issuance under our 2005 Option Plan and 2011 Long-Term Stock Incentive Plan including (b) restricted stock units covering 133,000 shares of common stock.

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Summary Consolidated Financial Information

The following tables summarize our consolidated financial data. You should read the following data in conjunction with “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included at the end of this prospectus.

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue
Leasing ─Greenhouse (related party)	$204	947	$2,865	$25
Other	68	78	40	40
Total revenue	272	1,025	2,905	65
Cost of lease revenue	─	203	─	─
Gross profit	272	822	2,905	65
Operating expenses:
General and administrative	3,711	2,051	1,201	2,717
Depreciation and amortization	166	173	343	152
Total operating expenses	3,877	2,224	1,544	2,869
Profit (loss) from operations	(3,605)	(1,402)	1,361	(2,804)
Other income (expense)
Interest expense	(1,780)	(1,325)	(1,905)	(1,262)
Warrant and options expense	(327)	(86)	(93)	─
Gain on disposal of assets	─	─	9	─
Other income	17	98	9	47
Total other income (expense)	(2,090)	(1,313)	(1,980)	(1,215)
Net loss from continuing operations before taxes	(5,695)	(2,715)	(619)	(4,019)
Net loss from discontinued operations	(2,624)	(1,025)	(1,174)	(316)
Net loss	(8,319)	(3,740)	(1,793)	(4,335)
Net loss (income) attributable to noncontrolling interest	200	(6)	538	(7)
Net loss	(8,119)	(3,746)	(1,255)	(4,342)
Preferred shareholder distributions	(2,608)	(2,411)	(1,880)	(1,938)
Net loss attributable to common shareholders	$(10,727)	$(6,157)	$(3,135)	$(6,280)
Loss per common share─basic and dilutive	$(0.38)	$(0.22)	$(0.10)	$(0.22)
Weighted average shares outstanding─basic and dilutive	28,147	26,782	31,571	27,957

As of September 30, 2017
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$102
Working capital(1)	(19,370)
Preferred dividend payable	4,984
Total assets	47,481
Total indebtedness	18,428
Total liabilities	26,248
Total stockholders’ equity	21,233

(1)	Working capital is calculated as current assets less current liabilities.

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RISK FACTORS

Investing in the common stock involves a high degree of risk. Before you decide to invest in the common stock, you should carefully consider the risk described below. The following risks are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the risks described occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of the common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

We can give no assurance of success or profitability to investors.

There is no assurance that we will generate revenues or profits. We have not been profitable in the past and had an accumulated deficit of $87.4 million as of September 30, 2017. We incurred net losses from continuing operations before taxes (excluding results from discontinued operations) of $5.7 million in 2016 and $619,000 during the nine months ended September 30, 2017.

Our success will depend, to a large degree, on the expertise and experience of our sole executive officer.

Effective January 17, 2018, the board of directors appointed Wayne Harding, our chief executive officer, to also serve as our interim chief financial officer. Mr. Harding is our sole executive officer. Our success in identifying investment opportunities and pursuing and managing such investments will be, to a large degree, dependent upon Mr. Harding’s expertise and experience and his ability to attract and retain quality personnel. We do not maintain a key person life insurance policy on Mr. Harding. The loss of Mr. Harding would significantly delay or prevent the achievement of our business objectives. If Mr. Harding is unable or unwilling to continue his employment with us, we may not be able to replace him in a timely manner and we will have no executive personnel with experience operating our company. We may incur additional expenses to recruit and retain qualified replacements.

Our current management resources may not be sufficient for the future, and we have no assurance that we can attract additional qualified personnel.

There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that we will be successful in attracting highly qualified individuals in key management positions.

Any default on mortgages relating to our water and greenhouse development could have a material impact on our farming business.

Our water rights and facilities owned by our subsidiary GrowCo, Inc., or GrowCo, are subject to mortgages. If we default on a mortgage, we could lose the underlying assets.

The adequacy of our water supplies depends upon a variety of uncontrollable factors.

The adequacy of our water supplies for farmland leased to others and municipalities varies from year to year depending upon a variety of factors, including:

●	rainfall, runoff, flood control and availability of reservoir storage,

●	availability of water in the Arkansas River watersheds,

●	the amount of useable water stored in reservoirs and ground water basins,

●	the amount of water used by our customers and others,

●	water quality, and

●	legal limitations on production, diversion, storage, conveyance and use.

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Population growth and increases in the amount of water used in urban areas have caused increased stress on surface water supplies and ground water basins.

We obtain our water supply from the Cucharas and Huerfano Rivers. Our water supply and storage may be subject to interruption or reduction if there is an interruption or reduction in water supplies available to us. Our supply and storage business is dependent upon our ability to meet the requirements of the Colorado Water Engineer’s office regarding our water rights priorities.

Water shortages may:

●	adversely affect our supply thereby limiting our revenue, or

●	adversely affect our operating costs, for instance, by increasing the cost to purchase or lease required water if we are obligated to supply water under a lease agreement.

Our water rights may not yield full flow every year.

Water rights in Colorado are subject to the Prior Appropriation Doctrine, which accords lower priority to junior water rights. Water rights that are senior (such as our Butte Valley Ditch Right Number 1 dating from 1862) have priority over junior rights (such as our Huerfano Valley Ditch Right Number 342 dating from 1905) as to use in dry years, and junior rights may not get water or as much water as they wish, if senior rights use it all.

We may be subject to periodic litigation and other regulatory proceedings. These proceedings may be affected by changes in laws and government regulations or changes in the enforcement thereof.

From time to time, we may be involved in lawsuits and regulatory actions relating to our business, certain of which may be in jurisdictions with reputations for aggressive application of laws and procedures against corporate defendants. Some of these actions have the potential for significant statutory penalties, and compensatory, treble or punitive damages. Our greenhouse business in particular is subject to numerous federal laws that are in conflict with the state of Colorado and local regulations, and a significant change in enforcement of federal laws could have a material adverse effect on our ability of our tenants to operate the greenhouses and litigation costs and results of operations. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business, financial condition, and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, these proceedings could result in substantial costs and may require that we devote substantial resources to defend our company. Further, changes in governmental regulations where we operate could have adverse effects on our business and subject us to additional regulatory actions. For a detailed list and explanation of legal proceedings, please refer to the Legal Proceedings section herein.

We are required to maintain water quality standards and are subject to regulatory and environmental risks.

We face the risk that our water supplies may be contaminated or polluted whether through our error or through actions by other agents or through acts of God. In addition, normal farming practices, including the application of pesticides, herbicides and fertilizers, introduce pollutants to waterways through irrigation water runoff. Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality contribute to an environment of increased risk with the possibility of increased operating costs. We cannot assure you that in the future we will be able to reduce the amounts of contaminants in our water to acceptable levels.

Our water supplies are subject to contamination, including contamination from naturally occurring compounds, pollution from man-made sources and intentional sabotage. We cannot assure you that we will successfully manage these risks, and failure to do so could have a material adverse effect on our future results of operations. We may not be able to recover the costs associated with these liabilities through our sales or insurance or such recovery may not occur in a timely manner.

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The water business is heavily regulated and, as a result, decisions by regulatory agencies and changes in laws and regulations could significantly affect our business.

Regulatory decisions may impact prospective revenues and earnings, affect the timing of the recognition of revenues and expenses, may overturn past decisions used in determining our revenues and expenses and could result in impairment of goodwill. Management continually evaluates the assets, liabilities and revenues and provides for allowances and/or reserves as deemed necessary.

We may also be subject to fines or penalties if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our water businesses.

Regulatory agencies may also change their rules and policies, which may adversely affect our profitability and cash flows. We may also be subject to fines or penalties if a regulatory agency determines that we have failed to comply with laws, regulations or orders applicable to our water businesses. The water rights we control provide significant legal and pecuniary benefits. Any change in Colorado law that affects water rights, either in general or specific to our company, could likely have a material impact on us.

We operate in a highly competitive industry and potential competitors could duplicate our business model.

We are involved in a highly competitive industry where we compete with numerous other companies who offer similar facilities to lease to those we offer. There is no aspect of our business, which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model with little effort. Some of our potential competitors may have significantly greater resources than we have, which may make it difficult for us to compete. There can be no assurance that we will be able to successfully compete against these other entities.

Our operations are geographically concentrated within Colorado.

Our operations are concentrated in Southeastern Colorado. As a result, our financial results are subject to political impacts, regional weather conditions, available water supply, available labor supply, utility cost, regulatory risks, economic conditions and other factors affecting Colorado, our area of operation. Southeastern Colorado has been hard hit by the on-going economic crisis. Colorado is raising taxes in order to balance the state budget and jobs may be lost to other states which are perceived as having a more business friendly climate, thereby exacerbating the impact of the financial crisis in Colorado.

We have substantial competitors who have an advantage over us in resources and management.

Most of our competitors in the water resource management business have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we may be at a competitive disadvantage in identifying and developing or exploring suitable business opportunities and/or acquisitions. Competitors’ resources could overwhelm our restricted efforts and adversely impact our operational performance.

The inability to attract and retain qualified employees could significantly harm our business.

The market for skilled executive officers and employees knowledgeable in water rights is highly competitive and historically has experienced a high rate of turnover. Competition for quality officers and employees may lead to increased hiring and retention costs.

Additional Risk Factors Relating to Our Greenhouse Business

Our proposed greenhouse leasing business is dependent on state laws pertaining to the marijuana industry.

Continued marijuana industry operations are dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress, while encouraging, is not assured. While there is public support for legislative support of marijuana laws, numerous factors could impact the legislative process. As of December 31, 2017, 29 states, the District of Columbia, Guam and Puerto Rico allowed their residents to use medical marijuana and voters in the States of Colorado, Washington, Oregon, Alaska, California, Nevada, Maine, Massachusetts and the District of Columbia had approved and implemented regulations to legalize cannabis for recreational adult use. The state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. More stringent enforcement of Federal law, as described below under “—Marijuana remains illegal under federal law,” could cause the greenhouse leases to be terminated, or even to be confiscated by the Federal government. If the greenhouses can no longer be used for marijuana production, we plan to use the greenhouses for production of organic fruit and vegetables. This potential change of use would significantly reduce the return of the capital invested in the greenhouses.

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Marijuana remains illegal under federal law.

Despite the development of a legal marijuana industry under the laws of certain states, these state laws legalizing medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies marijuana as a Schedule-I controlled substance and makes marijuana use and possession illegal on a national level. The United States Supreme Court has ruled that it is the federal government that has the right to regulate and criminalize marijuana, even for medical purposes, and thus federal law criminalizing the use of marijuana preempts state laws that legalize its use. On January 4, 2018, U.S. Attorney General Jeff Sessions issued a written memorandum rescinding previous federal guidance to the effect that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. The memorandum redirected U.S. prosecutors to enforce the Federal Controlled Substances Act. It is unclear at this time how strongly the federal law will be enforced and which activities will be targeted for enforcement. This significant change in the Federal government’s enforcement policy may cause financial damage to our operations.

We may be unable to develop the properties that are critical to our greenhouse business.

Our business plan involves the acquisition and development of real estate properties and support services. These properties will be used for our traditional irrigated farming business and the development of greenhouses, which will be leased to participants in the marijuana industry. The zoning and operational restrictions on marijuana industry participants may limit the availability of properties suitable for greenhouse development. While we have our Colorado property zoned for cannabis greenhouse production, this zoning can be revoked if construction has not begun. Further, we may be unable to find suitable properties once we expand outside of Colorado.

We may be unable to expand successfully into new markets.

We intend to aggressively pursue our greenhouse development to lease to licensed marijuana growers for the foreseeable future. This expansion into new markets, particularly in states where we do not currently operate, may not succeed. This expansion may expose us to new operational, regulatory or legal risks. In addition, expanding into new states may subject us to unfamiliar or uncertain local regulations that may adversely affect our operations, for example, by applying, obtaining and/or maintaining appropriate licenses. Facilities we open in new markets may also take longer to reach expected revenue and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than facilities we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer preferences and spending patterns that are more difficult to predict or satisfy than our existing markets.

The leasing market for marijuana lessees could be volatile.

We have signed ten-year leases with Johnny Cannaseed, a related party. There is no guarantee that these leases will be renewed or at what rate. The current lease rates are $20 per square foot, triple net. The development and construction cost for a 105,000 square foot greenhouse and facilities are approximately $65 per square foot. Even though we capture all of our costs before the ten year leases expire, new lease rates may be substantially lower, thereby decreasing our returns.

We currently have only one tenant for our greenhouse, including additional new greenhouses.

We are reliant on one tenant for our greenhouses, who subsequently has sub-leased space to licensed growers. It is our plan to lease our additional Colorado greenhouses to the same tenant. If the tenant cannot make lease payments, for whatever reason, we may not be able to replace the existing tenant in a timely period, or at all. We are in the process of working directly with the subtenant of Johnny Cannaseed and expect to have a direct leasing relationship with this tenant in the near future.

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Our greenhouse lessees may not be able to fund lease and service payments.

If GrowCo’s tenants incur unforeseen weather, negative crop events, or a major reduction of the price of marijuana, the tenant may not be able to pay lease and service payments. This will cause a legal action to the eviction of the tenant and a search for a new tenant, which may not be successful.

Our future success depends on our ability to attract new greenhouse lessees.

Our immediate plan is to construct additional greenhouses on a 160-acre plat. There is no assurance that our existing tenant will lease the additional greenhouses or that we can attract new tenants.

Our failure to obtain capital may significantly restrict our proposed greenhouse operations.

We need capital to fund our greenhouse expansion. While we have been successful in accessing capital for the first greenhouse, we do not know if future capital raising will be successful. Our failure to obtain the capital, which we require for greenhouse expansion, may result in the slower implementation of our GrowCo business plan.

Tenants of GrowCo may have difficulty accessing the service of banks, which may make it difficult for them to operate and remit payments.

Since the use of marijuana is illegal under federal law, many banks will not accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for potential tenants of GrowCo to operate. There may also be an issue with GrowCo’s ability to deposit payments from its tenants.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our greenhouse leasing operations.

Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. Furthermore, it is possible that regulations may be enacted in the future that will be directly applicable to our leasing activities. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

We have leased our first greenhouse to a related party, which may result in actual or perceived conflicts of interest that could harm our operating results and reduce our stock price.

GCP 1, LLC, a subsidiary of TR Capital Partners, LLC, leases our only currently operating greenhouse and warehouse to Johnny Cannaseed, LLC pursuant to a lease agreement dated August 4, 2016. Johnny Cannaseed is owned predominantly by John McKowen, our former chief executive officer. In light of Mr. McKowen’s significant stockholdings in both Two Rivers Water & Farming and GrowCo, we determined that he should be regarded as a related party and that transactions with Johnny Cannaseed and his new services company should be classified as related party transactions for financial statement reporting purposes. We are in the process of working directly with the subtenant of Johnny Cannaseed and expect to have a direct leasing relationship with this tenant in the near future.

Risk Factors Related to Ownership of Common Stock

We may in the future issue more shares of capital stock, which could cause a loss of control by present management and current shareholders and/or dilution to investors.

There may be substantial dilution to our shareholders as a result of future decisions of the board of directors to issue shares without shareholder approval for cash, services, or acquisitions at prices solely determined by the board. Additionally, upon issuance, such shares could represent a majority of the voting power and equity of our company. The result of such an issuance would be those new shareholders and management would control our company, and persons unknown could replace existing management at such time.

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Our common shareholders could face substantial potential dilution from outstanding common stock equivalents.

As of February 9, 2018, 32,937,045 shares of common stock were outstanding. A total of up to 8,000,000 shares of common stock, all of which may be offered from time to time pursuant to this prospectus, may be issued upon conversion of a 12.5% original issue discount convertible promissory note we issued on February •, 2018 to Powderhorn, LLC, one of the selling shareholders. If holders convert their TR Capital Partners, LLC preferred units into shares of common stock, we would issue up to an additional 29,933,788 shares of common stock and warrants to acquire an additional 14,106,667 shares of common stock at $2.10 per share. In addition, as of February 9, 2018, there were outstanding options to acquire 5,917,315 shares of common stock and restricted stock units, or RSUs, covering 133,000 shares of common stock. As a result, there may be a substantial dilution to our existing shareholders.

We need additional capital in the future to finance our operations, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial capital expenditure and working capital needs. We do not now have funds sufficient to fund our operations at their current level for the next 12 months. We need to raise additional cash to fund our operations and implement our business plan. We are maintaining an on-going effort to locate sources of additional funding, without which we will not be able to remain a viable entity. If we are able to obtain the financing required to remain in business, eventually achieving operating profits will require substantially increasing revenues or drastically reducing expenses from their current levels or both. If we are able to obtain the required financing to remain in business, future operating results depend upon a number of factors that are outside of our control. The expected operating losses, coupled with a lack of liquidity, raise a substantial doubt about our ability to continue as a going concern. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

The regulation of penny stocks by SEC and FINRA may discourage the tradability of common stock.

We are classified as a “penny stock” company. The common stock currently trades on the OTCQB Market and is subject to an SEC rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 (not including the principal residence) or having an annual income that exceeds $250,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that may develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the SEC has adopted a number of rules to regulate “penny stocks,” including Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7 and 15g-9 under the Exchange Act. Common Stock constitutes a “penny stock” within the meaning of these rules, and these rules imposes additional regulatory burdens that may affect the ability of holders to sell Common Stock in any market that may develop.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse, including:

●	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●	wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, causing investor losses.

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We cannot dictate or anticipate the behavior of the market or of broker-dealers who participate in the market.

Rule 144 sales of Common Stock in the future may have a depressive effect on our stock price.

Some of the outstanding shares of Common Stock held by our officers, directors and affiliated shareholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months may sell without restriction, except for affiliates which, under certain conditions, may sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registration of shares of common stock of current shareholders, may have a depressive effect upon the price of common stock in any market that may develop. There may be substantial dilution to our shareholders as a result of future decisions of the board of directors to issue shares without shareholder approval for cash, services or acquisitions at prices determined solely by the board.

Our stock is thinly traded and as a result shareholders may be unable to sell at or near ask prices or at all.

Shares of common stock are thinly traded on the OTCQB market, meaning that the number of persons interested in purchasing common stock at or near ask prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume and that even if we came to the attention of such persons, they may be risk-averse and reluctant to follow an early stage company or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and profitable. As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect its securities price. We cannot give you any assurance that a broader or more active public trading market for our common securities will be developed or sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they desire to liquidate shares of common stock.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. In addition, statements following the words “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date such statements are made and, while we believe such information forms a reasonable basis for such statements at the time made, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These forward-looking statements include, among other things, statements about:

●	the anticipated trends and challenges in our business;

●	our potential market opportunities and anticipated growth strategies;

●	regulatory developments in Colorado and the United States generally; and

●	other risks and uncertainties, including those referenced in “Risk Factors” above.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We have included important factors in the cautionary statements in this prospectus, particularly in “Risk Factors,” that could cause actual results or events to differ materially from our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit Powderhorn, LLC to resell shares of common stock acquired from us as described in “Principal and Selling Shareholders.” We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sales of shares by the selling shareholders. We have, however, received proceeds from our sale of the 12.5% original issue discount convertible promissory note to Powderhorn, which proceeds will be used for working capital and other general corporate purposes.

Each of the selling shareholders will pay any underwriting discounts and commissions and expenses it incurs for brokerage, accounting, tax or legal services or any other expenses it incurs in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares, including all registration and filing fees and fees and expenses of our counsel and accountants.

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DIVIDEND POLICY

We have never declared or paid cash dividends on the common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in respect of the common stock in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on restrictions and other factors our board of directors may deem relevant, including our ability to generate positive cash flows from operations. Investors should not purchase the common stock with the expectation of receiving cash dividends.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTCQB, an over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA. Prior to that, there was no public market for the common stock. The common stock began trading on the OTC Bulletin Board on September 17, 2007 under the symbol “NVDF”. In connection with a change in our corporate name, the common stock began trading under the symbol “TURV” on October 13, 2010. As a result of changes in the over-the-counter market, on October 13, 2010, the common stock began trading on the OTCQB under the symbol “TURV”.

The following table sets forth the range of high and low bid quotations for the common stock during the periods indicated. The quotations were obtained from information published by FINRA and reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

	High	Low
2018
First quarter (through February 5, 2018)	$0.53	$0.29

2017
Fourth quarter	$0.58	$0.27
Third quarter	0.88	0.23
Second quarter	0.64	0.30
First quarter	0.81	0.51

2016
Fourth quarter	$1.02	$0.32
Third quarter	0.53	0.15
Second quarter	0.56	0.26
First quarter	0.73	0.38

The last sale price of common stock on February 7, 2018 on the OTCQB market was $0.29 per share. As of January 26, 2018, there were 453 holders of record. We estimate that there are approximately 5,130 beneficial shareholders. In many instances, a registered shareholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.

Penny Stock Regulation

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities listed on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for common stock, and investors therefore may find it more difficult to sell their common stock.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected consolidated financial data. We derived the consolidated statement of operations data for the years ended December 31, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2015 and 2016 from our consolidated financial statements audited by Eide Bailly LLP. We derived the consolidated statement of operations data for the nine months ended September 30, 2015 and 2016 and the consolidated balance sheet data as of September 30, 2016 from our unaudited consolidated financial statements included at the end of this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for those periods. Our historical results are not necessarily indicative of the results to be expected for any future period, and the results in the nine months ended September 30, 2017 are not necessarily indicative of results to be expected for the full year or any other period. The following should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included at the end of this prospectus.

On November 28, 2017, we were notified by Eide Bailly LLP of its decision to resign as our independent registered public accounting firm. On December 1, 2017, the audit committee of our board of directors approved the engagement of M&K CPAS, PLLC, or M&K, as our independent registered public accounting firm for the year ended December 31, 2017.

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	Years Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue
Leasing ─Greenhouse (related party)	$204	947	$2,865	$25
Other	68	78	40	40
Total revenue	272	1,025	2,905	65
Cost of lease revenue	─	203	─	─
Gross profit	272	822	2,905	65
Operating expenses:
General and administrative	3,711	2,051	1,201	2,717
Depreciation and amortization	166	173	343	152
Total operating expenses	3,877	2,224	1,544	2,869
Profit (loss) from operations	(3,605)	(1,402)	1,361	(2,804)
Other income (expense)
Interest expense	(1,780)	(1,325)	(1,905)	(1,262)
Warrant and options expense	(327)	(86)	(93)	─
Gain on disposal of assets	─	─	9	─
Other income	17	98	9	47
Total other income (expense)	(2,090)	(1,313)	(1,980)	(1,215)
Net loss from continuing operations before taxes	(5,695)	(2,715)	(619)	(4,019)
Net loss from discontinued operations	(2,624)	(1,025)	(1,174)	(316)
Net loss	(8,319)	(3,740)	(1,793)	(4,335)
Net loss (income) attributable to noncontrolling interest	200	(6)	538	(7)
Net loss	(8,119)	(3,746)	(1,255)	(4,342)
Preferred shareholder distributions	(2,608)	(2,411)	(1,880)	(1,938)
Net loss attributable to common shareholders	$(10,727)	$(6,157)	$(3,135)	$(6,280)
Loss per common share─basic and dilutive	$(0.38)	$(0.22)	$(0.10)	$(0.22)
Weighted average shares outstanding─basic and dilutive	28,147	26,782	31,571	27,957

As of September 30, 2017
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$102
Working capital(1)	(19,370)
Preferred dividend payable	4,984
Total assets	47,481
Total indebtedness	18,428
Total liabilities	26,248
Total stockholders’ equity	21,233

(1)	Working capital is calculated as current assets less current liabilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

We have two core businesses: developing greenhouses to lease to cannabis growers and water.

Greenhouse Development and Leasing

We seek to use our farmland and associated water to create revenue streams. In the past, we had focused on converting, through our Farms operations, farmland and associated water rights to higher-yield, revenue and margin crops. With the legalization of recreational use of marijuana in Colorado in 2012, we identified the potential use of certain of our farmland for lease to licensed marijuana growers. In May 2014, we formed GrowCo, Inc., or GrowCo, to focus and lead our efforts to take advantage of the rapidly growing demand for marijuana. GrowCo initially issued 20,000,000 shares of its common stock to us, and in August 2014 we announced that we were reserving 10,000,000 of those GrowCo shares for distribution to holders of common stock as of four record dates (January 1, 2015; April 1, 2015; July 1, 2015 and October 1, 2015) after a registration statement covering GrowCo common shares has been filed and declared effective, which has not yet occurred.

In 2014, we formed our subsidiary, GrowCo, Inc., or GrowCo. GrowCo’s focus is to become the number one provider of greenhouses, related infrastructure, and services to growers of cannabis, in states where such activity is legal.

●	In January 2015, GrowCo Partners 1, LLC or GCP1, began fund raising and construction planning activities for the first greenhouse project. The GCP1 greenhouse consists of a 90,000 square foot greenhouse (plus a 1,000 square feet boiler/mechanical room) and a 15,000 square foot processing and warehouse facility on 40 acres of land. Our construction costs for the GCP1 greenhouse totaled $5.3 million. The GCP1 greenhouse was leased to Suncanna, LLC, or Suncanna, with lease payments scheduled to commence as of September 1, 2016. As of December 31, 2015, we had recorded lease receivables of $700,000 and deferred rent of $43,400 in connection with the Suncanna lease arrangements. In 2016, the Suncanna lease arrangement has been the subject of administrative and judicial proceedings:

	–	On April 14, 2016, we were notified that Suncanna LLC had received a notice of suspension from the Marijuana Enforcement Division of the Colorado Department of Revenue. This suspension remains in place until a hearing, which was set for November 14, 2016.

	–	Due to the suspension order, Suncanna was in violation of its lease agreement with us. On April 25, 2016, GCP1 terminated Suncanna’s lease and began an eviction process against Suncanna. Consequently, during the quarter ended June 30, 2016, we stopped recognizing lease revenue and wrote off the $700,000 lease receivable and $43,400 deferred rent that had been recorded as of December 31, 2016. We also wrote off advances to Suncanna of $587,000.

	–	On July 22, 2016 GCP1 received a Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna to vacate the greenhouse by September 6, 2016.

	–	On August 31, 2016, a lawsuit was filed by Aaron Van Wingerden, owner of Suncanna, in Pueblo County Colorado District Court against GrowCo, GrowCo Business Development, LLC, GCP1, GrowCo Funding, LLC., TR Capital, Two Rivers and certain current and former employees, and associates. We believe that the suit has no merit and will have no material impact on our financial condition.

	–	On September 6, 2016, in accordance with the Writ of Restitution, Suncanna vacated the greenhouse and GCP1 took possession and began re-conditioning its greenhouse for a new tenant, who began growing operations in the fourth quarter of 2016.

	–	On October 27, 2016, in a contempt of court hearing, a Pueblo County Colorado District Court judge ruled in favor of plaintiff Aaron Van Wingerden and against GCP1 in a matter regarding the prevention of Suncanna’s access to GCP1’s greenhouse prior to Suncanna vacating the premises on September 6, 2016. We believe that this ruling was in error and are considering an appeal.

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–	On June 29, 2017, a mediation session was held in Colorado Springs between all parties involved with the Suncanna lawsuit along with each party’s legal counsel. To date, no settlement has been proposed.

	–	On October 17 and 18, 2017 depositions were taken from Mr. Harding and others associated with the Company for the Suncanna lawsuit. While attempts to settle Suncanna’s complaint against the Company have continued, preparations are underway for a three week trial currently scheduled for October, 2018.

●	Our second greenhouse project will be operated by GrowCo Partners 2, LLC, or GCP2. This project will consist of a 90,000 square foot greenhouse and a 15,000 square foot processing and warehouse facility on 40 acres of land. The GCP2 greenhouse structure was ordered in 2016, construction began in January 2016, and completion is projected for the second half of 2018. Our construction costs for the GCP2 greenhouse totaled $2.8 million through December 31, 2017, and we estimate that an additional expenditure of $3.5 million will be required to complete construction. For a summary of financing activities in connection with the GCP2 greenhouse, please see “—Liquidity and Capital Resources” below.

Water

Current Rights Holdings

In Colorado, it is important to have both surface and storage rights, of which we have both. To date, we have acquired, managed and used our water assets principally for use in irrigation, to increase the value and yield of our farmland. While the majority of our assets relate to water, our efforts have focused on our farmland and, more recently, our marijuana greenhouse projects.

We owned the following surface water rights as of February 9, 2018:

Structure	Elevation (feet)	Priority No.	Appropriation Date	Consumptive Use (A.F.*)	Decreed Amount (cfs**)
Butte Valley Ditch	5,909	1	05/15/1862	360	1.2
		9	05/15/1865		1.8
		86	05/15/1886		3.0
		111	05/15/1886		3.0

Robert Rice Ditch	5,725	19	03/01/1867	131	3.0
	4,894	120	02/02/1888	2,891	42.0
		342	05/01/1905		18.0

* A.F. = Acre Feet

** cfs = cubic feet per second

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The following table presents our holdings of storage water rights as of February 9, 2018:

Structure	Elevation (feet)	Priority No.		Appropriation Date	Average Annual Yield (A.F.)	Decreed Amount (A.F.)	Operable Storage (A.F.)
Huerfano Valley Reservoir	4,702	6	*	02/02/1888	1,424	2,017	1,000
Cucharas Valley Reservoir	5,570	66		03/14/1906	3,055	31,956	-
	5,705	66	**	03/14/1906		34,404
Bradford Reservoir	5,850	64.5		12/15/1905	-	6,000	-
Orlando Reservoir #2	5,911	349		12/14/1905	1,800	3,110	2,400

*	This storage right is only one of the reservoirs included in the Reed Decree. This Decree allows for multiple fillings per year. Other storage rights only allow for a single storage per year.
**	This is a conditional right while the engineering and construction of structures are completed to perfect a water right, in this case to physically store the water. The conditional right establishes a seniority date but allows time for completion of the project. Conditional rights are reviewed every six years by the water court to confirm that progress is being made on the effort to perfect the right. When a conditional water right is perfected, which can be done incrementally in the case of storage, the water right becomes absolute.

New Strategic Initiative

With our initial marijuana greenhouse projects gaining traction, in the third quarter of 2016 we determined to investigate whether our water assets might have revenue potential of their own, separate from use in irrigating our farmland, that could benefit our stakeholders, including our shareholders and the communities near where our water assets are located. On September 30, 2016, our board of directors established a board-level task force to identify opportunities for our existing water assets, and perhaps acquired water assets. As a result of the success of that investigation, water is a new top-priority for our Company.

Based on findings from our water task force, we believe we have several opportunities to capitalize on water assets that we currently own or can acquire, in order to address serious storage and supply challenges faced by municipalities, ranches, farmlands and other commercial enterprises in the Arkansas River Basin. In order to address these opportunities, we have identified the following:

●	We will seek to address the need for municipal water storage.

●	We believe there are a variety of opportunities to lease, both short term and long term, our water assets.

●	We have identified underutilized land and water that we own that could be used to for either a crop share arrangement or farming operations. Currently our focus is on hemp production with a CBD focus.

●	In January 2011, we entered into a water supply agreement to supply water resources for real estate development in Huerfano County, Colorado. This agreement was subsequently amended to add additional water taps.

Results of Operations

Comparison of the Nine Months Ended September 30, 2017 and 2016

During the Nine months ended September 30, 2017, we recorded revenues of $2,905,000, compared to $65,000 in the Nine-month period ended September 30, 2016. The increase in revenues from the prior year was overwhelmingly due to our greenhouse operations. Other revenue of $40,000 in both years was from leasing of properties.

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Operating expenses during the Nine months ended September 30, 2017 and 2016 were $1,544,000 and $2,869,000, respectively. The decrease of $1,325,000 was primarily due to the recording of $910,000 in accounts receivable reserve in the Nine months ended September 30, 2016 due to the pending eviction of our former tenant in the greenhouse. The remainder of the decline in expenses was due to lower legal, depreciation and salary costs. During the Nine months ended September 30, 2017 and 2016, we recognized a loss from continuing operations of $619,000 compared to a loss of $4,019,000, respectively. For the Nine months ended September 30, 2017 and 2016, loss from discontinued operations was $1,174,000 and $316,000 respectively.

Other expenses for the Nine months ended September 30, 2017 and 2016 were $1,980,000 and $1,215,000 respectively. The increase of $765,000 was largely due to an increase in interest expense of $643,000.

As the result of the foregoing, the net loss attributed to our common shareholders, after recognizing preferred distributions and income attributed to non-controlling interest, for the Nine months ended September 30, 2017 was $3,135,000, compared to a loss of $6,280,000 for the Nine months ended September 30, 2016. The decrease of $3,145,000 is due primarily to the substantial increase in greenhouse revenues and the other reasons stated above.

Comparison of the Years Ended December 31, 2016 and 2015

For the years ended December 31, 2016 and 2015 our revenues have been predominantly derived from the activities of our farming business and greenhouse leasing activities. Near the end of 2016 we decided to discontinue our farming operations. Consequently, we have classified our farming financial results on our income and balance sheet statements as Discontinued Operations.

Our first greenhouse began to generate revenue on September 1, 2015 and was partially occupied by Suncanna (our former related party tenant, as described under “Overview”). Suncanna had agreed to pay the full lease payments effective September 1, 2016. At December 31, 2015, we had recorded lease receivables of $904,000 and deferred rent of $43,400 in connection with the Suncanna lease arrangements. On April 14, 2016 we were notified that Suncanna LLC had received a notice of suspension from the Marijuana Enforcement Division of the Colorado Department of Revenue.

Due to the suspension order and Suncanna’s non-payment, Suncanna was in violation of its lease agreement with us. On April 25, 2016, GCP1 terminated Suncanna’s lease and began an eviction process against Suncanna. Consequently, during the quarter ended March 31, 2016, we stopped recognizing lease revenue and wrote off the $700,000 lease receivable and $43,000 deferred rent that had been recorded as of December 31, 2015. We also wrote off advances to Suncanna totaling $587,000.

During the year ended December 31, 2016, we recognized revenues from greenhouse leasing operations of $204,000 compared to $947,000, in revenues from greenhouse leasing operations during the year ended December 31, 2015, which as mentioned previously was subsequently written off in 2016. Other revenues during the year ended December 31, 2016 was $68,000 compared to $78,000 for the year ended December 31, 2015.

For the year ended December 31, 2016, the gross margin of $272,000 was due to the margin on greenhouse leasing operations.

For the year ended December 31, 2015, the gross margin was $822,000 also primarily due to greenhouse leasing operations margin that was subsequently written off in 2016.

During the year ended December 31, 2016, expenses from operations were $3,877,000 compared to $2,224,000 for the year ended December 31, 2015. The increase of $1,653,000 was primarily due to higher general and administrative expense resulting from the write-off of Suncanna accounts receivable and advances in the first quarter and higher legal fees.

During the year ended December 31, 2016, other expenses were $2,090,000 compared to $1,313,000 for the year ended December 31, 2015. The increase in other expenses of $777,000 was the result of an increase in GrowCo interest expense of $543,000, and a $241,000 increase in warrant and stock option expense.

These figures produced a net loss from continuing operations of $5,695,000 for the year ended December 31, 2016 compared to a net loss of $2,715,000 for the year ended December 31, 2015.

Loss due to discontinued operations was $2,624,000 for the year ended December 31, 2015 compared to a loss of $1,025,000 for the year ended December 31, 2015. The increase was due to a loss from disposal of intangibles of $887,000, a loss from disposal of assets of $359,000, and a $90,000 decrease in gross margin from farming operations.

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Liquidity and Capital Resources

We historically have funded our operations primarily from the following sources:

●	proceeds of private placements of equity, equity-related and debt securities of Two Rivers Water & Farming Company and subsidiaries;

●	cash flow generated from operations; and

●	loans and lines of credit.

As of September 30, 2017, we had cash and cash equivalents of $102,000. As of September 30, 2017, we had no available commercial banking line or letters of credit and do not intend to seek any such financing in the foreseeable future.

We currently expect that our cash expenditures will remain constant for the foreseeable future, as we complete our second greenhouse, and seek to monetize our water assets. As a result, our existing cash, cash equivalents and other working capital may not be sufficient to meet all projected cash needs contemplated by our business strategies for the remainder of 2017 and for 2018. To the extent our cash, cash equivalents and other working capital are insufficient to fund our planned activities, we may need to either slow our growth initiatives or raise additional funds through public or private equity or debt financings. We also may need to raise additional funds in the event we determine in the future to affect one or more acquisitions of businesses, technologies and products. If additional funding is required, we cannot assure that we will be able to affect an equity or debt financing on terms acceptable to us or at all.

Sources of Funds

Cash flows generated by our financing activities for the nine months ended September 30, 2017 was $2,161,000 compared to $4,939,000 for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, we raised $1,520,000 from our GrowCo $2M Exchange Note offering, and reduced $1,713,000 in principal on our debt in conjunction with the sale of our DFP equipment.

Cash flow from operations has not historically been sufficient to sustain our operations. Cash flow consumed by our operating activities totaled $2,459,000 for the nine months Ended September 30, 2017 and $2,123,000 for the nine months Ended September 30, 2016.

Uses of Funds

As of September 30, 2017, we had $1,714,000 in current assets and $21,111,000 in current liabilities. Of the current liabilities, $6,382,000 is from seller carry back notes of our subsidiary Huerfano Cucharas Irrigation Company, or HCIC, that were originally due September 30, 2016. As of September 30, 2017, we are in default on the HCIC note payments. As a result, the entire amount of the notes has been classified as current. As of September 30, 2017, management had received written commitments to extend $5,653,000 of these notes to July 1, 2019. The HCIC seller carry back notes have the HCIC ditch system as collateral, with an appraised value of $26,217,000.

Additionally, another $4.0 million of GrowCo notes are classified as current liabilities. The notes are due April 1, 2020; however, the holders have the right to request full payment of the principal balance with a 60-day notice. On January 22, 2018, we were notified that the holder of $2.15 million of these notes is demanding early payment. This was done via a court filing. GrowCo and Two Rivers are in discussions to work out a payment plan with the holder. Two Rivers does not consider this to be a material event to Two Rivers since in the near term, cash flow to Two Rivers from GCP1 will not be significant.

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Cash generated by investing activities was $250,000 for the nine months ended September 30, 2017 compared to $2,734,000 used for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, we sold property and equipment for net proceeds of $945,000 and continued on our construction of the GCP2 greenhouse totaling $506,000.

The consolidated financial statements have been prepared assuming the Company will continue as a going concern although as stated in Note 9, the Company’s current cash balance and pending financing raises substantial doubt.

The Company is implementing a new strategy focusing on its water assets along with associated capital raises. On March 13, 2017, we raised $257,000 as the first round of preferred funding for our new Water Redevelopment Company. We plan to continue capital raises to fund our water initiatives. On April 17, 2017 $200,000 was raised in a second round of preferred investment in Water Redevelopment.

We believe that the actions planned by management to address our liquidity issues as described above are probable of occurring and mitigating the substantial doubt raised by our historical operating results and satisfying our estimated liquidity needs 12 months from the issuance of the financial statements. However, we cannot predict, with certainty, the outcome of our actions to generate liquidity, including the availability of additional financing, or whether such actions would generate the expected liquidity as currently planned.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results from operations. The impact and any associated risks related to these policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” where such policies affect our reported and expected financial results. For a detailed discussion of the application of these and other accounting policies, see Note 2 of the notes to condensed consolidated financial statements included elsewhere in the registration statement of which this prospectus is a part. Our preparation of such condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

The lease between GCP1, a subsidiary of TR Capital Partners, LLC, and its related party lessee, Johnny Cannaseed, is classified as an operating lease under ASC 840. Payments under the lease agreements with Johnny Cannaseed are deferred for seven months after occupancy and these deferred rent payments will be repaid over a period of 24 months after payments begin.

Member Assessments

Once per year the HCIC board estimates HCIC’s expenses, less anticipated water revenues, and establishes an annual assessment per ownership share. One-half of the member assessment is recorded in the first quarter of the calendar year and the other one-half of the member assessment is recorded in the third quarter of the calendar year. Assessments paid by the Parent Company to HCIC are eliminated in consolidation of the financial statements. HCIC does not reserve against any unpaid assessments. Assessments due, but unpaid, are secured by the member’s ownership of HCIC. The value of this ownership is significantly greater than the annual assessments.

Debt and Equity

We account for warrants issued with debt in accordance with Accounting Standards Codification, or ASC, 470, Debt, and allocates proceeds received to the warrants based on relative fair values.

We also evaluate whether the issuance of the convertible instruments generates a beneficial conversion feature, or BCF, which arises when a debt or equity security is issued with an embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date. We would recognize the BCF by allocating the intrinsic value of the conversion option, which is the number of ordinary shares available upon conversion multiplied by the difference between the effective conversion price per share and the fair value of each ordinary share on the commitment date, to additional paid-in capital, resulting in a discount on the convertible preferred shares or debt instruments. No BCF has been recognized in the periods presented.

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Stock Based Compensation

We account for share-based payments in accordance with FASB ASC 710-10-55. We use the Black-Scholes option valuation model to estimate the fair value of stock options and warrants issued under ASC 710-10-55. For the years ended December 31, 2016 and 2015, equity compensation in the form of stock options, warrants and grants of restricted stock that vested totaled $477,000 and $204,000, respectively.

Recently Issued Accounting Pronouncements

In April 2015, FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is allowed for financial statements that have not been previously issued. Debt issuance costs related to a recognized debt liability will be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. The Company has elected to adopt this ASU early and is presented in these financial statements.

In February 2016, the FASB issued Accounting Standards Update, or ASU, 2016-02, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018 which includes interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The adoption of this ASU is expected to result in all operating leases being capitalized in the Company’s financial statements. Due to the GrowCo leases, management believes that this ASU will have an impact on its financials and is in the process of analyzing its impact.

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes”, which requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position to simplify the presentation of deferred income taxes. The standard is effective prospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this update to have a material impact on its financial statements.

In August 2015, the FASB issued ASU 2015-14 which updated (to defer the effective date by one year) previously issued ASU 2014-09, “Revenue from Contracts with Customers”, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to record the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Expanded additional disclosures are required relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This accounting guidance is effective for the Company beginning in the first quarter of fiscal year 2018 using one of two prescribed retrospective methods. Early adoption is not permitted. At this point, due to the Company having no revenue contracts with customers, except for leasing agreements, Management believes that there will be no material impact on its financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory”. Under this ASU, inventory will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. ASU 2015-11 is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted and should be applied prospectively. Management has early adopted ASU 2015-11 and notes no material impact on the Company’s financial position or results of operations.

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In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 amends FASB ASC 205-40 Presentation of Financial Statements – Going Concern”, by providing guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements, including requiring management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements and providing certain disclosures if there is substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 will be effective after December 15, 2016, and early adoption is permitted.

Management does not believe that any other recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements

Goodwill and Intangible Assets

We have acquired water shares in Huerfano-Cucharas Irrigation Company, which is considered an intangible asset and shown on our balance sheet as part of “Water assets.” Currently, these shares are recorded at purchase price less our pro rata share of the negative net worth in HCIC Holdings, LLC. Management evaluates the carrying value, and if necessary, will establish an impairment of value to reflect current fair market value. Currently, there are no impairments on the water shares.

In 2012, we acquired a produce business, which is considered an intangible asset and shown on our balance sheet as “Intangible assets, net.” Management evaluated the purchase price of $1.0 million and allocated this price to customer list, trade name and goodwill.

Capitalization of Certain Interest Expenses

As part of our GrowCo development operations, which began in July 2014, we incur large construction costs, which are capitalized. The related interest expenses incurred related to these expenditures can be capitalized per ASC 720-15. This guidance states that interest should be capitalized in relation to the following assets: (i) assets that are constructed or otherwise produced for an entity’s own use, (ii) assets intended for sale or lease that are constructed or otherwise produced as discrete projects, and (iii) investments accounted for by the equity method while the investee has activities in progress necessary to commence its planned principal operations. As the GrowCo assets classify under the second point, we began the process of calculating interest costs to be capitalized each quarter. Interest capitalization begins when the expenditures begin and interest is being incurred. Management independently determines the start point for each individual project when it commences. At the end of each quarter, management will then take the average accumulated expenditures for each project, multiplied by the interest rate on the associated debt (or the weighted average rate on all debt if no debt is specifically associated) to arrive at a capitalized interest amount. This amount will be booked as an adjustment to interest expense each quarter. Once the construction process ends and the asset is deemed ready for use, capitalization of interest will cease.

Impairment Policy

At least once every year or whenever events and circumstances indicate the carrying value may not be recoverable, management examines all of our assets for proper valuation and to determine if an impairment is necessary. In terms of real estate owned, this impairment examination also includes the accumulated depreciation. Management examines market valuations and if an additional impairment is necessary for lower of cost or market, then an impairment charge is recoded.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On November 28, 2017, we were notified by Eide Bailly LLP of its decision to resign as our independent registered public accounting firm. During the fiscal years ended December 31, 2016 and 2015, and in the subsequent interim period through November 28, 2017, there were (a) no disagreements with Eide Bailly on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Eide Bailly, would have caused Eide Bailly to make reference to the matter in their reports on the consolidated financial statements for such years and (b) no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K

On December 1, 2017, the audit committee of our board of directors approved the engagement of M&K CPAS, PLLC, (“M&K”), as our independent registered public accounting firm for the year ended December 31, 2017. We signed an engagement letter with M&K on December 4, 2017.

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BUSINESS

Overview

“As water becomes ever more scant the world needs to conserve it, use it more efficiently and establish clear rights over who owns the stuff.” – Liquidity Crisis, The Economist, Nov 5, 2016

The management of water is our core business.

We are focused on water assets we have acquired and will acquire in the future. Since 2009, we have acquired strategic water assets and land in the Huerfano and Cucharas river basins in southeastern Colorado. Our water asset area spans over 1,900 square miles and drops in elevation from over 14,000 feet down to the confluence of the Arkansas River, east of Pueblo, Colorado at 4,500 feet. We operate in a natural, gravity fed water alluvial that is the last undeveloped basin along the front range of Colorado. As our first water-focused project, we plan to fully develop this basin to properly manage the water contained therein and serve the community while providing returns to our investors.

Since October 2016 we have refocused on monetizing our assets. Monetization occurs in two different ways: sell or additionally invest. We have and will sell assets that we have determined will not yield significant future returns to our shareholders and invest strategically in the assets that will. Specifically, during the quarter ended March 31, 2017 we sold Dionisio Farms & Produce, Inc., or DFP, and the associated irrigated farmland currently used for the production of produce, as it no longer serves our strategic vision of water management.

In 2014 we initiated a corporate restructuring pursuant to which we are organizing substantially all of our operations under the control of TR Capital Partners, LLC, or TR Capital. This restructuring better reflects our emphasis on acquiring and operating irrigated farming and water distribution activities under our integrated business model. TR Capital issued all of its common units to us and, as of March 20, 2015, had issued a total of 30,158,815 preferred units in exchange for aggregate consideration consisting of $6.0 million in cash and $18.9 million of certain outstanding equity securities of our subsidiaries. Please see “Our Organizational Structure” below for further information about the corporate restructuring and TR Capital’s outstanding units.

In May 2014 we formed GrowCo to construct state of the art greenhouses and related infrastructure to be leased to licensed cannabis growers, and issued 20 million shares of its common stock to Two Rivers. In August 2014 we announced that we were reserving 10 million of the GrowCo shares for distribution to holders of our common stock as of four record dates (January 1, 2015; April 1, 2015; July 1, 2015 and October 1, 2015) after a registration statement for GrowCo common shares has been filed and declared effective, which has not yet occurred. On each record date, we recorded a pending distribution of 2,500,000 GrowCo common shares on a pro rata basis to holders of common stock after a registration statement covering GrowCo common shares has been filed and declared effective, which has not yet occurred. Currently, GrowCo has 30 million common shares outstanding, of which 6.7 million shares are subject to performance unvesting, which has yet to occur.

In June 2016 we began a restructuring process. We appointed a new Chief Executive Officer, Wayne Harding, who had served as our Chief Financial Officer since 2009. At our annual shareholder meeting on September 30, 2016 a new board of directors was elected. Our board now contains six people, of which all are classified as independent members, except for Mr. Harding. All board members are also investors in the Company. Please see “Management—Corporate Governance” for more information about our board.

Since commencing operations in 2009, we have invested in acquiring and developing irrigated farmland and associated water rights and infrastructure. Our principal investments to date have been the following:

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●	DFP (discontinued operations): In 2012 we acquired DFP, for $3.4 million in cash and promissory notes. DFP, which has operated for more than 60 years, produces high-value fruits and vegetables as well as fodder crops. Through this acquisition, we obtained 146 acres of irrigable farmland, 146 shares of the Bessemer Ditch Irrigation Company, a senior water right holder on the main stem of the Arkansas River and 2 supplemental ground water wells. As part of the acquisition, we entered into leases for an additional 279 irrigable acres. In late 2016, based on three years of operational losses, we decided to sell DFP assets and wind down our produce growing and distribution business.

●	HCIC: From 2009 to 2010 we purchased 96% of the outstanding shares of Huerfano-Cucharas Irrigation Company, or HCIC, in a series of transactions for $24.2 million in cash, promissory notes and common stock. HCIC is a mutual ditch company formed in 1944, and we have used its water rights and facilities to supply some of our farmland with irrigation water. In the future, we will use these water rights to supply water to farmland we lease to others and to implement our new water strategy.

●	Orlando: In 2011 we acquired Orlando Reservoir No. 2 Company, LLC, or Orlando, for $3.45 million in cash, promissory notes and common stock. Our ownership of Orlando increases the reliability of water supplies for our farmland in Huerfano and Pueblo Counties. We undertook a program to refurbish and restore Orlando’s diversion structure, storage reservoirs and conveyance system. During the period from November 2011 to February 2012, we constructed new outlet works, and in 2012, we reconstructed the diversion structure, which takes water from the Huerfano River for storage in the Orlando reservoir and then conveyance to irrigate our nearby leased farmland. Additional renovation projects will be completed as necessary to provide reliable water supplies for farmland we lease to others and community use.

●	Additional Farmland: From 2009 to 2011 we acquired 2,753 acres of farmland served by HCIC’s ditch system for purchase prices totaling $1.4 million in cash and seller carry back financing. In 2012 we acquired 1,584 acres in Butte Valley for $509,000 in cash and seller carry back financing. In 2016, we returned 187 acres of Butte Valley land back to the holder of seller carry back financing in exchange for forgiveness on $187,000 of debt and associated accrued interest.

●	GrowCo: We formed GrowCo, Inc., or GrowCo, in May 2014 for the purpose of constructing state-of-the-art computer controlled greenhouses to be leased to licensed marijuana growers throughout the United States. GrowCo is not a licensed marijuana grower or retailer. GrowCo does not “touch the plant” and only provides growing infrastructure as a landlord for licensed marijuana grower tenants along with support and administrative services.

●	Water Redevelopment Company: We formed Water Redevelopment Company, or Water Redev, in February 2017 for the purpose of separating our water assets from the rest of our business and to enable additional raising of capital for the purpose of investing in our water assets. Water Redevelopment Company is a subsidiary of Two Rivers and focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Water Redevelopment’s first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado.

Our Water Operations

We own a portfolio of water rights in the Arkansas River Basin that we have obtained in connection with our purchases of irrigated farmland. Colorado allocates water based on the Prior Appropriation Doctrine, whereby water rights are unconnected to land ownership. The first person to use a quantity of water from a water source for a beneficial use has the right to continue to use that quantity of water for that purpose. Subsequent users can use the remaining water for their own beneficial purposes provided that they do not impinge on the rights of previous users. Water rights can be developed, managed, purchased and sold much like real property, and the seniority of water rights are a significant consideration when we acquire additional irrigated farmland. Water rights include the ability to divert stream flow, build a storage reservoir, pump ground water and create augmentation water supplies to offset depletions of water taken out of priority.

With our initial marijuana greenhouse projects gaining traction, in the third quarter of 2016 we determined to investigate whether our water assets might have revenue potential of their own, separate from their use in irrigating our farmland, that could benefit our stakeholders, including our shareholders and the communities surrounding our water assets. On September 30, 2016, our board established a board-level task force to identify opportunities to monetize our existing water assets. As a result of that investigation and resulting report, water has become the top-priority for our Company.

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Our principal water rights include the following:

●	As noted above, we acquired control of HCIC in order to use its water rights and facilities to supply some of our farmland with irrigation water. The HCIC farmland became fallow in the mid-twentieth century when coal mines in Huerfano County, Colorado, were shut down. The coal mines had continuously pumped water from the Vermejo/Trinidad Formation, which contained a renewable underground aquifer that is fed by Sangre de Cristo Mountains snowmelt. The U.S. Geological Service estimates that the Raton Vermejo Basin, where we have water rights, contains an estimated 12 trillion gallons or 36 million acre-feet of relatively untapped, clean and renewable water (Adam Bedard, 2010). HCIC owns the Cucharas and Huerfano Valley Reservoirs and two ditch systems located in Pueblo County, Colorado. The HCIC ditch systems maintain the right to distribute water over approximately 30,000 acres in Pueblo County, Colorado.

●	The Orlando water rights include the senior-most direct flow water right on the Huerfano River, or #1 priority, along with the #9 priority and miscellaneous junior water rights. The seniority of those water rights allowed the production of crops during most of the recent drought years. The Orlando assets also include the Orlando reservoir, which is situated on the Huerfano branch of the Huerfano River and has a storage capacity of 3,100 acre-feet.

An acre-foot of water is the amount of water required to cover one acre of land to a depth of one foot. An acre-foot of water contains 325,851 gallons, generally considered enough water to supply two average households for a year. Annual irrigation in Southeastern Colorado, depending on the crops, consumes approximately three to six acre-feet of water per acre of crop.

By capturing water in reservoirs and releasing it later for irrigation purposes, we are able to re-time the delivery of water throughout the irrigation season and ameliorate some of the inconsistencies of seasonal and annual water availability for the farmland we manage.

Surface Water Rights

Tributary ground water is any underground water that is hydraulically connected to a stream system and that influences the rate or direction of flow in that stream system. Any new ground water diversions that are tributary to an over-appropriated stream system require augmentation to offset out-of-priority depletions. In 2013, many well water users on the Arkansas River and its tributaries were unable to use their wells, as drought conditions made augmentation water unavailable. In response, an augmentation provider requested that we assist in building a more efficient and plentiful augmentation supply. We had intended to assist with an augmentation supply, but due to capital requirements, we terminated those plans. Also, the years ended December 31, 2015 and 2014 were considered wetter years, so the demand for augmentation supply was reduced.

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We own the following surface water rights as of December 31, 2017:

Structure	Elevation	Priority No.	Appropriation Date	Consumptive Use (A.F.)	Decreed Amount (cfs)
Butte Valley Ditch		1	05/15/1862	360	1.2
Butte Valley Ditch	5,909 ft	9	05/15/1865		1.8
Butte Valley Ditch		86	05/15/1886		3.0
Butte Valley Ditch		111	05/15/1886		3.0
Robert Rice Ditch	5,725 ft	19	03/01/1867	131	3.0
Huerfano Valley Ditch	4,894 ft	120	02/02/1888	2,891	42.0
Huerfano Valley Ditch		342	05/01/1905		18.0

Storage Rights and Infrastructure

The following table presents our holdings of storage water rights as of December 31, 2017:

Structure	Elevation	Priority No.		Appropriation Date	Average Annual Yield (A.F.)	Decreed Amount (A.F.)	Operable Storage (A.F.)
Huerfano Valley Reservoir	4,702 ft	6		02/02/1888	1,424	2,017	1,000
Cucharas Valley Reservoir*	5,570 ft	66		03/14/1906	3,055	31,956	10,000
Cucharas Valley Reservoir**	5,705 ft	66	c	03/14/1906		37,083
Bradford Reservoir	5,850 ft	64.5		12/15/1905	-	6,000	-
Orlando Reservoir #2	5,911 ft	349		12/14/1905	1,800	3,110	2,400

* In the quarter ending March 31, 2016, the Company entered into a stipulation agreement with the State of Colorado, Office of the State Engineer, whereby the Company agreed to take the Cucharas Valley Reservoir down to the sediment level. This is anticipated to occur in later 2017. The Company also intends to work with the Colorado State Engineer to construct a new dam close to the prior dam structure, pending financing.

** This is a conditional right while the engineering and construction of structures are completed to perfect a water right, in this case to physically store the water. The conditional right establishes a seniority date but allows time for completion of the project. Conditional rights are reviewed every six years by the water court to confirm that progress is being made on the effort to perfect the right. When a conditional water right is perfected, which can be done incrementally in the case of storage, the water right becomes absolute. In addition, the Cucharas Valley Reservoir has Conditional rights to 34,404 A.F. of additional storage.

The Company, the State of Colorado (Office of the State Engineer and the local Division Engineer), and neighboring water rights holders have been involved in litigation concerning water rights and claims by the State concerning an existing dam in Huerfano County, Colorado, and a demand by the State to breach the dam structure. (Two Rivers Water and Farming Co. vs. Welton Land and Water Co., (Pueblo Water Court)). As part of the litigation, Two Rivers has sought to have certain water rights demands by the neighboring water rights holders deemed wasteful. In the quarter ending March 31, 2016, the Company entered into a stipulation agreement with the State, settling the State’s claims, whereby the Company agreed to take the existing dam structure down to the sediment level. This is anticipated to occur in later 2017. The Company also intends to work with the Colorado State Engineer to construct a new dam close to the prior dam structure, pending financing. The remainder of the litigation between Company and the neighboring water rights holders awaits a trial setting.

As part of our comprehensive water system we utilize storage reservoirs and ditches. Reservoirs allow water owners to store their water and plan the water’s distribution throughout the growing season. We currently own reservoirs associated with HCIC and Orlando. The development and improvement of storage reservoirs in the area will allow us to offer storage to neighboring water users for a storage leasing fee. Through water exchanges and other water-related transactions, the reservoirs can potentially increase and strengthen our existing water rights.

All of our reservoirs are used for irrigation in a similar manner to other reservoirs in the region, with the exception of Pueblo Reservoir, which was also constructed for flood control. Direct flow rights generally are senior to most storage rights but typically do not divert early in the spring when storage rights fill. The Arkansas River below Pueblo Reservoir operates a Winter Storage Program that re-allocates winter direct flow rights to storage in reservoirs from November 15 to March 15 each year.

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Because our water rights and operating structures are located at succeeding elevations in the watershed, the system moves water supplies from point of diversion, through storage, to place of use primarily by means of gravity, making our system more economical to operate than systems requiring energy to pump water for beneficial use.

In order to use these rights and structures most efficiently, we have planned and begun to implement a program of renovation and integration. For example, in November 2011 we began construction of new outlet works for the Orlando Reservoir built in 1905. The work was completed and successfully tested in February 2012, approximately a year after we acquired Orlando. Also in February 2012, we commenced reconstruction of the diversion structure, which takes water from the Huerfano River for storage in the Orlando reservoir, and to irrigate our nearby farmland. Additional water facility renovation projects are planned on a phased basis as necessary to provide reliable irrigation for agricultural operations and eventually commercial use.

We currently have the operable right to store 5,000 acre-feet of water within the Huerfano and Cucharas Rivers watershed in three separate reservoirs, subject to repair, or removal and rebuilding, limitations. When our reservoirs on the Huerfano and Cucharas Rivers have been fully restored, we will have the operable capacity and legal right to store in excess of 70,000 acre-feet of water. Similarly, based on our portfolio of water rights, we have the right to divert from the natural flows of the two rivers in excess of 90 cubic feet per second. Seasonal variability in the natural flow of the rivers, as well as the priorities of other water users in the system, limits our ability to divert the decreed amounts of water on a continuous basis. Our current water rights produce a long-term average annual diversion of 15,000 acre-feet of water.

The 15,000 acre-feet average is based on a record period of more than 50 years and also relies on historic studies of these rights by a variety of engineers at various times. It is common practice within the water industry in Colorado to use long periods of time to create reliable averages of water flow. We believe that using averages relating to only recent years can be misleading because an average could be skewed if only one of those years was particularly dry or wet. For example, in three out of the last ten years, there has been an extreme drought in our area of operations. Due to this drought condition, our flow averages for the most recent ten, five and three years are 8,200 acre-feet, 10,500 acre-feet and 10,400 acre-feet, respectfully. A similar request for the same averages for the decade beginning in 1980 would result in averages of 5,900 acre-feet, 18,500 acre-feet and 17,200 acre-feet. During 2016 an estimated 22,000 acre-feet flowed through the Cucharas dam site.

“Consumptive use” is the term for the portion of a water diversion right that is actually consumed by its beneficial use. Where the beneficial use is agricultural irrigation, consumptive use represents the amount of water consumed by the irrigated crop or evaporated on the farm. After deducting consumptive use from the amount of water diverted and applied to irrigation, the remainder is described as “return flow” to the system. Such return flows are generally subject to appropriation downstream. Only the consumptive use portion of a given water right is subject to transfer (that is, a change in the point of diversion, place of use, or purpose of use). Therefore, water rights are often assigned monetary value based on the consumptive use portion. Although consumptive use varies by crop, rainfall, temperature and other factors, in southeastern Colorado, crops generally consume about two acre-feet of applied water for each acre planted, depending on the crops planted. In order to provide that amount of consumptive use water, an irrigator must generally apply three acre-feet of water (allowing for predictable return flow equal to about one-third of the applied water). We measure our water rights both in terms of the amount of the diversion or storage right, as the case may be, but also in terms of the historic consumptive use.

New Strategic Initiative

With our initial marijuana greenhouse projects gaining traction, in the third quarter of 2016 we determined to investigate whether our water assets might have revenue potential of their own, separate from use in irrigating farmland, that could benefit our stakeholders, including our shareholders and the communities surrounding our water assets. On September 30, 2016, our board established a board-level task force to identify opportunities for our existing water assets, and perhaps acquired water assets. As a result of that investigation, water is a new top-priority for our Company.

Based on findings from our water task force, we believe we have several opportunities to capitalize on water assets that we currently own or can acquire, in order to address serious storage and supply challenges faced by municipalities, ranches, farmlands and other commercial enterprises in the Arkansas River Basin. In order to address these opportunities, we have identified the following:

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●	We will seek to address the need for both agricultural and municipal water storage. As discussed in the 2015 Colorado Water Plan and its Executive Summary, Colorado has set a goal of attaining an additional 400,000 acre feet of storage by 2050.

●	We believe there are a variety of opportunities to lease our water assets, both short term and long term.

●	We have identified underutilized land and water that we own that could be used to lease to agricultural operators including growers of marijuana and hemp.

●	In January 2011, we entered into an agreement to supply water resources for real estate development in Huerfano County, Colorado. We intend to begin the development and legal process to deliver raw water to this development in 2018.

●	Provide farmland with associated water rights to a hemp farmer under a crop share arrangement.

Our Greenhouse Operations

We seek to use our land and associated water rights to create revenue streams. With the legalization of recreational marijuana usage in Colorado in 2012, we identified the potential use of certain of our farmland for lease to licensed marijuana growers. In May 2014, we formed GrowCo to focus and lead our efforts to take advantage of the rapidly growing demand for marijuana, both medical and recreational, within the state of Colorado.

GrowCo Partners 1 and GrowCo Partners 2, separate Colorado limited liability companies, will own the first two greenhouse projects.

Greenhouse Development and Leasing

Due to the strategic location of our land and water assets, several greenhouse operators have approached us to purchase some of our farmland and water rights. Since long-term ownership of farmland and water rights is core to our business, we will only approve one time sales if we believe that doing so will provide a better return than investing in the property to monetize its value. Our fundamental strategy is to use our excess land and associated water to create a long-term revenue stream.

In Colorado, since the legalization of recreational marijuana use in 2012, the demand for marijuana has increased substantially. Presently over 80% of Colorado marijuana is grown in converted warehouses. Sophisticated growers understand that a warehouse production facility is not the most ideal for production. This has given rise to a strong demand for greenhouse space for marijuana production. Early estimates show a greenhouse can produce at least twice the amount of product at less than 50% of the cost compared to warehouse production. New construction of greenhouses must be tied to water supply. However, there are only a limited number of counties in Colorado, including Pueblo County, where we have the majority of our land and associated water rights, that allow for new greenhouse construction for lease to marijuana growers.

Location and water, coupled with knowledge of greenhouse operations are key to success in marijuana production. In 2014, we selected a group knowledgeable in greenhouse operations and have consulted with marijuana growers in order to design a greenhouse with optimal features for efficiency. In May 2014, we formed GrowCo, which issued 20,000,000 shares of its common stock to us. On August 1, 2014 we announced that we were reserving 10,000,000 of the GrowCo shares to be distributed to holders of common stock as of four record dates (January 1, 2015; April 1, 2015; July 1, 2015 and October 1, 2015) after an effective registration statement is filed, which has not yet occurred. On each record date, we recorded a pending distribution of 2,500,000 GrowCo common shares on a pro rata basis to holders of common stock.

GrowCo Partners 1, LLC – First Greenhouse

On January 20, 2015, GrowCo Partners 1, LLC, or GCP1, completed a $4.4 million financing for the first greenhouse project, which consists of a 90,000 square foot greenhouse and 15,000 square foot processing and warehouse facility on 40 acres of land. These facilities were leased to Suncanna, LLC, or Suncanna, and were occupied in September 2015 with lease revenue accrued beginning September 1, 2015.

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In 2016, the Suncanna lease arrangement was the subject of administrative and judicial proceedings:

●	On April 14, 2016 we were notified that Suncanna had received a notice of suspension from the Marijuana Enforcement Division of the Colorado Department of Revenue. This suspension remains in place until a hearing.

●	This suspension, in addition to non-payment of back due lease payments owed, caused Suncanna to be in violation of its lease with GCP1. On April 25, 2016, GCP1 terminated Suncanna’s lease and began an eviction process against Suncanna. Due to the eviction process, during the three months ended March 31, 2016, we wrote off $743,000 in Lease Revenues – Related Party, wrote off $587,000 in advances to Suncanna, and did not recognize any Lease Revenues – Related Party. During the nine months ended September 30, 2016, we recognized $25,000 in greenhouse lease revenue from a payment received from Suncanna in early April 2016. The total write off of $1.330 million was partially offset by a $350,000 reduction in the amount owed to the GCP1 preferred unit holders. On July 22, 2016 GCP1 received a Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna to vacate the greenhouse by September 6, 2016.

●	On August 31, 2016 a lawsuit was filed by Aaron Van Wingerden, owner of Suncanna, in Pueblo County Colorado District Court against GrowCo, GrowCo Business Development, LLC, GCP1, GrowCo Funding, LLC, TR Capital, Two Rivers and certain current and former employees, and associates. We believe that the suit has no merit and will have no material impact on our financial condition.

●	On September 6, 2016, in accordance with the Writ of Restitution, Suncanna vacated and GCP1 took possession of the greenhouse and began re-conditioning it for a new tenant, which began growing operations in December, 2016.

●	On October 27, 2016, in a contempt of court hearing, a Pueblo County Colorado District Court judge ruled in favor of plaintiff Aaron Van Wingerden and against GCP1 in a matter regarding the prevention of Suncanna’s access to GCP1’s greenhouse prior to Suncanna vacating the premises on September 6, 2016. We believe that this ruling was in error and are appealing this decision.

Pending the eviction of Suncanna, on August 4, 2016 GCP1 entered into a lease agreement with a related party Johnny Cannaseed, LLC, or Johnny Cannaseed, which is owned predominantly John McKowen, our former Chief Executive Officer and current majority shareholder. Under the terms of the lease, one half of the GCP1 greenhouse was sublet to a licensed marijuana grower on December 1, 2016. The second half of the greenhouse was leased to a second licensed marijuana grower on March 1, 2017. We recorded lease receivables of $240,000 from Johnny Cannaseed for the year ended December 31, 2016 and $• for the nine months ended September 30, 2017.

As of September 30, 2017, the Company recognized an accounts receivable, related party of $1,514,000. This represents the GCP1 tenant receivable. The managers of GCP1 are in negotiations with the tenant that, if successful, will require the Company to write off $1,014,000 of this receivable in the three months ended December 31, 2017 and $500,000 of the back due lease payment will be brought current through 24 monthly payments beginning in August, 2018.

GrowCo Partners 2, LLC – Second Greenhouse

Our second greenhouse project will be developed by GrowCo Partners 2, LLC, or GCP2, with the intention of leasing to licensed marijuana growers. This project will consist of another 90,000 square foot greenhouse, a 15,000 square foot processing and warehouse facility and an extraction facility on 40 acres of land within our Pueblo grow complex. The GCP2 greenhouse structure was ordered in 2015, construction began in January 2016, and completion is projected for mid-2018. Our construction costs for the GCP2 greenhouse totaled $2.9 million through December 31, 2016, and we estimate that an additional expenditure of $3.0 million will be required to complete construction. For a summary of financing activities in connection with the GCP2 greenhouse, please see “—Liquidity and Capital Resources”.

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On August 4, 2016 GCP2 entered into a lease agreement with Johnny Cannaseed. Under the terms of that agreement rent will begin when the greenhouse is completed and ready for occupancy. Johnny Cannaseed has signed a lease for half of the second greenhouse with a licensed marijuana grower.

GrowCo Notes, Exchange Notes and GCP Super Units

During the third quarter of 2015, GrowCo completed a $4.0 million private placement of GrowCo debt, with proceeds to be used to partially fund the second greenhouse and provide working capital.

In March 2016, GrowCo completed a $5.5 million private placement of equity interests of GCP Super Units, LLC, which will invest directly in various assets of GrowCo, with proceeds to be used to complete the construction of the first greenhouse, partially fund the second greenhouse and provide GrowCo working capital. The outside investment in GCP Super Units, LLC is reflected on our balance sheet as a non-controlling equity interest.

In the first quarter of 2016, GrowCo obtained $300,000 in subscriptions and associated payments in a promissory note offering of up to $1.5 million. In September 2016 GrowCo changed the offering to two series of promissory notes with aggregate principal amounts of up to either $6.0 million or $7.0 million, in each case together with warrants to purchase, at a price of $0.25 per share, 0.25 GrowCo common shares for each dollar invested in the related promissory notes. The initial four investors in the $6.0 million version of the notes received warrants to purchase one TURV share for each $1.00 invested at a price of $0.50 per share. Of the $300,000 principal amount of notes issued earlier, $200,000 were exchanged for the new note and warrant packages and $100,000 remain outstanding. As of March 7, 2017, GrowCo had raised $5.0 million, including the $200,000 of notes issued in exchange for the earlier offered notes, at which time the offering was closed. A new $2.0 million offering was subsequently initiated in March of 2017 with substantially the same terms for the purposes of finishing the second greenhouse.

Our Organizational Structure

Since commencing operations as a farming and water company in 2009, we have built an organizational structure that enabled us to raise capital for specific projects completed by our direct and indirect subsidiaries.

In January 2014, the board approved a plan to reorganize our subsidiaries in a more integrated manner based on functional operations. We formed TR Capital, which issued all of its common units to us. In a series of transactions from January to September 2014, TR Capital entered into Membership Interest Purchase Agreements pursuant to which it issued and sold a total of 30,158,815 preferred units to investors in exchange for consideration comprised of $6.0 million in cash and $18.9 million of outstanding equity and equity-related securities of our subsidiaries other than HCIC Holdings, LLC and Huerfano-Cucharas Irrigation Company.

The TR Capital Partners Limited Liability Company Agreement dated as of January 31, 2014 provides that holders of preferred units generally will be entitled to receive distributions each fiscal year in an amount equal to the lesser of (a) 12% of the preferred unit holders’ aggregate capital contributions and (b) TR Capital’s Adjusted Gross Margin (as defined) for such fiscal year. Regardless of TR Capital’s operating results, however, preferred unit holders are entitled to a minimum distribution for each full fiscal year equal to 8% of their aggregate capital contributions, payable in equal quarterly installments. If TR Capital’s Adjusted Gross Margin for a fiscal year is less than 12% of the preferred unit holders’ aggregate capital contributions, the shortfall will not be payable in any subsequent fiscal year. Distributions for fiscal year 2014 for each preferred unit were prorated for the portion of the year that the preferred unit was outstanding.

Pursuant to an Exchange Agreement dated as of January 31, 2014 we entered into with TR Capital, any holder may surrender a TR Capital preferred unit to us at any time for consideration consisting of (a) accrued but unpaid preferred distributions on the preferred unit through the exchange date, (b) one share of common stock and (c) a warrant to purchase an additional one-half share of common stock at a price of $2.10 per share. TR Capital may require (with limited exceptions) each of its outstanding preferred units to be surrendered to us in exchange for such consideration at any time after January 31, 2017, at which (1) for a period of 20 trading days, at least 250,000 shares of common stock have been traded on a national securities exchange for a closing price of at least $3.00 and (b) a registration statement filed by us with the SEC is effective with respect to the shares of common stock, including shares purchasable pursuant to warrants, issuable upon such exchanges. Each warrant issued upon any such exchange generally will be exercisable at any time on or before January 31, 2019, subject to our right to redeem the warrant at any time after January 31, 2017, at which (A) for a period of 20 trading days, at least 250,000 shares of common stock have been traded on a national securities exchange for a closing price of at least $3.00 and (B) a registration statement has been filed and is effective with respect to the shares of common stock issuable pursuant to such warrant. Under the Exchange Agreement, we also granted holders of preferred units one-time demand registration rights under which we may be required to file a registration statement covering shares of common stock (including shares subject to warrants) issued or issuable upon exchanges of TR Capital preferred units. As of March 21, 2017, we could be required to issue and deliver to holders of outstanding TR Capital preferred units, upon exchange, up to 29,963,378 shares of common stock together with warrants to purchase up to an additional 14,168,944 shares of common stock. If we receive any TR Capital preferred units pursuant to exchanges under the Exchange Agreement, it would be entitled to receive distributions on those preferred units pro rata with other holders of preferred units.

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Following the completion of those transactions in September 2014, TR Capital and our other direct and indirect subsidiaries (excluding HCIC Holdings, LLC and HCIC) entered into a series of related transactions as the result of which control and operation of those other subsidiaries and their businesses transferred to TR Capital, which is the operational division of Two Rivers. On February 16, 2017, we formed Water Redevelopment Company, a Delaware Corporation. The following chart shows a high level view of our corporate organization as of February 9, 2018. For a more detailed description of ownership structure please refer to exhibit 21.1 filed herewith.

Corporate Information

We are a Colorado corporation with principal executive offices located at 3025 S. Parker Road, Suite 140, Aurora, Colorado 80014, where our telephone number is (303) 222-1000. Our website address is www.2riverswater.com. The information on our website is not included as part of this report.

Revenue

Water

During fiscal year 2016 and the nine months ended September 30, 2017, we had negligible revenues from our water business as our new initiatives have not yet gained traction. In 2018, we expect that revenue will be generated from the leasing of water from our storage facilities, the selling of water taps, and the leasing of land and water to agricultural users including marijuana and hemp growers.

Greenhouse Leasing

TR Capital Partners, LLC’s subsidiary, GrowCo Partners 1, LLC leases our first greenhouse and warehouse to a related party Johnny Cannaseed pursuant to a lease agreement dated August 4, 2016. The lease agreement is classified as an operating lease because it does not meet any of the four criteria listed in ASC 840-10-25,”Lease Classification Criteria.” Johnny Cannaseed subleases the greenhouse and warehouse to two licensed marijuana growers. Revenue from the first half of the greenhouse began accruing on December 1, 2016. The second half of the greenhouse began accruing revenue in mid-2017.

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Two Rivers subsidiary, GrowCo Partners 2, leases our second greenhouse and warehouse to a related party, Johnny Cannaseed, pursuant to a lease agreement dated August 4, 2016 and began accruing revenue in mid- 2017.

Competition

Water

The rights to use water in Colorado have been fully appropriated to beneficial uses (such as agriculture irrigation and municipal and industrial applications) under court decrees and state regulation according to the prevailing Prior Appropriation Doctrine in which more senior (older) water rights take precedence in times of shortage over junior (newer) water rights. Notwithstanding significant conservation, growth in Colorado with related incremental demands for water has made the rights to divert, convey, store and use water relatively scarce and valuable. There is significant competition for the acquisition and beneficial use of historic water rights. Many competitors for the acquisition of such rights have significantly greater financial resources, technical expertise and managerial capabilities than we do and, consequently, we could be at a competitive disadvantage in assembling, developing and deploying water assets required to support our businesses. Competitors’ resources could overwhelm our efforts and cause adverse consequences to our operational performance. To mitigate such competitive risks, we concentrate our efforts in the Huerfano and Cucharas Rivers watershed where our local knowledge and control of a portfolio of water rights, storage facilities, distribution canals and productive farmland creates a somewhat protected geographic niche. To further mitigate competitive risk, we strive to actively engage with both the farming and municipalities in southeastern Colorado to explore strategies for cooperatively addressing challenges and opportunities faced by those communities—particularly to address the 130,000 acre-foot shortfall in water supplies on the Front Range, without taking valuable farmland out of production.

Leasing

There a significant number of providers of facilities to lease to cannabis growers. Some are better capitalized than our Company. A significant portion of the facilities offered for lease are enclosed, warehouse space. Through our development of state-of-the-art greenhouses, we believe that we offer a competitive advantage to lessees of warehouse space in terms of increased production (estimated to be three times the growth) and a significantly reduced cost of production (estimated at one-third the cost). Therefore, other greenhouse structures offered to lease to cannabis growers are our main leasing competition. We are currently aware of only one other similar size greenhouse in the Front Range of Colorado. This facility is owned by the same owners of medical and retail outlets. Therefore, they are only growing product for their consumption. It is much like a single-tenant office building. There are numerous other small greenhouses and others that are planned.

Regulation

Water

Background

The right to water in Colorado is a right that can be developed, managed, purchased or sold much like real property subject to appropriate regulation. Water rights are judicially decreed and, under Colorado’s application of the Prior Appropriation Doctrine (“first in time, first in right”), senior water right holders are entitled to the beneficial use of water prior to junior holders. Consequently senior water rights are more consistent, reliable and valuable than junior rights, which may be interrupted, or “called out” in the parlance of Colorado water administration.

Along the Front Range of Colorado, water is a scarce and valuable resource. Natural precipitation varies widely throughout the year and from one year to another. Rivers, which fill, and sometimes flood, with the spring melt from the mountain snowpack, may be refreshed only with the occasional thunderstorm in the heat of the summer growing season. Annual precipitation also varies between surplus and drought. Additionally, the large majority of Colorado’s population resides on the Front Range (east of the Continental Divide) while the large majority of the state’s precipitation falls on the Western Slope (west of the Divide). Over time, many communities, farms and enterprises developed trans-mountain diversions to bring more water to the Front Range. Precipitation on the Front Range, and water diverted from the Western Slope, drain to the Mississippi River through the South Platte and Arkansas Rivers. Water on the Western Slope drains through the Colorado River. All of the state’s rivers are administered pursuant to interstate compacts with neighboring states. As a result of the variability of Colorado’s hydrology, its arrangements for diversions, storage and beneficial use, and its obligations to downstream states, the state has developed an integrated and complex water rights administration system.

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In Colorado and the Western United States, the right to use water is based on the Prior Appropriation Doctrine, which is often referred to as “first in time, first in right.” Under this doctrine, water use is allocated to satisfy the oldest (“most senior”) water right before water is allocated to the next water right in historic chronology (a “junior water right” in comparison to a water right perfected earlier). Moreover, in Colorado, water rights and their relative priorities are protected by judicial decrees and are administered by the Office of the State Engineer, or the State Engineer, within the Colorado Department of Water Resources. The ability to consistently irrigate farmland, and thus avoid the inconsistencies of rainfall, is therefore tied to the relative seniority of historic water rights. Two Rivers is focused on developing irrigated farmland and maximizing beneficial use of the water rights associated with that farmland.

To manage water uses according to the Prior Appropriation Doctrine, Colorado maintains both judicial oversight through regional water courts and administrative oversight through the State Engineer. Water rights claims are filed in the court, adjudicated as necessary to resolve any adverse claims, and then decreed though an enforceable judgment. The State Engineer is charged with administering the accorded priorities among the various water rights in each of the state’s river systems.

Colorado water law further recognizes two distinct but related prior appropriative rights: direct diversion rights and storage rights. Direct diversion rights permit a user in priority to divert water directly from the river for immediate beneficial use (such as irrigation); storage rights permit a user in priority to divert water from the river and impound the water in a reservoir to re-time the water for later beneficial use. Thus, in Colorado, a direct diversion right must be conveyed to an immediate use; it cannot be stored without a storage right. As a result, both types of appropriative rights are often paired, when possible, so that in priority diversion rights can be re-timed through the exercise of a companion storage right to address seasonal and year-to-year variability in natural supplies. The older the appropriation date of any water right, the more reliable is its yield; similarly, the more effectively a senior diversion right is paired with a senior storage right, the more reliable each becomes.

Administration of Water Rights

In addition to the intra-state administration of water flowing in its rivers, Colorado also has inter-state water administration responsibilities because each of its major rivers (the Colorado, the North Platte and the Arkansas) is governed by interstate compacts with downstream states. These compacts are subject to judicial review, interpretation and enforcement under the original jurisdiction of the U.S. Supreme Court to resolve disputes among the states. In 1948, Colorado and Kansas reached an agreement that apportioned the water of the Arkansas River. Colorado was apportioned 60% of the water while Kansas was apportioned 40% of the River’s flow. In order to comply with Colorado’s obligations under the Arkansas River Compact, therefore, water rights on the Arkansas and its tributaries (including the Huerfano and Cucharas Rivers) are administered to assure the Compact-required water flows at the Colorado-Kansas state line. When necessary, Colorado’s in-state uses are curtailed, in reverse order of priority, to assure compliance with the Compact.

The interstate compacts (beginning with the Colorado River Compact of 1922) increased Colorado’s need to manage its apportioned water to meet the needs of its growing population along the Front Range. Trans-basin diversions (primarily tunnels and canals) were developed, under the Prior Appropriation Doctrine, to divert water from one watershed for conveyance to and use in another. Mainly, water from the Colorado River Basin, west of the Continental Divide, was diverted east to meet the water needs along the earlier developing Front Range by so-called “conservancy districts”. These projects began in the 1930’s and, although many have been in operation for decades, some remain incomplete. Increasingly, further trans-basin diversions are limited not only by competing appropriative water rights in the basins of origin but also by progressively stringent environmental restrictions.

Stymied in their attempts to import additional surface water from distant watersheds, some municipalities and water providers began to rely on inherently unsustainable ground water “mining” (depleting aquifers for current consumption at a rate in excess of the rate at which natural recharge occurs). After decades of such ground water mining, many of the aquifers on the Front Range have been severely depleted. Some municipalities also purchased farms with water diversion rights and then ceased irrigating the farmland, transferring the water to their urban uses. Because neither the practice of ground water mining nor the practice of “buying up and drying up” farmland is sustainable, Colorado law has placed limits and regulations on both practices.

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Recognizing the need for additional water sources along the Front Range, the Colorado Water Conservation Board published its 2050 Municipal and Industrial Gap Analysis in 2011. This report estimates that the Arkansas and South Platte Basins (essentially the Front Range) will have a combined average annual supply shortage of 130,000 acre-feet of water by 2050. The difficulty and expense of incremental trans-mountain diversions coupled with the unsustainability of ground water mining and agricultural-to-urban transfers—as documented by the Colorado Water Conservation Board—motivates Front Range water purveyors to address the projected gap and to identify and develop inherently scarce renewable sources of water.

As early as 2005, the Colorado General Assembly created basin roundtables to convene regional water purveyors to address the looming municipal supply gap. The roundtables were charged to identify “projects and methods to meet the consumptive and non-consumptive needs of the basin.” (Colorado House Bill 05-1177). The potential solutions include Identified Plans and Process or IPPs, Conservation, New Supply Development, and Alternatives to Agricultural Transfers.

The Arkansas River Basin Roundtable has only a few IPPs to meet the water supply gap identified in its basin. The most significant of the Arkansas Basin IPPs is the Southern Delivery System, an $800 million, 62-mile water supply pipeline and associated pumping plants currently under construction by a consortium of four regional water purveyors including Colorado Springs. These purveyors will use a portion of the capacity in the Southern Delivery System to transport water made available to each of them under their respective contracts with the U.S. Bureau of Reclamation. The Southern Delivery System connects the U.S. Bureau of Reclamation’s Pueblo Reservoir on the Arkansas River, the point of delivery under the U.S. Bureau of Reclamation contracts, with the purveyors’ service areas

In order to address a portion of the identified gap between forecast supply and demand within the Arkansas Basin and to provide a substitute source of water for Front Range communities that are too reliant on depleted ground water aquifers, the design and planning for the Southern Delivery System anticipate that other water purveyors will subscribe for pipeline capacity to transport renewable water supplies to their service areas.

Leasing to Cannabis Growers

As of December 31, 2017, 29 states, the District of Columbia, Guam and Puerto Rico allowed their residents to use medical marijuana and voters in the States of Colorado, Washington, Oregon, Alaska, California, Nevada, Maine, Massachusetts and the District of Columbia had approved and implemented regulations to legalize cannabis for recreational adult use. These state laws are in conflict with the Federal Controlled Substances Act, which classifies marijuana as a Schedule I controlled substance and makes marijuana use and possession illegal on a national level. The U.S. Supreme Court has ruled that the federal government has the right to regulate and criminalize marijuana, even for medical purposes, and thus federal law criminalizing the use of marijuana preempts state laws that legalize its use. On January 4, 2018, U.S. Attorney General Jeff Sessions issued a written memorandum rescinding previous federal guidance to the effect that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. The memorandum redirected U.S. prosecutors to enforce the Federal Controlled Substances Act. It is unclear at this time how strongly the federal law will be enforced and which activities will be targeted for enforcement.

The development of the GrowCo business model of constructing and leasing greenhouse space to licensed marijuana growers in states where growing marijuana is legal is dependent on Colorado marijuana laws remaining in force and federal laws not being enforced. If Colorado marijuana laws were not to remain in force or if federal marijuana laws were to be enforced, then GrowCo greenhouses could be used to grow organic fruits and vegetables, in which case we estimate the cash flow to GrowCo would decrease by approximately 75% but would still be positive.

Legal Proceedings

In 2016, the Suncanna lease arrangement was the subject of administrative and judicial proceedings:

●	On April 14, 2016 we were notified that Suncanna had received a notice of suspension from the Marijuana Enforcement Division of the Colorado Department of Revenue. This suspension remains in place until a hearing.

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●	This suspension, in addition to non-payment of back due lease payments owed, caused Suncanna to be in violation of its lease with GCP1. On April 25, 2016, GCP1 terminated Suncanna’s lease and began an eviction process against Suncanna. Due to the eviction process, during the three months ended March 31, 2016, we wrote off $743,000 in Lease Revenues – Related Party, wrote off $587,000 in advances to Suncanna, and did not recognize any Lease Revenues – Related Party. During the nine months ended September 30, 2016, we recognized $25,000 in greenhouse lease revenue from a payment received from Suncanna in early April 2016. The total write off of $1.330 million was partially offset by a $350,000 reduction in the amount owed to the GCP1 preferred unit holders. On July 22, 2016 GCP1 received a Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna to vacate the greenhouse by September 6, 2016.

●	On August 31, 2016 a lawsuit was filed by Aaron Van Wingerden, owner of Suncanna, in Pueblo County Colorado District Court against GrowCo, GrowCo Business Development, LLC, GCP1, GrowCo Funding, LLC, TR Capital, Two Rivers and certain current and former employees, and associates. We believe that the suit has no merit and will have no material impact on our financial condition.

●	On September 6, 2016, in accordance with the Writ of Restitution, Suncanna vacated and GCP1 took possession of the greenhouse and began re-conditioning it for a new tenant, which began growing operations in December, 2016.

●	On October 27, 2016, in a contempt of court hearing, a Pueblo County Colorado District Court judge ruled in favor of plaintiff Aaron Van Wingerden and against GCP1 in a matter regarding the prevention of Suncanna’s access to GCP1’s greenhouse prior to Suncanna vacating the premises on September 6, 2016. We believe that this ruling was in error and are appealing this decision.

●	On June 29, 2017 a mediation session was held in Colorado Springs between all parties involved with the Suncanna lawsuit along with each party’s legal counsel. To date, no settlement has been proposed. Current a trial is set for October, 2018. We believe this case is without merit and have filed a cross-complaint to recover amounts owed by Suncanna under the Suncanna lease agreement.

●

In August, 2017, the Company was notified that three prior Company’s Board members filed legal action against the Company to collect unpaid legal fees owed to outside legal counsel for the prior Board members’ investigation of certain related party activities by the Company. The Company has filed an answer. The total amount claimed by the prior Directors is $139,000.

●	On January 22, 2018, the Company was notified that the holder of $2.15 million of the GrowCo $4,000,000 notes is demanding early payment. This was done via a court filing. GrowCo and GCP1 are in discussions to work out a payment plan with the holder. The Company does not consider this to be a material event to the Company since in the near term, the cash flow to the Company from GCP1 will not be significant.

The Company, the State of Colorado (Office of the State Engineer and the local Division Engineer), and neighboring water rights holders have been involved in litigation concerning water rights and claims by the State concerning an existing dam in Huerfano County, Colorado, and a demand by the State to breach the dam structure. (Two Rivers Water and Farming Co. vs. Welton Land and Water Co., (Pueblo Water Court)). As part of the litigation, we have asked the court to deem certain water rights demands by the neighboring water rights holders as wasteful. In the quarter ended March 31, 2016, we entered into a stipulation agreement with the State, settling the State’s claims, whereby we agreed to take the existing dam structure down to the sediment level. This is anticipated to occur in later 2017. We also intend to work with the Colorado State Engineer to construct a new dam close to the prior dam structure, pending financing. The remainder of the litigation between Company and the neighboring water rights holders awaits a trial setting.

On August 8, 2017, a summons was issued in the Arapahoe County District Court on behalf of former board members Dennis Channer, Rockey Wells and John Stroh demanding the Company pay $139,000 in attorneys’ fees owed to Ryley Carlock & Applewhite for services rendered to the former board members at their behest while members of the board. At present, there are ongoing motions filed by both parties that have not been ruled upon by the court. The $139,000 is included in our accounts payable on the balance sheet.

On October 18, 2017, at the Company filed a lawsuit against former employees of the its DFP farming operation for alleged theft. At present, no response has been filed.

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Properties

Our corporate headquarters are located in Aurora, Colorado, where we lease 1,775 square feet of office space pursuant to a lease agreement that will expire in April 2021. We believe that our current office facilities will be sufficient to meet our operational needs for the remainder of the existing lease term and that, upon the expiration of our current lease term, we will be able to extend our lease or lease suitable replacement office space as needed on acceptable, commercially reasonable terms. Effective April 1, 2017, we subleased our former office space to McGrow, LLC, a related party, as described under “Related-Party Transactions.”

We operate in the combined watershed area of the Huerfano River and Cucharas River in the Arkansas River Basin, an area encompassing 1,860 square miles on the southern Front Range in Colorado. As of December 31, 2017, we managed a total of 7,342 acres of land that we acquired since 2009, as shown in the following table. Short-term (year-to-year) leases are not shown in the following table.

	Acres Under Management As of December 31,
	2016			2015
	Owned	Leased	Gross	Owned	Leased	Gross
Irrigable farmland:
Farmed	421	-	421	421	552	973
Developed but not farmed	725	-	725	725	-	725
Undeveloped	1,920	-	1,920	1,920	-	1,920
Total irrigable land	3,066	-	3,066	3,066	552	3,618
Non-producing land:
Greenhouse development	157	-	157	157	-	157
Grazing land	3,342	-	3,342	4,512	-	4,512
Strategic water holdings	411	-	411	411	-	411
Other strategic holdings	400	-	400	400	-	400
Total non-producing land	4,310	-	4,310	5,480	-	5,480
Totals	7,376	-	7,376	8,546	552	9,098

	Acres By Location as of December 31,
	2016			2015
County (Colorado)	Owned	Leased	Gross	Owned	Leased	Gross
El Paso	2,584	-	2,584	2,584	-	2,584
Huerfano	2,488	-	2,488	2,488	-	2,488
Pueblo	2,304	-	2,304	3,474	552	4,026
Totals	7,376	-	7,376	8,546	552	9,098

Employees

At December 30, 2017, we had four full-time employees, all of whom were employed at our Aurora headquarters. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

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MANAGEMENT

Executive Officers, Key Employees and Directors

Our executive officers, key employees and directors, and their ages and positions as of February 9, 2018, are set forth below:

Name	Age	Position
Wayne E. Harding III	63	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board
Samuel Morris(1)(2)(3)	74	Director
Michael Harnish(1)(2)	67	Director
James Cochran(2)	57	Director
T. Keith Wiggins(3)	77	Director
Christopher Bragg(1)	34	Director

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Governance and Nominating Committee.

Executive Officers

Our officers are elected by the board of directors at the first meeting after each annual meeting of our shareholders and they hold office until their successors are duly elected and qualified under our bylaws.

The directors named above will serve until the next annual meeting of our shareholders. Officers hold their positions at the pleasure of the board of directors subject to the terms of employment agreements described below in “Item 11. Executive Compensation” under the heading “Executive Compensation—Employment and Change in Control Agreements.” There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

There are no family relationships among any of the directors or executive officers. Neither of the executive officers is related by blood, marriage or adoption to any of our other directors or executive officers.

Biographical Information

Wayne E. Harding III has served as our Chief Executive Officer since June 2016 and as our interim Chief Financial Officer since January 17, 2018. Mr. Harding previously served as our Chief Financial Officer from 2009 to March 2017 and as our controller from 2008 to 2009. He served as vice president business development of Rivet Software from 2004 to 2007. From 2002 to 2004 Mr. Harding was the owner and President of Wayne Harding & Company PC, and from 2000 until 2002 he was director-business development of CPA2Biz. Mr. Harding serves on the board of directors and head of the Audit Committee of AeroGrow International (OTCQB: AERO), a public company that manufactures and markets soil-free indoor garden products. Mr. Harding holds an active CPA license in Colorado and holds the CGMA (Charter Global Management Accountant) designation. Mr. Harding is past-President of the Colorado Society of CPAs. He received his BS and MBA degrees from the University of Denver.

Samuel Morris has served as one of our directors since July 2016. Mr. Morris is the principal of Morris Law Associates which he formed in 2006 after serving as general counsel to several companies. Through Morris Law, he has provided counsel on a variety of legal matters, such as acquisitions, management buyouts, restructurings and personnel matters. From 2006 until 2010, he also was General Counsel for Gichner Shelter Systems, Inc. Prior to Morris Law Associates, Mr. Morris was General Counsel of Wire One Communications, Inc. (formerly V-SPAN), a full-service video conferencing company, as well as to a number of smaller companies, handling customer and vendor contracts, employment matters, acquisitions and litigation from 2002 to 2005. In 2000-2001, he was Senior Vice President, General Counsel and Secretary of Digital Access, LLC, a telecommunications broadband start-up. From 1993 to 2000, Mr. Morris was Vice President/General Counsel/Secretary for Lenfest Communications, Inc., a public diversified cable television and entertainment company. From 1985 to 1993, Mr. Morris was a Senior Partner of Hoyle, Morris & Kerr, a law firm that he co-founded. Prior to that Mr. Morris was in private practice, primarily as a partner in the law firm of Dilworth, Paxson, Kalish and Kaufman. Mr. Morris received his B.A. degree, cum laude, from Harvard College and his J.D. degree from the National Law Center of the George Washington University in Washington, D.C.

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Michael Harnish has served as one of our directors since July 2016. Officially retired, Mr. Harnish continues to serve as technology consultant to the Examination Review Board responsible for the administration and content of the CPA exam since 1999. He is also currently serving on the Board of Directors of Alliance Sports Group where he is chairman of the compensation committee as well as a member of the audit and special committees. Mr. Harnish previously served on the Board of Directors of DeltaHawk Engines where he was chairman of the audit committee. Prior to retirement, Mr. Harnish held the offices of COO/CIO of EthicsPoint, Inc.,Fios, Inc., CPA2BIZ, and the law firm of Dickinson Wright PLLC. He has also served as President and CEO of Technology Consulting Partners LLC and was a former Associate, Technology Consulting Solutions at Plante& Moran. Mr. Harnish is a former Partner of Crowe, Chizek and Company CPAs (now Crowe Horwath LLP). Additionally, Mr. Harnish previously held the office of Director of Consulting Services, Lotus Development Corp. and has been a member of Various AICPA Committees including the Computerization Implementation Committee (CIC) and the first Chairman of the Information Technology Executive Committee and Membership Division. Mr. Harnish is a former member of the Illinois CPA Society Board of Directors and recipient of the AICPA Innovative User of Technology and the AICPA Sustained Contribution Awards. Mr. Harnish received his B.S. in Industrial Management with a Computer Science Technical Option from Purdue University and has received the certifications of: Certified Public Accountant (CPA); Certified Information Technology Professional (CITP); Certified in Financial Forensics (CFF); Certified Information Systems Auditor (CISA); EnCase Certified Examiner (EnCE); and the Certificate in Data Processing (CDP).

James D. Cochran has served on our board since September 2016. Mr. Cochran is founder and Managing Principal of Aspen Capital Partners, LLC, a privately held real estate investment, development, and asset management organization that focuses on all major real estate asset classes across the investment risk spectrum. Mr. Cochran has over 32 years of leadership, investments, operations, and capital markets experience with real estate firms in both the public and private sectors. He has had hands on operations, leasing, acquisitions, and development roles with local, national, and international responsibilities and has also been instrumental in successfully completing two IPO’s and raising private equity from national and foreign investors. He has served as President and Chief Investment Officer for DCT Industrial Trust (NYSE: DCT), Board Member and member of the Executive Committee of Macquarie ProLogis Trust, an Australian Listed Property Trust (ASX:MPR), and Senior Vice President and member of the Investment Committee for ProLogis Trust (NYSE:PLD). Before joining ProLogis, Mr. Cochran worked at TCW Realty Advisors and Economics Research Associates. He is the former Chairman of the Board of the Denver Street School, a non-profit high school in Denver. Mr. Cochran has a B.A. degree from the University of California, Davis and an MBA from the Anderson School at UCLA. Mr. Cochran is 55 years old.

T. Keith Wiggins has served on our board since September 2016. Mr. Wiggins is one of the early investors in Two Rivers. He resides in southern Colorado and operates a large cattle ranch. In 1995, Mr. Wiggins retired from Union Texas Petroleum Holdings, a Fortune 500 company, as vice president of human resources and environmental services. Prior to his tenure at Union Texas, Mr. Wiggins was employed by Allied Chemical Corporation and held positions with increasing management responsibility in manufacturing, engineering, human resources and labor relations. Mr. Wiggins has board experience with Lake Forrest Utility district and various community entities. On February 2, 2006, Colorado governor, Bill Owens, appointed Mr. Wiggins to the 3rd Judicial Nominating Commission of the State of Colorado Supreme Court. Mr. Wiggins received his B.S. degree from Auburn University and his Master of Agriculture from Colorado State University, Fort Collins. He is a veteran of the U.S. Army and the National Guard.

Christopher Bragg has served on our board since September 2016. He has nearly fifteen years of experience in the financial industry. After spending the first two years of his career in the private banking business, Mr. Bragg joined Western Asset Management as a Portfolio Controller. He quickly transitioned over to the mutual fund operations group, where he supported the rollout and growth of the newly formed Legg Mason and Western Asset managed mutual funds; the company had over $400 billion in assets under management at the time. In 2007, Mr. Bragg transitioned over to the public equities side of the business and joined Camden Asset Management as a Controller and Trade Support Specialist. He worked directly with the trading desk in the development and support of their Convertible Arbitrage strategic side of the business. During his 5+ years with the company, Mr. Bragg played a crucial role in a restructure of the operational/back office division, the buildout of a proprietary in-house trading system, and assisted in the maintenance of the ever-changing compliance requirements for the $2 billion under management. He then spent just over a year with Empire Capital Management; a technology focused hedge fund with $800 million under management across several funds. In his time as a trading specialist and west coast operations manager, he assisted in the growth of the newly built west coast office and implemented a multi-faceted trading platform that allowed traders on both coasts to input, execute and allocate orders across the several fund accounts. In mid-2014, Mr. Bragg left Empire Capital Management to join the McGrain Financial group as a partner in the overseeing of over $70 million in assets under management. He assists in the management of the day to day activities of the investment portfolio, and is active in the local Pasadena community as well.

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Corporate Governance

Code of Conduct

We have adopted a written code of ethics that applies to directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. You can access our code of conduct for our board in the “Investor” section of our website located at www.2riverswater.com/investors. Employees’ (including officers and management) code of conduct is detailed in our employee handbook, which all employees must sign. We post on our website all disclosures required by law concerning any amendments to, or waivers from, any provision of the code. Our website and its contents are not incorporated into this report.

Board Leadership Structure

The chair of the board of directors is responsible for approving the agenda for each board meeting and for determining, in consultation with the other directors, the frequency and length of board meetings. The board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate and, if they are to be separate, whether the board chair should be selected from the non-employee directors or be an employee. The board believes that it is preferable to evaluate the appropriateness of separating these roles from time to time in light of the best interests of our company and our stockholders. Wayne Harding, our chief executive officer, currently serves as the board chair.

Director Nomination Process

The process followed by the compensation, governance and nominating committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the compensation, governance and nominating committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the compensation, governance and nominating committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The board’s corporate governance guidelines specify that the value of diversity on the board should be considered by the compensation, governance and nominating committee in the director identification and nomination process. The compensation, governance and nominating committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The compensation, governance and nominating committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the compensation, governance and nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of the common stock for at least a year as of the date such recommendation is made, to the compensation, governance and nominating committee in care of Two Rivers Water & Farming Company, 3025 S. Parker Road, Suite 140, Aurora, Colorado 80014, Attention: Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the compensation, governance and nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

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Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The director serving as chair of the compensation, governance and nominating committee, with the assistance of our chief financial officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as such director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chief financial officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of Two Rivers Water & Farming Company, 3025 S. Parker Road, Suite 140, Aurora, Colorado 80014, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Samuel Morris, James Cochran and Michael Harnish. Neither Mr. Morris, Mr. Cochran nor Mr. Harnish has ever been an officer or employee of our company or any subsidiary of ours or had any relationship with us during 2017 requiring disclosure under Item 404 of Regulation S-K of the SEC.

Our executive officer has not served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of our board of directors or our compensation committee.

Director Attendance at Board and Shareholder Meetings

The board of directors met formally multiple times during 2017, either in person or by teleconference. The board conducted numerous special board meetings during 2017. Each director attended at least 90% of the meetings of the board held in 2016 during the period in which such person was a director.

We do not have a policy regarding director attendance at our annual meetings of shareholders. Messrs. Morris, Harnish, Cochran, Wiggins and Bragg all attended our annual meeting of shareholders held on September, 2016 and September, 2017.

Board Committees

The board of directors has established an audit committee, a compensation, and a governance and nominating committee.

Audit Committee

Members of the audit committee are Michael Harnish, Chris Bragg, and Samuel Morris. Mr. Harnish chairs the audit committee.

The committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of the registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

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●	reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the registered public accounting firm;

●	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of ethics, and overseeing risk management;

●	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our registered public accounting firm and management; and

●	reviewing and approving or ratifying any related-person transactions.

The audit committee met four times during 2017, either in person or by teleconference. During 2016, each member of the audit committee attended at least 100% of the meetings of the committee held during the period in which such director was a member of the audit committee.

Compensation Committee

Members of the compensation nominating committee are Michael Harnish, James Cochran and Samuel Morris. Mr. Morris chairs the compensation committee.

The compensation has the final determination in compensation for our executives. The compensation committee is responsible for considering and approving the payment of bonuses to executives. There is no set schedule for the payment of bonuses. Bonuses are considered upon achievement of specified benchmarks, which in the past have included capital and debt raises, operational performance, acquisitions of significant assets, and entry into agreements accretive to our business. The benchmarks and the amount and type of bonuses are determined by the committee.

The compensation committee also is responsible for approving employment agreements with executives.

The Compensation Committee met once during 2017.

Nominating and Governance Committee

Members of the governance and nominating committee are Samuel Morris and Keith Wiggins. Mr. Morris chairs the committee.

The governance and nominating committee is responsible for identifying individuals whom the Committee believes are qualified to become board members in accordance with the nominating criteria set forth below, and recommend that the board select such individuals as nominees to stand for election at each Annual Meeting of Shareholders. In addition, the committee will annually evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the board. In the case of a board vacancy (including a vacancy created by an increase in the size of the board), the committee is responsible for recommending to the board in accordance with the nominating criteria an individual to fill such vacancy either through election by the board or through election by shareholders. The Governance and Nominating Committee met once during 2016.

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Summary of Committee Service

The following is a table showing board members involvement in each committee:

Name	Audit	Compensation	Nominating/Governance
Wayne Harding	-	-	-
Samuel Morris	M	C	C
Michael Harnish	C	M	-
James Cochran	-	M	-
T. Keith Wiggins	-	-	M
Christopher Bragg	M	-	-

M = Member C = Chair

Limitations on Liability and Indemnification Matters

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DIRECTOR COMPENSATION

Fiscal Year 2016 Director Compensation

The following table sets forth information concerning compensation paid to our outside directors for services during 2016:

Name	Fees earned or paid in cash	Stock award	Total
John Stroh (former director)	-	$8,303	$8,303
Dennis Channer (former director)	-	$11,071	$11,071
Gregg Campbell (former director)	-	$7,300	$7,300
Rockey Wells (former director)	-	$4,907	$4,907
Samuel Morris	$5,000	$6,227	11,227
Michael Harnish	$5,000	$1,954	$6,954
James Cochran	$5,000	-	$5,000
T. Keith Wiggins	$5,000	-	$5,000
Christopher Bragg	$5,000	-	$5,000

Since September 30, 2016, each outside director receives $1,000 for each meeting attended in person. Directors are also paid $4,000 per calendar quarter. For each year of service, an outside director receives 100,000 options for shares of common stock. Director stock option shares vest equally over eight quarters. The chair of the audit committee receives an additional 10,000 stock options per year. The chair of the compensation committee receives an additional 5,000 shares of common stock per year. Committee chair options vest half immediately, half in six months.

In 2016, we expensed RSU stock compensation for the following shares of common stock: Dennis Channer, 20,000 shares; Gregg Campbell, 10,000 shares; John Stroh, 15,000 shares; Rockey Wells, 8,333 shares; Samuel Morris 7,500 shares; Michael Harnish 7,500 shares.

In 2016, we expensed stock option compensation for the following shares of common stock: Samuel Morris 150,000 shares; Michael Harnish 150,000 shares; James Cochran 100,000 shares; T. Keith Wiggins 100,000 shares; Christopher Bragg 100,000 shares. These shares vest over two years and are expensed over that period.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table for 2016

The following table sets forth certain information concerning compensation paid to each of the individuals who served as executive officers during 2016:

SUMMARY COMPENSATION TABLE

Name & Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-equity incentive plan comp ($)	Non-qualified deferred comp earnings ($)	All other comp ($)		Total ($)

John McKowen,	2016	(2)	192,164	-	-	-	-	-	12,361	(3)	204,525
Former CEO	2015		258,050	-	-	-	-	-	38,284	(4)	296,334
	2014		281,400	-	245,000	-	-	-	38,284	(4)	557,684
Wayne Harding,	2016		131,379	-	33,093	-	-	-	6,050	(6)	170,522
CEO(5)	2015		154,231	-	-	-	-	-	6,800	(6)	161,031
	2014		136,200	-	81,667	-	-	-	4,800	(6)	222,667

(1)	Stock award compensation is based on stock options or RSUs granted, vested and issued during the year. For payroll tax purposes, and as reported here, valuation of the RSU grants that are vested is recorded through payroll at a 25% fair value discount due to large blocks and limitations on selling. This is based on outside executive compensation consultant’s opinion. For financial statement purposes, the full fair value of the grant is recorded, less expected forfeitures.

(2)	Mr. McKowen resigned in May 2016.

(3)	Consists of payment of health insurance benefit ($2,361) and office allowance ($10,000).

(4)	Consists of payment of health insurance benefit ($13,284) and office allowance ($25,000).

(5)	Mr. Harding became Chief Executive Officer in June 2016 and was named Interim Chief Financial Officer effective February 9, 2018

(6)	Consists of payment of health insurance benefit.

Grants and Issuance of Plan-Based Awards for 2016 and 2015

For the year ended December 31, 2016, the Company issued 600,000 options to purchase shares of common stock to Wayne Harding, 200,000 with immediate vesting, 400,000 with vesting in future years.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information as to unexercised restricted stock units held on December 31, 2016 by the named executive officer.

	Stock Awards
Name	Number of Options that have vested (#)	Market value of Options that have vested ($)(1)	Options that have not vested (#)	Market value of stock options that have not vested ($)(1)

Wayne Harding	200,000	$80,000	400,000	$160,000

(1)	The closing price of our common stock on OTCQB on December 31, 2016 was $0.59

Option Exercises and Stock Vested in 2016

Mr. Harding, our sole executive officer has no RSU holdings. In 2016 he was granted 600,000 stock options, 200,000 of which vested immediately with the remainder vesting in future years. In September of 2017 he was granted 225,000 stock options, 64,286 of which vested immediately with the remainder vesting in future years.

Employment and Change in Control Agreements

We entered into a revised employment agreement with Mr. Harding effective as of August 30, 2017. This employment agreement renews automatically for successive one-year terms until either party delivers notice of termination within 30 days of the expiration of the then-current term.

Under each agreement, annual base salary and other compensation is to be reviewed, and may be adjusted upward, no less frequently than quarterly. Mr. Harding’s annual base salary has been $120,000 per year until November 2016, when his salary was increased to $150,000 per year.

The employment agreement provides that executive officer party thereto will be entitled, in the event his employment is terminated during the term by us without cause (as defined) or by him for good reason (as defined), to (a) receive an amount in cash equal to six months’ base salary at the highest base salary in effect during the twelve months prior to termination plus the amount of the annual bonus, if any, paid to him for the preceding fiscal year, prorated to the termination date and (b) immediate vesting of all non-vested stock options. The agreement provides for immediate vesting of all non-vested stock options in the event of a change in control, which generally is defined to be a sale or other disposition to a person, entity or group of 50% or more of our consolidated assets. The following table sets forth estimated compensation that would have been payable to our executive officers upon termination of employment, assuming termination took place on December 31, 2016, whether in connection with a change in control or otherwise. Mr. Harding held unvested options as of December 31, 2016, and therefore would have been entitled to additional compensation had a change in control occurred as of December 31, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Acceleration of Compensation Upon Change of Control	Acceleration of Compensation Upon Termination
Wayne Harding	$150,000	$75,000

Equity Plans

2011 Long-Term Stock Incentive Plan

In 2011 the board of directors adopted the 2011 Long-Term Stock Incentive Plan, or the 2011 Plan. The 2011 Plan and we expect our stockholders to approve the 2016 Plan prior to the completion of this offering. The 2016 Plan became effective immediately on adoption.

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Share Reserve: 10,000,000 shares of common stock.

Participation: All employees may participate while employed with by us or any of our subsidiaries.

Administration. The 2016 Plan may be administered by the board of directors or its compensation committee. The compensation committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

Types of Awards. The 2016 Plan permits the granting of any or all of option, stock appreciation right, restricted stock award, restricted stock unit awards, performance awards, other stock-based award or performance compensation award.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered:

●	Participation is allowed at the market price per share, or in amounts to be set by the board.

●	Payment for the securities purchased may only be in cash or through services.

●	Employees are not required to contribute to the 2011 Plan.

●	Employees and the registrant are not required to contribute to the 2011 Plan.

●	Reports are not made to employees participating in the 2011 Plan, and the Plan does not hold assets for employees’ accounts.

●	Securities will not be purchased for the 2011 Plan in either the open market or through private transactions.

Resale Restrictions: There are no resale restrictions on plan participants, except in the event the participant is an officer, director or affiliate, or in the event that the 2011 Plan contains a repurchase right of issuer, for any stock, or options, as a pre-condition of resale.

Tax Effects of 2011 Plan Participation: Participants will be taxed upon any shares issued for services provided or for awards. Participants will not be taxable on stock options issued to employees at the market price on date of grant.

Investment of Funds: No assets are held under the 2011 Plan.

Withdrawal from the 2011 Plan; Assignment of Interest:

●	Employees may refuse to accept compensation or options.

●	No assignment of an interest in the 2011 Plan is possible; stock or options received under the 2011 Plan may be assigned, subject to the terms of the 2011 Plan, including the Right to repurchase as defined therein.

Forfeitures and Penalties: Except as otherwise determined by the 2011 Plan administrator, at the time of the award, upon termination of a participant’s continuous service during the applicable restriction period, the participant’s restricted stock, that is at that time subject to restrictions shall be forfeited and reacquired by us; provided that the 2011 Plan administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the 2011 Plan administrator may in other cases waive in whole or in part the forfeiture of restricted stock.

Term, Termination and Amendment of 2011 Plan. Unless terminated earlier by the board of directors, the 2011 Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by our stockholders. The board may amend, suspend or terminate the 2011 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2011 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

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2005 Stock Option Plan

On May 6, 2005, the board of directors adopted the 2005 Stock Option Plan, the 2005 Plan, pursuant to which the board may grant options to purchase a maximum of 5,000,000 shares of common stock to key employees, directors and consultants. The option plan only provides for the grant of nonqualified stock options. The 2005 Plan was superseded by the 2011 Plan.

The board of directors adopted our 1998 Stock Option Plan, or the 1998 Plan, in April 1998We previously adopted our 2005 Stock Option Plan, or the 2005 Plan. The 2005 Plan was superseded by the 2011 Plan. The 1998 Plan was amended by the board in May 1999, December 2001 and March 2004, and those amendments were approved by our stockholders. No additional options may be granted pursuant to the 1998 2005 Plan, but the 1998 2005 Plan will continue to govern the terms and conditions of the outstanding options previously granted thereunder.

RELATED-PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2016 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of any series or class of our preferred or common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements.

Since January 1, 2016 there have been the following related-party transactions, except for the compensation arrangements described under “Executive Compensation” and “Director Compensation”:

●	Wayne Harding, Chief Executive Officer and Chief Financial Officer

	–	Short-term loan to the Company of $5,000.

	–	Short-term loan to the Company of $27,000.

	–	Invested $25,000 in GCP1 preferred units.

	–	Invested $100,000 in the GrowCo $4 million note.

●	Board Members

	–	Samuel Morris $5,000 short-term loan to the Company.

	–	Michael Harnish invested $35,000 in the GrowCo $6M Exchange Note prior to becoming a board member.

●	Thomas Prasil, greater than five percent shareholder

	–	Invested $400,000 in the GrowCo $6M Exchange Note.

The following related party transactions have taken place with John McKowen our former chief executive officer, during the year ended December 31, 2016 (Mr. McKowen ceased to be our chief executive officer as of May 25, 2016):

●	In August 2016 TR Capital Partners, LLC’s subsidiary GCP1 signed a lease agreement for greenhouse 1 with Johnny Cannaseed, a company formed and operated by John McKowen.

●	In August 2016, the Company’s subsidiary GCP2 signed a lease agreement for greenhouse 2 with Johnny Cannaseed.

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●	In July 2016 the Company’s subsidiary GrowCo signed a series of agreements with McGrow, LLC, a Colorado limited liability company that is headed and partially owned by John McKowen. The agreements included a Master Agreement, and Advisory Services agreement, a Construction Services agreement, a Financing Services agreement, a Non-Compete and Exclusivity agreement, and a Stock Purchase Agreement. Collectively these are known as the “McGrow Agreements”. As a result of these agreements GrowCo paid McGrow for services provided primarily for the construction of greenhouses and fees associated with the raising of capital.

●	Johnny Cannaseed, LLC

	–	Advance of $33,599 for expenses incurred for greenhouse supplies. Recorded as a related party receivable on balance sheet.

	–	Revenue recorded of $178,609 for greenhouse lease. Recorded as a related party receivable on balance sheet.

●	McGrow, LLC

	–	Advance of $8,295 for services rendered.

	–	Advance of $5,000 for services rendered.

	–	Expense payment of $374,526 for services rendered.

	–	Fees paid of $107,250 for financing services.

	–	Advance of $12,548 for services rendered.

	–	We entered into a subleasing agreement whereby McGrow will pay $47,000 per year for office space leased by us.

●	John McKowen, individually

	–	Interest expense of $85,630 on investment into GCP Super Units.

	–	Payment of office space of $ 29,458 while CEO of Two Rivers.

	–	Equity investment of $496,000 in GCP Super Units.

	–	Equity compensation in the form of GrowCo common shares valued at $10,000 for services provided.

	–	Fees of $71,864 for GrowCo capital raised.

During the Twelve Months Ended December 31, 2017 the following related party transactions occurred:

–	Wayne Harding, Company CEO provided a short term loan to the Company of $25,000. The loan is secured by land assets of the Company and carried an interest rate of 12%. The loan was paid off in the third quarter of 2017.

–	Advances totaling $34,400 resulting in a cumulative total of $72,999 for greenhouse expenses to Johnny Cannaseed, LLC which is majority owned by former Company CEO John McKowen.

–	Revenue totaling $2.9M has been recorded for leasing income from Johnny Cannaseed for the nine months ending 9/30/17

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–	Accounts Receivable (AR) due from Johnny Cannaseed for the quarter ending 9/30/17 was $1.1M, with total outstanding AR $2.8M.

–	Advances totaling $26,957 resulting in a cumulative total of $43,798 for greenhouse expense to McGrow, LLC which is partially owned by former Company CEO John McKowen.

–	Payments totaling $335,531 to MCG Services, LLC which is majority owned by former Company CEO John McKowen for costs associated with a services agreement with GrowCo.

–	Advances to MCG Services, LLC total $13,295

–	Payments totaling $11,210 to John McKowen for interest expense on a loan held by Mr. McKowen to GrowCo.

–	Existing investors, including the Thomas Prasil Trust who is a greater than 5% investor, have invested approximately $11.0M in GrowCo securities.

–	The Chief Executive Officer of Two Rivers serve as the only members of the Sunset Metropolitan District (Sunset). Sunset is a quasi-governmental agency operating under Title 32 of the State of Colorado Constitution. As of September 30, 2017, the Company had advanced $80,000 to Sunset.

–	On June 29, 2017, a mediation session was held in Colorado Springs between all parties involved with the Suncanna lawsuit along with each party’s legal counsel. To date, no settlement has been proposed.

–	The Company leases its former corporate headquarters office space to Johnny Cannaseed. Total lease payments are $47,000 per year.

–	Wayne Harding, Company CEO provided a long-term loan to the Company of $50,000. The loan is secured by land assets of the Company and carries an interest rate of 18%.

–	Wayne Harding, Company CEO provided a short-term loan to the Company of $12,500. The loan is initially unsecured but will become secured if not paid within 30 days of the note by land assets of the Company, and carries an interest rate of 18%.

PRINCIPAL AND SELLING SHAREHOLDERS

Transactions with Selling Shareholders

Powderhorn

On February 9, 2018, we entered into a securities purchase agreement with Powderhorn, LLC, or Powderhorn, pursuant to which we issued to Powderhorn a 12.5% original issue discount convertible promissory note, or the Note, in the principal amount of $675,000 in exchange for $600,000 in cash.

We have filed the registration statement of which this prospectus forms a part in order to register the sale of up to 8,000,000 shares of common stock by Powderhorn. Under the securities purchase agreement with Powderhorn, we have agreed to use our reasonable best efforts to have the registration statement declared effective by the SEC by April 11, 2018. Subject to certain permitted exceptions, if we fail to meet the filing deadline or to keep the registration statement effective, we will be required to pay liquidated damages to Powderhorn.

The Note, which is due on February 9, 2019, bears interest at the rate of 12.5% per annum. The Note is subordinated in payment. All principal of, and accrued interest on, the Note is convertible at any time, at Powderhorn’s election, into shares of common stock at a conversion price equal to $0.30. We have the right to prepay all or any portion of the Note at any time upon ten days’ written notice to Powderhorn. For the purpose of securing our obligations under the Note, TR El Paso Land, LLC, our wholly owned subsidiary, granted a deed of trust conveying certain property to Powderhorn and a limited recourse guarantee in favor of Powderhorn. The Note contains customary default events that, if triggered and not timely cured, will result in default interest and penalties.

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Beginning on March 6, 2018 and on the same day of each and every calendar month thereafter for a period of twelve months (each an “Amortization Payment Date”), we will make monthly payments under the Note to Powderhorn in the amount of $63,000, consisting of one-twelfth of the principal balance and all accrued but unpaid interest under the Note (each an “Amortization Payment”).

Each Amortization Payment shall, at the option of the Company, (i) be made in cash in an amount equal to 1.05 multiplied by the Amortization Payment (the “Cash Amortization Payment Rate”) or, (ii) subject to the Company complying with the Equity Conditions (as defined in the Note), be made in Common Stock, in whole or in part at the sole discretion of Powderhorn, by applying the Amortization Conversion Price (as defined below) as of the date of issuance of the Common Stock. In the event that Powderhorn is receiving any Amortization Payment in the form of Common Stock, the Common Stock issuable in satisfaction of such Amortization Payment will not be issued until such time as Powderhorn has requested such issuance, and the Amortization Conversion Price will be applied as of the date of such request by Powderhorn for issuance of Common Stock. Powderhorn may request an unlimited amount of issuances of Common Stock as partial payment totaling the sum of such Amortization Payment. Notwithstanding the foregoing, Powderhorn may, (i) by delivering written notice to the Company at least ten (10) Trading Days prior to an Amortization Payment Date (the “Acceleration Notice”), require that up to a total of three (3) Amortization Payments be made on such Amortization Payment Date (including the Amortization Payment scheduled to be made on such Amortization Payment Date), each of which Amortization Payments severally shall be payable, at the option of the Company, in cash at the Cash Amortization Payment Rate or, subject to the Company complying with the Equity Conditions, in Common Stock by applying the Amortization Conversion Price or (ii) in Powderhorn’s sole discretion, Powderhorn may at any time after an Amortization Payment Date, require that up to two (2) additional Amortization Payments be made, provided that the entire amount of such two additional Amortization Payments will be made in Common Stock, in such amounts and at such times as the Holder will request in the Holder’s sole discretion, by applying the applicable Amortization Conversion Price at the time of issuance, in accordance with the foregoing. Powderhorn may exercise its rights set forth in the preceding sentence with respect to an unlimited number of Amortization Payment Dates, until all Amortization Payments have been made, and any Amortization Payment or Payments for which payment is accelerated pursuant to the preceding sentence shall be deemed to apply to the latest Amortization Payment Date.

Any amount of principal or interest on the Note, which is not paid by the maturity date, shall be repaid at 110% of such unpaid amount. Interest shall commence accruing on the date that the Note is issued and shall be computed on the basis of a 360-day year and the actual number of days elapsed.

In no event shall Powderhorn be entitled to convert any portion of the Note if such conversion would result in beneficial ownership by Powderhorn and its affiliates of more than 4.99% of the outstanding shares of our common stock, on an as converted basis. For purposes of the preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, except that the limitations on conversion may be waived (up to a maximum of 9.99%) by Powderhorn upon not less than 61 days’ prior notice to us, and the provisions of the conversion limitation shall continue to apply until such sixty-first day.

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Principal and Selling Shareholders

The following table sets forth information regarding the beneficial ownership of common stock as of January 22, 2018, by:

●	each person, or group of affiliated persons, who is known by us to own beneficially more than five percent of the outstanding shares of common stock;

●	each of our directors;

●	each of our executive officers;

●	all of our directors and executive officers as a group; and

●	each selling shareholder

The following table lists the percentage of shares beneficially owned as of January 22, 2018, based on 32,937,045 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to shares of common stock. Shares of common stock subject to options currently exercisable or exercisable by March 23, 2018 (sixty days after January 22, 2018) are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnote to the below table, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% Shareholder
John R. McKowen 456 Madison Street Denver, Colorado 80206	3,972,813	12.2%	3,972,813	11.2%
Directors and Executive Officers
Wayne Harding(1)	1,204,518	3.7	1,204,518	3.4
Samuel Morris	466,435	1.4	466,435	1.3
Michael Harnish	221,786	*	221,786	*
James Cochran	406,502	1.2	406,502	1.1
T. Keith Wiggins	429,403	1.3	429,403	1.2
Christopher Bragg	140,787	*	140,787	*
All directors and executive officers as a group (6 persons)(1)	2,869,431	8.7	2,869,431	8.1
Selling Shareholders
Powderhorn, LLC(2)(3)	-	-	8,000,000	19.5

*	Less than 1%.
(1)	Includes (a) 6,666 shares owned by an individual retirement account for the benefit of Mr. Harding’s spouse and (b) 150,000 shares that may be acquired by Mr. Harding pursuant to options vested as of March 23, 2018 (sixty days after January 22, 2018).
(2)

Powderhorn is a Delaware limited liability company. Mr. Marc Manuel is the managing member of the manager of Powderhorn, R3 Equity LLC, and has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by Powderhorn. The business address of Powderhorn is c/o Lucosky Brookman LLP, 101 Wood Avenue South 5th Floor, Iselin, NJ.

(3)	Consists of up to 8,000,000 shares of common stock issuable to Powderhorn upon conversion of the Note. The Note is subject to a blocker provision which prevents Powderhorn from converting the note into shares of common stock if its beneficial ownership of the common stock would exceed 4.99% (subject to adjustment not to exceed 9.99%) of our common stock outstanding. Powderhorn would beneficially own 19.5% of our issued and outstanding common stock without giving effect to this blocker.

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For purposes of the table above, the address of each of our directors and executive officers is in care of Two Rivers Water & Farming Company, 3025 S. Parker Road, Suite 140, Aurora, Colorado 80014.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share and 4,000,000 shares of preferred stock, $0.001 par value per share. The following description does not purport to be complete.

As of January 22, 2018, there were outstanding:

●	32,937,045 shares of common stock outstanding, held of record by 5,583 stockholders;

●	3,036,500 shares of common stock issuable upon exercise of outstanding stock options; and

●	244,000 restricted stock units, or RSUs, covering 244,000 shares of common stock.

Common Stock

Voting Rights: Each share of common stock is entitled to one vote on all matters presented to stockholders. Stockholders do not have the ability to cumulate votes for the election of directors.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. At present, we have no plans to issue dividends. See “Dividend Policy.”

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Other Rights and Preferences. Other than as described above, holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We currently have 10,000,000 shares which are authorized as preferred stock. 6,000,000 preferred shares are currently authorized but have not been designated. 4,000,000 preferred shares were designated in 2013 as Series BL Convertible Preferred Stock. 3,794,000 shares of Series BL preferred stock were issued, and all such issued shares of Series BL preferred stock have been retired. No shares of Series BL preferred stock are currently outstanding, and the Company has no plans to ever issue any additional shares of Series BL preferred stock.

The board of directors is authorized to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualification, limitations or restrictions thereof. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

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Options

As of February 9, 2018, there were outstanding options to purchase 5,917,315 shares of common stock at a weighted-average exercise price of $0.47 per share, and restricted stock units covering 133,000 shares of common stock.

Warrants

As of February 9, 2018, the Company has outstanding the following warrants to purchase common stock:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
Investor Group	Investors	300,000	Feb-12	Mar-12	(1)	$1.00
HCIC Note Holders	Creditors	473,750	Jun-13	Jun-13	Jun-18	$3.00
TR Capital Partners, LLC	Investors	14,168,944	2014	2014	Jan-19	$2.10
GrowCo Exchange Note	Creditors	700,000	Apr-16	Apr-16	May-21	$0.50
Two Rivers	Financial Advisor	15,000	Apr-17	Apr-17	Apr-22	$0.58
Two Rivers	Creditors	390,634	Apr-17	Apr-17	Apr-22	$0.27
Two Rivers	Creditors	275,000	Aug-17	Aug-17	Aug-22	$0.35
Two Rivers	Creditors	140,000	Sep-17	Sep-17	Sep-22	$1.00
		16,463,328

(1)	Priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

Registration Rights

Under the exchange agreement dated as of January 31, 2014 that we entered into with TR Capital Partners, LLC, or TR Capital, we granted holders of preferred units in TR Capital a one-time demand registration rights under which we may be required to file a registration statement covering shares of common stock (including shares subject to warrants) issued or issuable upon exchanges of TR Capital preferred units. As of February 9, 2018, we could be required to issue and deliver to holders of outstanding TR Capital preferred units, upon exchange, up to 29,963,378 shares of common stock together with warrants to purchase up to an additional 14,168,944 shares of common stock.

With the exception of the registration rights related to those listed above, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

The Company has no additional registration rights.

Anti-Takeover Effects of Certain Provisions of Colorado Law, Our Articles of Incorporation and Bylaws

Colorado corporation law, our Articles of Incorporation and our Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

●	Shareholder Action by Written Consent. Our Bylaws provide that shareholders may take action in writing only by unanimous written consent, which has the same practical effect as a prohibition on shareholder written actions. This means that shareholders can only take action at an annual or special shareholders meeting.

●	Removal of Directors. Our Bylaws provide that our directors may only be removed by the affirmative vote of two-thirds of the shares entitled to vote at an election of directors, with or without cause.

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●	Special Meetings. Special meetings of stockholders can only be called by the board of directors or at the request of holders of at least 10% of the shares outstanding and entitled to vote.

●	Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

These provisions of Colorado corporation law, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge, Philadelphia, Pennsylvania.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents, or their affiliates, that participate in the sale of the common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

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Expenses; Indemnification

We will not receive any of the proceeds from the sale of resale shares by the selling shareholders and will bear all expenses related to the registration of this offering, but will not pay for any commissions, fees or discounts, if any, relating to the sale of resale shares by the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Supplements

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling shareholders will not be able to effect transactions in the resale shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

Regulation M

We have informed each of the selling shareholders that it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, or the Exchange Act, with respect to any purchase or sale of the common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the resale shares or any right to purchase the resale shares, for a period of one trading day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits each of the selling shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing the common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may affect any stabilizing transaction to facilitate any offering at the market.

We have also advised each of the selling shareholders that it should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of common stock by such selling shareholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the resale shares. Under Regulation M, neither the selling shareholders nor their agents may bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock while they are distributing resale shares. Regulation M may prohibit the selling shareholders from covering short sales by purchasing resale shares while the distribution is taking place, despite any contractual rights to do so pursuant to conversion of the Note. We have advised each of the selling shareholders that it should consult with its own legal counsel to ensure compliance with Regulation M.

LEGAL MATTERS

The validity of the shares of common stock being offered is being passed upon for us by Faegre Baker Daniels LLP, Denver, Colorado.

EXPERTS

Eide Bailly LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2015 and 2016, as set forth in their report. Our financial statements are included in reliance on Eide Bailly LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of common stock being offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

DECEMBER 31, 2016

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Two Rivers Water & Farming Company

Denver, Colorado

We have audited the accompanying consolidated balance sheets of Two Rivers Water & Farming Company (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended. Two Rivers Water & Farming Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Two Rivers Water & Farming Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company has made plans to discontinue its farming operations as of December 31, 2016. Our opinion is not modified with respect to this matter.

/s/ Eide Bailly LLP

Denver, Colorado

March 29, 2017

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

DERIVED FROM THE COMPANY’S 10K FILING

Consolidated Balance Sheets

(In thousands, except for number of shares)

	December 31,
	2016	2015
ASSETS:
Current Assets:
Cash and cash equivalents	$150	$490
Accounts receivable related party, net	240	910
Farm product	-	-
Deposits and other current assets	5	-
Assets of discontinued operations held for sale	2,785	5,158
Total Current Assets	3,180	6,558
Long Term Assets:
Property, equipment and software, net	599	283
Land	2,851	2,852
Water assets	32,135	31,550
Greenhouse and infrastructure	5,402	1,827
Construction in progress	3,520	4,684
Intangible assets, net	-	-
Other long term assets	80	135
Total Long Term Assets	44,587	41,331
TOTAL ASSETS	$47,767	$47,889

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$1,495	$327
Accrued liabilities	695	357
Current portion of notes payable	10,780	10,785
Preferred dividend payable	3,105	1,341
Liabilities of discontinued operations held for sale	3,639	2,947
Total Current Liabilities	19,714	15,757
Notes Payable, net of current portion and unamortized debt issuance costs	4,758	1,008
Total Liabilities	24,472	16,765
Commitments & Contingencies (Note 10)
Stockholders’ Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 30,452,075 and 26,980,811 shares issued and outstanding at Dec 31, 2016 and 2015, respectively	31	27
Additional paid-in capital	75,142	73,702
Accumulated (deficit)	(84,244)	(73,517)
Total Two Rivers Water Company Shareholders’ Equity	(9,071)	212
Noncontrolling interest in subsidiary	32,366	30,912
Total Stockholders’ Equity	23,295	31,124
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$47,767	$47,889

The accompanying notes to consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except for Loss per Share)

	For the year ended December 31,
	2016	2015
Revenue
Leasing – Greenhouse (related party)	204	947
Other	68	78
Total Revenue	272	1,025
Direct cost of revenue
Cost of lease revenue	-	203
Total direct cost of revenue	-	203
Gross profit (loss)	272	822
Operating expenses:
General and administrative	3,711	2,051
Depreciation & amortization	166	173
Total operating expenses	3,877	2,224
(Loss) from operations	(3,605)	(1,402)
Other income (expense)
Interest expense	(1,780)	(1,325)
Warrant and options expense	(327)	(86)
Other income (expense)	17	98
Total other income (expense)	(2,090)	(1,313)
Net (Loss) from continuing operations before taxes	(5,695)	(2,715)
Income tax (provision) benefit	-	-
Net (Loss) from discontinued operations	(2,624)	(1,025)
Net (Loss)	(8,319)	(3,740)
Net loss (income) attributable to the noncontrolling interest	200	(6)
Net (Loss)	(8,119)	(3,746)
Preferred shareholder distributions	(2,608)	(2,411)
Net (Loss) attributable to Two Rivers Water & Farming Company Common Shareholders	$(10,727)	$(6,157)

(Loss) Per Share - Basic and Dilutive:	$(0.38)	$(0.22)
Weighted Average Shares Outstanding:
Basic and Dilutive	28,147	26,782

The accompanying notes to consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	For the year ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net (Loss)	$(10,927)	$(6,151)
Adjustments to reconcile net income or (loss) to net cash (used in) operating activities:
Depreciation and amortization	839	559
Accretion of debt discount	199	245
Loss from debt extinguishment	62	-
Write off of Suncanna receivable and advance	910	-
Stock Option and Warrant expense	477	204
In-kind distributions	495	1,458
Loss (gain) on write down of intangible assets related to farming ops.	887	-
Loss (gain) on write down of intangible assets related to property and equipment	343	-
(Gain) loss on sale of investments and assets held	-	(101)
Net change in operating assets and liabilities:
Decrease (increase) in accounts receivable	73	(207)
(Increase) in accounts receivable, related party	(240)	(700)
(Increase) decrease in farm product	81	(59)
(Increase) decrease in deposits, prepaid expenses and other assets	29	(50)
Increase in accounts payable	1,905	202
Increase in distribution payable to preferred shareholders	1,764	-
Increase in accrued liabilities and other	374	1,439
Net Cash (Used in) Operating Activities	(2,729)	(3,161)

Cash Flows from Investing Activities:
Purchase of property and equipment	(192)	(96)
Purchase of land, water shares, infrastructure	(691)	(352)
Construction in progress	(2,597)	(5,430)
Net Cash (Used in) Investing Activities	(3,480)	(5,878)

Cash Flows from Financing Activities:
Issuance of GCP Super Units	1,095	-
Proceeds from sale of convertible preferred shares	-	4,580
Proceeds from warrant exercises	456	-
Proceeds from long-term debt	5,237	3,869
Payment on notes payable	(950)	(823)
Net Cash Provided by Financing Activities	5,838	7,626
Net (Decrease) in Cash & Cash Equivalents	(371)	(1,413)
Beginning Cash & Cash Equivalents	521	1,934
Ending Cash & Cash Equivalents	$150	$521

Continued on next page

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Continued from previous page

	For the year ended December 31,
	2016	2015
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of $288 and $438 respectively capitalized into CIP	$1,460	$1,177
Equipment purchases financed	$67	$64
Conversion of debt, preferred shares into Two Rivers common stock	$261	$281
Conversion of bridge loans to GrowCo Partners 1, LLC	$-	$1,840
Conversion of preferred distribution into GrowCo Partners 1, LLC	$-	$498
Land exchanged for debt	$381	$-

The accompanying notes to consolidated financial statements are an integral part of these statements

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2016 and 2015

(In thousands)

	Voting Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated (Deficit)	Non-Controlling Interest	Stockholders’ Equity
Balances, December 31, 2014	26,524	$27	$73,217	$(67,360)	$22,811	$28,695
Net Income (loss)	-	-	-	(6,157)	-	(6,157)
Minority share of income	-	-	-	-	6	6
Warrant and option expense	-	-	86	-	-	86
Shares issued for services	133	-	118	-	-	118
Shares issued for TR Capital conversions	179	-	152	-	(152)	-
Shares issued for F-2 conversions	59	-	129	-	(129)	-
RSU share issuance	86	-	-	-	-	-
Offering costs	-	-	-	-	(501)	(501)
GrowCo Partners 1, LLC preferred membership offering	-	-	-	-	3,067	3,067
Distribution of GrowCo Partners 1, LLC units	-	-	-	-	998	998
GCP Super Units, LLC preferred membership offering	-	-	-	-	3,854	3,854
TRCap Distribution in-kind to TR Capital holders	-	-	-	-	958	958
Balances, December 31, 2015	26,981	$27	$73,702	$(73,517)	$30,912	$31,124

Continued on the next page

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Continued from previous page

	Voting Common Stock		Additional Paid-in	Accumulated	Non- Controlling	Stockholders’
	Shares	Amount	Capital	(Deficit)	Interest	Equity
Balances, December 31, 2015	26,981	$27	$73,702	$(73,517)	$30,912	$31,124
Net Income (loss)	-	-	-	(10,727)	-	(10,727)
Non-controlling interest	-	-	-	-	(200)	(200)
TR Cap 20151231 Distribution – in-kind to TR Capital holders	-	-	-	-	495	495
Shares issued for TR Capital conversions	36	-	36	-	(36)	-
Warrant repricing		-	327	-	-	327
GrowCo unvesting release	-	-	-	-	100	100
Warrants exercised	649	1	455	-	-	456
Debt exchanged for shares of common stock	728	1	286	-	-	287
TURV warrants issued with GrowCo debt	-	-	288	-	-	288
GCP Super Units, LLC preferred membership offering	-	-	-	-	1,095	1,095
Stock based compensation	2,058	2	48	-	-	50
Balances, December 31, 2016	30,452	$31	$75,142	$(84,244)	$32,366	$23,295

The accompanying notes to consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

NOTE 1 – ORGANIZATION AND BUSINESS

The following is a summary of some of the information contained in this document. Unless the context requires otherwise, references in this document to “Two Rivers,” or the “Company” is to Two Rivers Water & Farming Company and its subsidiaries.

Corporate Evolution

Prior to 2009, the Company was named Navidec Financial Services, Inc. (“Navidec”) and had been engaged in mortgage lending and other enterprises unrelated to its current lines of business. Navidec was incorporated in the state of Colorado on December 20, 2002. On July 28, 2009, Navidec formed a wholly-owned Colorado corporation for the purpose of acquiring farm and water assets in the Colorado Huerfano/Cucharas watershed. On November 19, 2009, with shareholder approval, Navidec changed its name to Two Rivers Water Company. On December 11, 2012, with shareholder approval, the Company changed its name to Two Rivers Water & Farming Company. On January 29, 2014, the board of directors approved a plan to reorganize our subsidiaries in a more integrated manner based on functional operations. We formed a new company, TR Capital Partners, LLC or TR Capital, which issued all of its common units to Two Rivers Water & Farming Capital. TR Capital then initiated the transactions described below under “Placement of Preferred Units”. Following the completion of those transactions in September 2014, TR Capital and our other direct and indirect subsidiaries (excluding HCIC Holdings, LLC and Huerfano-Cucharas Irrigation Company) entered into a series of related transactions as the result of which assets and operations of such other subsidiaries transferred to TR Capital. As a result of those transactions, TR Capital operates all of the operations formerly conducted by those subsidiaries. The following chart shows a high-level view of our corporate organization as of March 21, 2017. For a more detailed accounting of ownership structure please refer to exhibit 21.1 filed herewith.

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Overview

In 2009, we began acquiring and developing irrigated farmland and associated water rights and infrastructure. As of December 31, 2016, we own 7,376 gross acres. Gross acres owned decreased from 8,546 gross acres at December 31, 2015 due to the sale of 1,170 acres. We will seek to expand our holdings by strategically acquiring or leasing irrigable farmland in the Arkansas River Basin. We intend to develop and bring into production more of our currently held gross acres as we acquire additional water rights.

We are focused on water assets we have acquired and will acquire in the future. Since 2009, we have acquired strategic water assets and land in the Huerfano and Cucharas river basins in southeastern Colorado, thus the name Two Rivers. Our water asset area spans over 1,900 square miles and drops in elevation from over 14,000 feet down to the confluence of the Arkansas River, just east of Pueblo Colorado at 4,500 feet. We operate in a natural, gravity fed water alluvial. This basin is the last undeveloped basin along the front range of Colorado. As our first water-focused project, we plan to fully develop this basin to properly manage the water contained therein and serve the community while providing returns to our investors.

Since October 2016 we have refocused on monetizing our assets. Monetization occurs in two different ways: sell or additionally invest. We have determined to sell assets that we have determined will not yield significant future returns to our shareholders and invest strategically in the assets that will. Specifically, we are selling our irrigated farmland currently used for the production of produce, the associated Dionisio produce business along with land that no longer serves our strategic vision of water management. We will take net proceeds, if any, from these sales and continue to invest in our water and water infrastructure.

In May 2014, we formed GrowCo, Inc., a wholly owned subsidiary of Two Rivers through the issuance of 20,000,000 shares of common stock. On August 1, 2014, we announced that we were placing 10,000,000 GrowCo shares in a trust to be distributed to Two Rivers’ common shareholders based on four record dates (January 1, 2015; April 1, 2015; July 1, 2015, and October 1, 2015) after an effective registration statement is filed, which has not yet occurred. Each record date will distribute 2,500,000 GrowCo common shares on a prorata basis of shares owned of Two Rivers’ common shares.

On January 20, 2015, GrowCo Partners 1, LLC, or GCP1, completed a $4.4 million financing for the first greenhouse project, which consists of a 90,000 square foot greenhouse and 15,000 square foot processing and warehouse facility on 40 acres of land.

During the third quarter of 2015, GrowCo completed a $4.0 million private placement of GrowCo debt, with proceeds to be used to partially fund the second greenhouse and provide working capital.

In March 2016, GrowCo completed a $5.5 million private placement of equity interests of GCP Super Units, LLC, which will invest directly in various assets of GCP1 and GCP2, with proceeds to be used to complete the construction of the first greenhouse, partially fund the second greenhouse and provide working capital. The outside investment in GCP Super Units, LLC is reflected on our balance sheet as a non-controlling equity interest.

GCP1’s greenhouse was partially occupied in September with lease revenue beginning September 1, 2015. On April 14, 2016, we received notice from the Marijuana Enforcement Division of the Colorado Department of Revenue that the then current tenant, Suncanna, LLC (“Suncanna”), had received a suspension order. This suspension, in addition to non-payment of back due lease payments owed, caused Suncanna to be in violation of its lease with GCP1. Therefore, GCP1 began the eviction process against Suncanna. Due to the eviction process, during the three months ended March 31, 2016, we wrote off $743,000 in Lease Revenues – Related Party, wrote off $587,000 in advances to Suncanna, and did not recognize any Lease Revenues – Related Party. During the nine months ended September 30, 2016, we recognized $25,000 in greenhouse lease revenue from a payment received from Suncanna in early April 2016. The total write off of $1.330 million was partially offset by a $350,000 reduction in the amount owed to the GCP1 preferred unit holders. On July 22, 2016 GCP1 received a Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna to vacate GCP1’s greenhouse by September 6, 2016. On August 31, 2016, a lawsuit was filed by Aaron Van Wingerden, owner of Suncanna, in Pueblo County Colorado District Court against GrowCo, GrowCo Business Development, LLC., GCP1, GrowCo Funding, LLC., TR Capital, Two Rivers and certain current and former employees, and associates. The Company believes that the suit has no merit and will have no material impact on the Company’s financial condition.

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Our second greenhouse project will also consist of a 90,000 square foot greenhouse and 15,000 square foot processing and warehouse facility on an additional 40 acres of land. Upon completion, this project will be operated, as a landlord, by GrowCo Partners 2, LLC, or GCP 2. GCP 2’s greenhouse will share some facilities (e.g., boiler, water, generator) whereby costs might be shared with GCP 1. GCP 2’s greenhouse structure was ordered in 2016. Construction on this greenhouse began in early January 2016 with an expected completion in mid 2017. Our third facility will be an oil Extraction Facility which is expected to be approximately 26,000 square feet.

In the first quarter of 2016, GrowCo obtained $300,000 in subscriptions and associated payments in a promissory note offering of up to $1.5 million. In September 2016 GrowCo changed the offering to two series of promissory notes with aggregate principal amounts of up to either $6 million or $7 million, in each case together with warrants to purchase, at a price of $0.25 per share, .25 GrowCo common shares for each dollar invested in the related promissory notes. The initial four investors in the $6 million version of the notes received warrants to purchase one TURV share for each $1.00 invested at a price of $0.50 per share. Of the $300,000 principal amount of notes issued earlier, $200,000 were exchanged for the new note and warrant packages and $100,000 remain outstanding. As of March 7, 2017, GrowCo had raised $5.0 million, including the $200,000 of notes issued in exchange for the earlier offered notes, at which time the offering was closed. A new $2M offering was subsequently initiated in March 2017 with substantially the same terms for the purposes of finishing the second greenhouse.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Two Rivers, Huerfano-Cucharas Irrigation Company and TR Capital and its subsidiaries, Two Rivers Farms, Two Rivers Water and GrowCo. All significant inter-company balances and transactions have been eliminated in consolidation.

Non-controlling Interest

Below is the detail of non-controlling interest shown on the balance sheet.

Entity	Year ended December 31,
	2016	2015
TR Capital	$20,552,000	$20,588,000
HCIC	1,381,000	1,375,000
F-1	29,000	29,000
F-2	162,000	162,000
DFP	452,000	452,000
GrowCo	(106,000)	-
GrowCo Partners 1, LLC	3,521,000	3,521,000
GCP Super Units, LLC	4,923,000	3,828,000
TR Cap 20150630 Distribution, LLC	497,000	497,000
TR Cap 20150930 Distribution, LLC	460,000	460,000
TR Cap 20151231 Distribution, LLC	495,000	-
Totals	$32,366,000	$30,912,000

During the year ended December 31, 2014, investors in Two Rivers Farms F-1 (convertible notes and preferred shares), Two Rivers Farms F-2 (convertible notes and preferred shares), the Company’s preferred shares, ASF convertible notes, DFP preferred shares, Ellicott second mortgage, and the new cash investments of $6,000,000 were given the opportunity to convert into TR Capital Partners, LLC and were issued 30,159,000 TR Capital Preferred Membership units, with a NCI value of $20,740,000.

The 30,159,000 TR Capital Preferred Membership units issued during the year ended December 31, 2014 are convertible into 1 common stock share of the Company and one-half warrant to purchase a share of stock of the Company. In accordance with ASC Topic 470-20, Debt (and other convertible instruments with beneficial convertible features (“BCF”), the Company determined that a BCF amounting to approximately $12,337,000 and a relative fair value attached to the warrants of approximately $3,641,000 were recorded for the year ended December 31, 2014. On the accompanying balance sheet as of December 31, 2015, these amounts were recorded as retained earnings and as additional paid in capital, respectively, and are representative of preferred share dividends available to non-controlling interest holders in the entity.

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Two Rivers also formed three LLC special entities (TR Cap 20150630, Distribution, TR Cap 20150930 Distribution and TR Cap 20151231) to provide in-kind distributions totaling $1,452,000 to holders of TR Capital Preferred Membership units.

Below is the breakdown of the non-controlling interest share of gains (losses):

Entity	Year ended December 31,
	2016	2015
HCIC (1)	$6,000	$6,000
F-1 (2)	-	-
F-2 (2)	-	-
DFP (2)	-	-
GrowCo	(206,000)	-
GrowCo Partners 1, LLC	-	-
GCP Super Units, LLC	-	-
TR Cap 20150630 Distribution, LLC	-	-
TR Cap 20150930 Distribution, LLC	-	-
Totals	$(200,000)	$6,000

Notes:

(1)	The Company owns 95% of HCIC.

(2)	The terms of the preferred shares in each subsidiary allows for a participatory additional preferred share dividend of 25% of the profits derived from the assets held by the subsidiary. This participatory dividend, if any, will be recorded as a non-controlling share of the income.

Reclassification

Certain amounts previously reported have been reclassified to conform to current presentation. Certain labels of accounts/classifications have been changed.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, Two Rivers Water & Farming Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject Two Rivers to significant concentrations of credit risk include cash equivalents, marketable investments, advances and accounts receivable. The Company maintains its cash balances in the form of bank demand deposits, money market accounts that management believes to be of high credit quality. Accounts receivable are typically uncollateralized and are derived from transactions with and from customers primarily located in the United States.

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Fair Value of Measurements and Disclosures

Fair Value of Assets and Liabilities Acquired

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market in an orderly transaction between market participants. In determining fair value, the accounting standards established a three-level hierarchy that distinguishes between (i) market data obtained or developed from independent sources (i.e., observable data inputs) and (ii) a reporting entity’s own data and assumptions that market participants would use in pricing an asset or liability (i.e., unobservable data inputs). Financial assets and financial liabilities measured and reported at fair value are classified in one of the following categories, in order of priority of observability and objectivity of pricing inputs:

●	Level 1 – Fair value based on quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Fair value based on significant directly observable data (other than Level 1 quoted prices) or significant indirectly observable data through corroboration with observable market data. Inputs would normally be (i) quoted prices in active markets for similar assets or liabilities, (ii) quoted prices in inactive markets for identical or similar assets or liabilities or (iii) information derived from or corroborated by observable market data.

●	Level 3 – Fair value based on prices or valuation techniques that require significant unobservable data inputs. Inputs would normally be a reporting entity’s own data and judgments about assumptions that market participants would use in pricing the asset or liability.

The fair value measurement level for an asset or liability is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

Recurring Fair Value Measurements

The carrying value of the Company’s financial assets and financial liabilities is their cost, which may differ from fair value. The carrying value of cash held as demand deposits, money market and certificates of deposit, marketable investments, accounts receivable, short-term borrowings, accounts payable and accrued liabilities approximated their fair value. Marketable investments are valued at Level 1 due to readily available market quotes. The fair value of the Company’s long-term debt, including the current portion approximated its carrying value. Fair value for long-term debt was estimated based on quoted market prices of the identical debt instruments or values of comparable borrowings.

Accounts Receivable, Related Party

The Company carries its accounts receivable, net at management’s expectation of collection and past experience. As of December 31, 2016, and 2015, the Company did not have an allowance for doubtful accounts receivable based on past payment performance. See Note 11 for transactions with this related party.

Capitalization of Interest

As of December 31, 2016, $725,000 in notes payable interest has been capitalized in the construction of greenhouse 1 and 2. As of December 31, 2015, $438,000 in preferred return has been capitalized in the construction of greenhouse 1 and 2. This mostly represents the 12% preferred return to holder of GrowCo Partners 1, LLC during the construction phase of greenhouse 1.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful life of each type of asset which ranges from three to twenty-seven and a half years. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. Upon retirement or disposition, the related costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are credited or charged to income.

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Below is a summary of premises and equipment:

		December 31,
Asset Type	Life in Years	2016	2015
Office equipment, furniture, computers	5 – 7	$11,000	$11,000
Computers	3	47,000	45,000
Vehicles	5	116,000	45,000
Farm equipment	7 - 10	1,632,000	1,807,000
Irrigation system	10	995,000	995,000
Buildings	27.5	393,000	393,000
Website	3	7,000	7,000
Subtotal		3,201,000	3,303,000
Less: Accumulated depreciation		(1,842,000)	(1,354,000)
Net book value		$1,359,000	$1,949,000

Land

Land acquired for farming is recorded at cost. Some of the land acquired has not been farmed for many years, if not decades. Therefore, additional expenditures are required to make the land ready for efficient farming. Expenditures for leveling the land are added to the cost of the land. Irrigation is not capitalized in the cost of Land (Property and Equipment above). Land is not depreciated. However, once per year, Management will assess the value of land held, and in their opinion, if the land has become impaired, Management will establish an allowance against the land.

Water rights and infrastructure

Subsequent to purchase of water rights and water infrastructure, management periodically evaluates the carrying value of its assets, and if the carrying value is in excess of fair market value, the Company will establish an impairment allowance. Currently, there is a $30,000 impairment on the Company’s land and water shares. No amortization or depreciation is taken on the water rights.

Intangibles

Two Rivers recognizes the estimated fair value of water rights acquired by the Company’s purchase of stock in HCIC and Orlando. These intangible assets will not be amortized because they have an indefinite remaining useful life based on many factors and considerations, including, the historical upward valuation of water rights within Colorado.

Impairments

Property and Equipment

Once per year we review all property, equipment and software owned by the Company and compared the net book value of such assets with the fair market value of each piece of equipment having a net book value greater than $5,000. If it is determined that the net book value is greater than the fair market value, an impairment will be recorded. If impairment is necessary, a loss on the value of the affected asset will be recorded, and the impairment will not be reversed in future periods.

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Land

Once per year we review each parcel of land owned by the Company together with improvements to each parcel and compare the carrying cost with the fair market value. If it appears that our carrying value may be greater than the fair market value, an independent appraisal will be ordered. If the appraised value is less than our carrying value, an impairment will be recorded. If impairment is necessary, a loss on the value of our land will be recorded, and the impairment will not be reversed in future periods.

Water rights and infrastructure

Once per year we assess the value of the water rights held by the Company, comparing our estimated values with recent sales of comparable water rights. In the event that such assessment indicates that the carrying value is greater than the fair market value of the water rights, an impairment will be recorded. If impairment is necessary, a loss on value of our water rights will be recorded, and the impairment will not be reversed in future periods. Currently, there is a $30,000 impairment on the Company’s land and water shares.

Impairment of DFP Intangible

In 2016, due to the discontinuance of DFP operations, we wrote off the full value of DFP intangibles (see Note 4).

Revenue Recognition

Lease Revenues – Related Party

The lease between GrowCo Partners 1, LLC and its lessee is classified as an operating lease under ASC 840.

Lease revenue is recognized monthly at the end of each month. Total lease payments under the 120-month lease agreement for 50% of GCP1, which are $21,433,000, is divided by the lease term. Therefore, the average lease rate per month is $179,000. This spreads the total amount of the lease payment stream over the life of the lease.

Member Assessments

Once per year the HCIC board estimates HCIC’s expenses, less anticipated water revenues, and establishes an annual assessment per ownership share. One-half of the member assessment is recorded in the first quarter of the calendar year and the other one-half of the member assessment is recorded in the third quarter of the calendar year. Assessments paid by Two Rivers Water Company to HCIC are eliminated in consolidation of the financial statements.

HCIC does not reserve against any unpaid assessments. Assessments due, but unpaid, are secured by the member’s ownership of HCIC. The value of this ownership is significantly greater than the annual assessments.

Stock Based Compensation

Beginning January 1, 2006, the Company adopted the provisions of ASC 718 and accounts for stock-based compensation in accordance with ASC 718. Under the fair value recognition provisions of this standard, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which generally is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of ASC 718 apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

All options granted prior to the adoption of ASC 718 and outstanding during the periods presented were fully vested at the date of adoption.

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Debt and Equity

The Company accounts for warrants issued with debt in accordance with Accounting Standards Codification (“ASC”) 470, Debt, and allocates proceeds received to the warrants based on relative fair values.

The Company also evaluates whether the issuance of the convertible instruments generates a beneficial conversion feature (“BCF”), which arises when a debt or equity security is issued with an embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date. The Company would recognize the BCF by allocating the intrinsic value of the conversion option, which is the number of ordinary shares available upon conversion multiplied by the difference between the effective conversion price per share and the fair value of each ordinary share on the commitment date, to additional paid-in capital, resulting in a discount on the convertible preferred shares or debt instruments. No BCF has been recognized in the periods presented.

Income Taxes

Provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustment to the tax provision or benefit in the period of enactment.

The Company uses a two-step process to evaluate a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The Company reports tax-related interest and penalties as a component of income tax expense.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2016, is not material to its results of operations, financial condition, or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2016, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities. To date, there have been no reviews performed by federal or state tax authorities on any of the Company’s previously filed returns. The Company’s 2013 and later tax returns are still subject to examination.

Net Income (Loss) per Share

Basic net income per share is computed by dividing net income (loss) attributed to Two Rivers available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

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The dilutive effect of the outstanding 244,00 RSUs, 6,163,315 options, and 16,461,663 warrants at December 31, 2016, has not been included in the determination of diluted earnings per share since, under ASC 260 they would anti-dilutive.

Recently Issued Accounting Pronouncements

In April 2015, FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. The guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is allowed for financial statements that have not been previously issued. Debt issuance costs related to a recognized debt liability will be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. The Company has elected to adopt this ASU early and is presented in these financial statements.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018 which includes interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The adoption of this ASU is expected to result in all operating leases being capitalized in the Company’s financial statements. Due to the GrowCo leases, management believes that this ASU will have an impact on its financials and is in the process of analyzing its impact.

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes”, which requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position to simplify the presentation of deferred income taxes. The standard is effective prospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this update to have a material impact on its financial statements.

In August 2015, the FASB issued ASU 2015-14 which updated (to defer the effective date by one year) previously issued ASU 2014-09, “Revenue from Contracts with Customers”, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to record the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Expanded additional disclosures are required relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This accounting guidance is effective for the Company beginning in the first quarter of fiscal year 2018 using one of two prescribed retrospective methods. Early adoption is not permitted. At this point, due to the Company having no revenue contracts with customers, except for leasing agreements, Management believes that there will be no material impact on its financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory”. Under this ASU, inventory will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. ASU 2015-11 is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted and should be applied prospectively. Management has early adopted ASU 2015-11 and notes no material impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 amends FASB ASC 205-40 Presentation of Financial Statements – Going Concern”, by providing guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements, including requiring management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements and providing certain disclosures if there is substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 will be effective after December 15, 2016, and early adoption is permitted.

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On February 25, 2016, FASB issued a new lease accounting standard, ASU 2016-02, Leases (Topic 842). The new leasing standard presents changes to the balance sheets of lessees. The guidance in the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard. We are evaluating the impact of this ASU on our financial statement disclosures.

Management does not believe that any other recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – DISCONTINUED OPERATIONS

During the fourth quarter of 2016, we decided to discontinue operations of our Dionisio Farms and Produce (DFP) subsidiary. We decided to sell all assets associated with this business due to the sustained losses incurred.

The assets and liabilities of the discontinued operations are presented separately under the captions “Assets of discontinued operations held for sale” and Liabilities of discontinued operations held for sale,” respectively, in the accompanying Consolidated Balance Sheets at December 31, 2016 and December 31, 2015 consist of the following:

Assets of discontinued operations held for sale:	2016	2015
Cash	$6,000	$31,000
Accounts receivable	37,000	110,000
Farm Product	-	81,000
Deposits and other current assets	57,000	51,000
Intangible Assets	-	917,000
Land and equipment	2,685,000	3,968,000
Total assets	$2,785,000	$5,158,000
Liabilities of discontinued operations held for sale:
Accounts payable	$777,000	$40,000
Accrued liabilities	42,000	2,000
Notes payable	2,820,000	2,905,000
Total liabilities	$3,639,000	$2,947,000

The income from discontinued operations presented in the statements of operations consist of the following for the year ended December 31, 2016 and December 31, 2015:

Revenues	$3,774,000	$2,413,000
Cost of goods sold	4,308,000	2,857,000
General and administrative expenses	-	-
Depreciation and amortization	560,000	386,000
Interest	284,000	195,000
Other (loss on disposal of assets and intangibles)	1,246,000	-
Total	$(2,624,000)	$1,025,000

On March 3, 2017, the Company’s land and water assets associated with farming operations were auctioned off. Gross proceeds from the auction were $1,740,000 with net proceeds estimated to be $1,583,000. Proceeds will be used to pay off secured debt first with any residual proceeds used to pay unsecured debt. The loss on sale of land was not material.

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NOTE 4 – INVESTMENTS AND LONG-LIVED ASSETS

Land

Upon purchasing land, the value is recorded at the purchase price or fair value, whichever is more accurate. Costs incurred to prepare the land for the intended purpose, which is efficient irrigated farming, is also capitalized in the recorded cost of the land. No amortization or depreciation is taken on Land. However, the land is reviewed by management at least once per year to ascertain if a further analysis is necessary for any potential impairments.

Water rights and infrastructure

The Company has acquired both direct flow water rights and water storage rights. We have obtained water rights through the purchase of shares in a mutual ditch company, which we did with our purchase of shares in HCIC, or through the purchase of an entity holding water rights, which we did with our purchase of the Orlando. The Company may also acquire water rights through outright purchase. In all cases, such rights are recognized under decrees of the Colorado water court and administered under the jurisdiction of the Office of the State Engineer. Upon purchasing water rights, the value is recorded at our purchase price. If a majority interest is acquired in a company holding water assets (potentially with other assets including water delivery infrastructure, right of ways, and land), the Company determines the fair value of the assets. To assist with the valuation, the Company may consider reports from a third-party valuation firm. If the value of the water rights is greater than what the Company paid then a bargain purchase gain is recognized. If the value of the water assets are less than what the Company paid then goodwill is recognized.

Subsequent to purchase, management periodically evaluates the carrying value of its assets, and if the carrying value is in excess of fair market value, the Company will establish an impairment allowance. Currently, there are no impairments on the Company’s land and water shares. No amortization or depreciation is taken on the water rights.

Construction in progress

During the year ended December 31, 2016, the Company transferred, as a partial completion, $3,315,000 into the first greenhouse. The Company has expended $8,922,000 on greenhouses 1 and 2. Management’s current plan is to complete greenhouse 2 to be 90,000 square feet with an associated 15,000 square foot warehouse.

	Year ended December 31,
	2016	2015
Beginning balance	$4,684,000	$1,081,000
Additions	2,495,000	5,430,000
Finished - Transferred	(3,659,000)	(1,827,000)
Ending Balance	$3,520,000	$4,684,000

Intangible Assets

On November 2, 2012, the Company acquired the Dionisio produce business and related equipment for $1,873,000 plus accrued interest of $30,000.

The purchase price was allocated as follows:

Produce business	$1,037,000
Equipment	836,000
Prepaid interest	30,000
Ending Balance	$1,903,000

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Due to the discontinuance of the DFP farming operations, all of these assets have been written off as of December 31, 2016.

	Year ended December 31,
	2016	2015
Customer list	$-	$580,000
Trade name	-	220,000
Residual goodwill	-	237,000
	-	1,037,000
Less accumulated amortization	-	(120,000)
Ending Balance	$-	$917,000

NOTE 5 – NOTES PAYABLE

HCIC Seller Carry Back Notes

Beginning on September 17, 2009, Two Rivers began acquiring shares in HCIC and related land from a HCIC shareholder. As part of these acquisitions, many of the sellers financed notes payable with Two Rivers and HCIC. As of December 31, 2012, these loans totaled $7,364,000. The notes carry interest at 6% per annum, interest payable monthly, the principal amounts were due at various dates from March 31, 2013 through September 30, 2016, and are collateralized by HCIC shares and land.

In June 2013, the Company negotiated an extension on holders representing $6,164,000 of the seller carry back notes. Previously these amounts were due either August or September 2013. The holders of the notes agreed to extend the due date to June 30, 2016. In exchange for this extension, the Company increased the principal balance by 20% from $6,164,000 to $7,397,000, paid 5.43% against the principal and agreed to begin paying monthly interest and principal at a 20-year amortization rate.

For the year ending December 31, 2016 the Company is in technical default on $6,660,000 of the HCIC carry back notes due to non-payment of principle. Consequently, the entire amount of the notes has been classified as current. Management has been in contact with the various holders about an extension to July 1, 2019. As of December 31, 2016, management has received written commitments to extend $5,653,000 of these notes to July 1, 2019.

Holders representing $3,181,000 of the notes held conversion rights into the Company’s common shares at $1.00 to $1.25. These conversions were cancelled and replaced by 5-year warrants at $3.00 per share. A total of 1,367,000 warrants were issued. The warrants issued had a fair value of $277,000 using the Black Scholes method of fair value determination.

Colorado Water Conservation Loan (“CWCB”)

On March 5, 2012, the Company closed long-term financing with the Colorado Department of Natural Resources, Colorado Water Conservation Board in the amount of $1,185,000 (the “CWCB Loan”). This loan partially finances the rehabilitation of the Cucharas Reservoir to bring it into safety compliance with the Colorado State Engineers office. Further, the CWCB Loan assisted with the rehabilitation of the Orlando facilities. There was a $12,000 service fee due upon closing. This amount is being amortized over the expected life of the CWCB Loan, which is 20 years with interest fixed at 2.5% per annum. During the year ended December 31, 2016, the Company paid an additional $210,000 toward the CWCB Loan principal in order to release CWCB’s lien on 157 acres being used to build GrowCo greenhouses. As of December 31, 2016, and 2015, the amounts outstanding under the CWCB Loan totaled $798,000 and $845,000, respectively.

FirstOak Bank – Dionisio Purchase

The cost of the Dionisio land/water acquisition was $1,500,000, of which $900,000 was financed by FirstOak Bank and $600,000 was paid in cash.

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The terms of the FirstOak loan is at 1% above the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks known as the Wall Street Journal Prime Rate (3.50% as of December 31, 2016 and 3.25% as of December 31, 2015), subject to a minimum of 6% per annum. The FirstOak loan is secured by the Dionisio assets, which include 146 shares of the Bessemer Irrigation Ditch Company (“BIDC”). There are five annual payments of $76,000 due each December 15 commencing December 15, 2012. A balloon payment of all accrued interest and outstanding principal is due June 15, 2017. As of December 31, 2016 and 2015, the amounts outstanding under the FirstOak loan totaled $771,000 for both years.

In May 2014, the Company also borrowed $176,000 to purchase additional farmland. The loan is at 1.5% above the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks known as the Wall Street Journal Prime Rate, subject to a minimum of 6% per annum. The FirstOak loan is secured by 9 BIDC shares, well permits and water leases. There are five annual payments of $15,000 due each December 15 commencing December 15, 2014. A balloon payment of all accrued interest and outstanding principal is due December 5, 2018 of $160,000. As of December 31, 2016 and 2015, the amounts outstanding under the FirstOak loan totaled $118,000 and $162,000, respectively. We plan to settle this debt with the dissolution of farming operations.

Seller Carry Back – Dionisio

On November 2, 2012, the Company acquired the Dionisio produce business and related equipment for $1,500,000. The seller carried back $600,000 (which was subsequently reduced to $590,000 due to the Company assuming additional debt owed by seller) of this purchase price. The note is paid quarterly, interest only at 6% per annum. The note is due November 2, 2017. Certain assets of Dionisio secure the note. The Company is in default on this debt due to non-payment of interest. We plan to settle this debt with the dissolution of farming operations.

FirstOak Bank – Mater Purchase

The cost of the Mater land/water acquisition was $325,000, of which $169,000 was financed by FirstOak, $25,000 seller carry back and $131,000 was paid in cash. The purchase price has been allocated to land for $106,000 and $219,000 to water rights representing the purchase of BIDC shares.

The terms of the First Oak loan is at 1% above the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks known as the Wall Street Journal Prime Rate, subject to a minimum of 6% per annum. The FirstOak loan is secured by the Mater assets. There are four annual payments of $15,000 due each December 5 commencing December 15, 2013. A balloon payment of all accrued interest and outstanding principal is due December 5, 2017 for $159,000.

As of December 31, 2016 and 2015, the amounts outstanding under the FirstOak loan totaled $156,000 and $152,000, respectively. We plan to settle this debt with the dissolution of farming operations.

McFinney Agri-Finance LLC (McFinney) and Ellicot second mortgage (Ellicot)

On March 15, 2013, the Company purchased unimproved land in El Paso county, Colorado for a purchase price of $1,250,000. The company paid $620,000 (including closing costs and allocations) and financed $650,000 McFinney and $400,000 Ellicot, through private investors.

The terms of the McFinney financing is for monthly payments of principal and interest of $4,238 per month, a fixed interest rate of 6.8% per annum, with the remaining principal due on April 1, 2018. The note is secured by a deed of trust on the 2,579 acres of land purchased and a guaranty of payment by the Company. As of December 31, 2016 and 2015, the amounts outstanding under the McFinney loan totaled $625,000 and $631,000, respectively.

GrowCo $4M Notes

During the ended December 31, 2015, the Company, through its subsidiary GrowCo, issued $4,000,000 in promissory notes to 17 individual investors. The notes have a security interest in the land, water and improvements to the 157 acres where GrowCo Partners 1 and GrowCo Partners 2 are developing the greenhouses. The notes pay 22.5% in annual interest, with interested paid monthly, and are due April 1, 2020. The Company cannot prepay the notes; however, noteholders have the right to call the notes at the first anniversary, or thereafter, of each note with a 60-day notice to the Company. Due to this call provision, the net amount of the GrowCo note balance of $4,000,000 is presented as a current portion of long term debt on the financials.

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The GrowCo notes investors also received one GrowCo common stock $1 warrant for each $1 invested. These warrants expire on April 30, 2020.

GrowCo Exchange Notes

In the first quarter of 2016, GrowCo obtained $300,000 in subscriptions and associated payments in a promissory note offering of up to $1.5 million. In September 2016 GrowCo changed the offering to two series of promissory notes with aggregate principal amounts of up to either $6 million or $7 million, in each case together with warrants to purchase, at a price of $0.25 per share, .25 GrowCo common shares for each dollar invested in the related promissory notes. The initial four investors in the $6 million version of the notes received warrants to purchase one TURV share for each $1.00 invested at a price of $0.50 per share. Of the $300,000 principal amount of notes issued earlier, $200,000 were exchanged for the new note and warrant packages and $100,000 remain outstanding. As of March 3, 2017, GrowCo had raised $5.0 million, including the $200,000 of notes issued in exchange for the earlier offered notes. At that time the financing was closed.

During the year ended December 31, 2016, the Company incurred $493,000 in debt issuance costs related to its GrowCo Exchange Notes offering and expensed $73,000 to interest expense. The debt issuance costs are being amortized via the effective interest method, using 22.5%, over the life of the notes.

Hemp Crop Participation Loan

For the twelve months ended December 31, 2016, DFP issued short term notes, due March 31, 2017, to assist with the payment of crop inputs. These notes are secured by the Company’s live agriculture products planted during the 2016 calendar year. On August 10, 2016, Wayne Harding, our Chief Executive Officer, invested $7,000 in the DFP Hemp Crop Participation Loan (see Note 11).

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Below is a summary of the Company’s long term debt:

	December 31, 2016		December 31, 2015
Note	Principal Balance	Accrued Interest	Principal Balance	Interest rate	Security
HCIC seller carry back	$6,645,000	$147,000	$7,373,000	6%	Shares in the Mutual Ditch Company
Series B convertible debt	-	-	25,000	6%	F-2 assets
CWCB	798,000	23,000	845,000	2.5%	Certain Orlando and Farmland assets
FirstOak Bank - Dionisio Farm	771,000	12,000	771,000	(1)	Dionisio farmland and 146.4 shares of Bessemer Irrigating Ditch Company Stock, well permits
FirstOak Bank - Dionisio Farm	118,000	1,000	162,000	(2)	Dionisio farmland and 9 shares of Bessemer Irrigating Ditch Company Stock, well permits, water leases
Seller Carry Back - Dionisio	590,000	4,000	590,000	6.0%	Unsecured
FirstOak Bank - Mater	156,000	2,000	152,000	(1)	Secured by Mater assets purchased

McFinney Agri-Finance	625,000	-	631,000	6.8%	2,579 acres of pasture land in Ellicott Colorado
GrowCo, Inc.
GrowCo $4M notes	4,000,000	159,000	4,000,000	22.5%	GCP1 land, water taps, Butte Valley water and land
GrowCo $1.5M exchange note	100,000	6,000	-	22.5%
GrowCo $6M exchange note	2,010,000	118,000	-	22.5%
GrowCo $5M exchange note	2,677,000	75,000	-	10-22.5%
Hemp loan	71,000	3,000	-	18%	Unsecured
GCP1 Short Term NP	25,000	-	-	22.5	Unsecured
Equipment loans	300,000	-	385,000	5 - 8%	Specific equipment
Total	18,886,000	$550,000	14,934,000
Less: HCIC discount	-		(127,000)
Less: GrowCo discount	(530,000)		(109,000)
Less: Current portion	(12,590,000)		(11,068,000)
Long term portion	$5,766,000		$3,630,000

Notes:
(1) Prime rate + 1.0%, but not less than 6%
(2) Prime rate + 1.5%, but not less than 6%

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Current portion long term debt:	December 31, 2016
HCIC seller carry back	$6,645,000
CWCB	51,000
FirstOak Bank – Dionisio Farm	771,000
FirstOak Bank - Dionisio Farm	5,000
FirstOak Bank - Mater	156,000
FNB-Mater	590,000
McFinney Agri-Finance	8,000
GrowCo note	4,000,000
GrowCo $1.5M exchange note	100,000
Hemp loan	71,000
GCP1 Short Term NP	25,000
Equipment loans	168,000
Total	$12,590,000

Schedule of principal payment due by year:

Year Ending December 31,	Total
2017	$8,590,000
2018	53,000
2019	674,000
2020	4,537,000
2021 & Beyond	5,032,000 (1)
Total	$18,886,000

Note: (1) This amount includes $4,000,000 in GrowCo notes that can be called with a 60-day notice by Noteholders after April 1, 2016.

NOTE 6 – INFORMATION ON BUSINESS SEGMENTS

We organize our business segments based on the nature of the products and services offered. We focus on the Water and Greenhouse business with Two Rivers Water & Farming Company as the Parent company. Therefore, we report our segments by these lines of businesses: Greenhouse and Water. Greenhouse contains our leasing of state of the art greenhouses to cannabis growers. Water contains our Water Business (HCIC and Orlando). Our Parent category is not a separate reportable operating segment. Segment allocations may differ from those on the face of the income statement. The Farming Business has been discontinued and therefore the operating losses and assets have been summarized.

In the following tables of financial data, the total of the operating results of these business segments is reconciled, as appropriate, to the corresponding consolidated amount. There are some corporate expenses that were not allocated to the business segments, and these expenses are contained in the “Total Operating Expenses” under Parent.

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Operating results for each of the segments of the Company are as follows (in thousands):

	Twelve Months Ended December 31, 2016					Twelve Months Ended December 31, 2015
	Parent (Two Rivers)	Farms (DFP)	Greenhouse (GrowCo., GCP1, GCP2)	Water (TR Cap)	Total	Parent	Farms	Greenhouse	Water	Total
Revenue	$-	$-	$204	$68	$272	$-	$-	$947	$10	$957
Less: direct cost of revenue	-	-	-	-	-	-	-	203	-	203
Gross Margin	-	-	204	68	272	-	-	744	10	754
Total Operating Expenses	(1,208)	-	(2,457)	(212)	(3,877)	(1,428)	-	(402)	(214)	(2,044)
Total Other Income (Expense)	(24)	-	(1,463)	(603)	(2,090)	(100)	-	(600)	(725)	(1,425)
Net (Loss) from Operations Before Income Taxes	(1,232)	-	(3,716)	(747)	(5,695)	(1,528)	-	(258)	(929)	(2,715)
Income Taxes (Expense)/Credit	-	-	-	-	-	-	-	-	-	-
Net (Loss) from discontinued operations	-	(2,624)	-	-	(2,624)	-	(1,025)	-	-	(1,025)
Net Loss from Operations	(1,232)	(2,624)	(3,716)	(747)	(8,319)	(1,528)	(1,025)	(258)	(929)	(3,740)
Preferred dividends	(1,937)	-	(671)	-	(2,608)	(1,988)	(49)	(374)	-	(2,411)
Non-controlling interest	-	-	206	(6)	200	-	-	-	(6)	(6)
Net (Loss)	$(3,169)	$(2,624)	$(4,181)	$(753)	$(10,727)	$(3,516)	$(1,074)	$(632)	$(935)	$(6,157)
Segment Assets	$726	$2,785	$9,179	$35,077	$47,767	$1,775	$5,158	$7,667	$33,289	$47,889

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NOTE 7 - EQUITY TRANSACTIONS

Common Stock

The Company has authorized 100,000,000 shares of common stock with a par value of $0.001. The total issued common stock as of December 31, 2016, was 30,452,075 common shares.

During the year ended December 31, 2016, the Company had the following common stock transactions:

●	issued 1,880,948 shares to its former CEO for RSU’s previously awarded
●	returned 35,000 from a former independent board member;
●	issued 127,500 shares to its independent board members for 2015 service;
●	issued 85,000 shares to a former director for RSU’s previously awarded;
●	issued 727,500 shares to an HCIC debt holders in return for reduction in debt;
●	issued 649,700 shares for warrant exercises; and
●	issued 35,616 shares to holders of TR Capital for conversion into the Company’s shares.

During the year ended December 31, 2015, the Company had the following common stock transactions:

●	issued 130,833 shares to its independent board members for 2014 service;
●	issued 178,080 shares to holders of TR Capital for conversion into the Company shares;
●	issued 59,360 shares to holders of F-2 Preferred Shares who converted into the Company shares;
●	issued 2,000 shares to a consultant for work performed in 2016; and
●	issued 86,000 shares to a previous board member from a prior RSU grant.

Stock Incentive Plans

The Company previously had a 2005 Stock Option Plan (“2005 Plan”) that was superseded by the Two Rivers 2011 Long-Term Stock Incentive Plan (“2011 Plan”). Upon the Company’s shareholder adoption of the 2011 Plan, the 2005 Plan stopped issuance of any further grants, except for grants previously committed by agreement.

Under the 2005 Plan, we have the following stock options issued and outstanding:

Company Relationship	Options	Date of Grant	Vesting Date	Performance Requirement	Expiration Date	Exercise Price	Exercised to Date
Former Director	1,023,200	Jul-06	Jul-06	Satisfied	Jul-16	$1.25	-
Consultants	966,667	Various	Various	Satisfied	Various	$1.25	-
Total	1,989,867

If all of the options were exercised, $2,487,000 would be collected by the Company and yield an average share price of $1.25.

There were no options issued under the 2005 Plan for the years ending December 31, 2016 and 2015.

A summary of the Two Rivers 2005 Option Plan (“2005 Plan”) is as follows:

	Shares	Weighted Average Exercise Price
Outstanding December 21, 2014	1,989,867	$1.25
Granted	-	-
Cancelled	-	-
Expired	-	-
Exercised	-	-
Outstanding December 31, 2015	1,989,867	1.25
Granted	-	-
Cancelled	-	-
Expired	-	-
Exercised	-	-
Outstanding December 31, 2016	1,989,867	$1.25
Options Exercisable, December 31, 2016	1,989,867	$1.25

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For the year ended December 31, 2016, the Company extended 600,000 options that were due to expire in 2016 and 2017 to an expiration dates in 2018 and 2019. This extension resulted in $52,000 of expense being recorded in 2016.

Under the 2011 Plan, we have the following stock options issued and outstanding:

Company Relationship	Options	Date of Grant	Vesting Date	Performance Requirement	Expiration Date	Exercise Price	Exercised to Date
CEO	600,000	Aug ‘16	Various	Ongoing	Aug-’26	Variable	-
Directors	600,000	Various	Various	Satisfied	Various	$0.53	-
Employees	610,000	June ‘16	Various	Ongoing	Jun-’26	$0.30	-
Others	2,363,448	Various	Various	Satisfied	Various	Variable	-
Total	4,173,448

Option Valuation Process

The fair value of each option award is estimated on the date of grant. To calculate the fair value of options, the Company uses the Black-Scholes model employing the following variables:

	2016	2015
Expected stock price volatility	142%	72%
Risk-free interest rate	0.83%	1.45%
Expected option life (years)	5.00	3.63-4.58
Expected annual dividend yield	0%	0%

The Company arrived at the foregoing estimate of volatility of the Company’s common stock based on the Company’s stock closing price on a weekly basis and averaged over the prior five years. The risk-free rate for periods within the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of grant. The Company believes these estimates and assumptions are reasonable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.

A summary of the Two Rivers 2011 Long-Term Stock Incentive Plan (“2011 Plan”) is as follows:

Shares
Outstanding December 31, 2014	2,445,948
Granted	-
Cancelled	-
Expired	-
Exercised	-
Outstanding December 31, 2015	2,445,448
Granted	1,810,000
Cancelled	-
Expired	-
Exercised	-
Outstanding December 31, 2016	4,173,448
Exercisable, December 31, 2016	2,725,948

The option expense from both the 2011 and 2005 Plans were $180,000 and $31,000 for the years ended December 31, 2016 and 2015, respectively.

Under the 2011 Plan, we have issued the following Restricted Stock Units (RSUs):

Grantee	Company Relationship	RSUs issued	Date of Grant	Vesting Date	Performance Requirement	Exercised to Date
Jolee Henry	Prior Director	400,000	Oct-10	Jan-11	n/a	171,000
		400,000				171,000

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The Company can issue stock awards and options for nonemployee services. If stock is granted, the Company values the stock using an average of the closing price of the Company’s stock over the period that the service was rendered. If options are granted, the Company uses the Black-Scholes model for determining fair value (see above).

Warrants

As of December 31, 2016, the Company has outstanding the following warrants to purchase common stock:

Grantee	Company Relationship	Shares	Date of Grant	Vesting Date	Expiration Date	Exercise Price
Investor Group	Investors	300,000	Feb-12	Mar-12	(1)	$1.00
Wedbush Securities	Financial Advisor	200,000	Jun-12	Jun-12	Jun-17	$1.20
Dionisio Farms & Produce, Inc.	Investors in subsidiary	95,500	Dec-12	Dec-12	Dec-17	$3.00
Two Rivers Farms F-1	Prior creditor in F1	12,500	Dec-12	Dec-12	Dec-17	$3.00
Two Rivers Farms F-2	Investors in subsidiary	233,500	Dec-12	Dec-12	Dec-17	$3.00
HCIC Note Holders	Creditors	839,500	Jun-13	Jun-13	Jun-18	$3.00
TR Capital Partners, LLC	Investors	14,168,944	2014	2014	Jan-19	$2.10
GrowCo Exchange Note	Creditors	700,000	Apr-16	Apr-16	May-21	$0.50
		16,549,944

(1)	These warrants are priced at the same price per share as the expected equity offering and expire one year after the completion of the expected equity offering.

For the years ended December 31, 2016 and 2015, warrant expense totaled $327,000 and $55,000, respectively.

TR Capital Preferred Membership Units

The 30,159,000 TR Capital Preferred Membership units issued during the year ended December 31, 2014 are convertible into 1 common stock share of the Company and one-half warrant to purchase a share of stock of the Company. In accordance with ASC Topic 470-20, Debt (and other convertible instruments with beneficial convertible features (“BCF”), the Company determined that a BCF amounting to approximately $12,337,000 and a relative fair value attached to the warrants of approximately $3,641,000 were recorded for the year ended December 31, 2014. On the balance sheet as of December 31, 2014, these amounts were recorded as retained earnings and as additional paid in capital, respectively, and are representative of preferred share dividends available to non-controlling interest holders in the entity.

Note 8 – INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (formerly Statement of Financial Accounting Standard No., 109, Accounting for Income Taxes). Under the provisions of ASC 740, a deferred tax asset or liability (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or proceeding years.

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes consists of the following:

Effective tax rate
Federal statutory rate	34.00%
Effect of:
State taxes, net of federal benefit	3.06%
Permanent items	-10.09%
Return to Provision Adjustment	-1.58%
Other Adjustment	-1.64%
Valuation allowance	-23.74%
Effective income tax rate	0.00%

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Book loss reconciliation to estimated taxable income is as follows (in thousands):

	2016	2015
Book loss	$(10,933)	$(6,157)
Tax adjustments:
Stock Based Comp	61	-
Stock Comp Exercised	(33)	-
Capital Expenses	2,629	2,416
Meals & Entertainment	6	16
Warrant Expense	327	86
Political Contributions	16	20
Donations	-	-
Depreciation	514	169
Amortization	834	(43)
Estimate of taxable income	$(6,579)	$(3,493)

Income tax provision is summarized below (in thousands):

	2016	2015
Current expense (benefit)
Federal	$-	$-
State	-	-
Total current	-	-
Deferred expense (benefit)
Federal	(2,382)	(1,230)
State	(214)	(111)
Total deferred	(2,596)	(1,341)
Less: Valuation allowance	2,596	1,341
Total	$-	$-

We will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. At December 31, 2016 we had no unrecognized tax benefits in income tax expense, and do not expect any in 2016. Our income tax returns are no longer subject to Federal tax examinations by tax authorities for years before 2013 and state examinations for years before 2013.

The components of the deferred tax asset are as follows (in thousands):

Cumulative Calculations:	2016	2015
Current deferred tax asset:
Net operating loss carryforwards	$(16,319)	$(13,996)
Capital loss	(10)	(27)
Bargain purchase	643	643
RSU & stock option expense	(1,995)	(1,984)
Fixed Assets and Intangibles	(214)	65
Charitable Contributions	(5)	(5)
Bad Debt	-	-
Total cumulative deferred tax assets	(17,899)	(15,303)
Valuation allowance	17,899	15,303
Effective income tax asset	$-	$-

84

For the years ended December 31, 2016 and December 31, 2015, the deferred tax asset of $17,889,000 and $15,303,000, respectively, has a valuation allowance of $17,899,000 and $15,303,000, respectively, since management has determined the tax benefit cannot be reasonably assured of being used in the near future. The net operating loss carryforward, if not used, will begin to expire in 2029, and is severely restricted as per the Internal Revenue Code if there is a change in ownership. The following is a summary of the combined net operating loss carryforward (in thousands):

	Federal	Colorado
12/31/15	$37,456	$37,456
12/31/16	6,579	6,579
Balance	$44,035	$44,035

Note 9 – GOING CONCERN

The consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has not generated significant revenues and has incurred net losses (including significant non-cash expenses) of approximately $10,700,000 and $6,157,000 during the years ended December 31, 2016 and 2015, respectively. At December 31, 2016, the Company has a working capital deficit and a stockholders’ deficit of approximately $16,534,000 and $84,000,000, respectively. The HCIC seller carry back debt is in technical default.

These factors raise doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability or classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern. The following paragraphs describe management’s plans to mitigate.

The $4M GrowCo Note is classified as current due to the holders’ right to call the note upon 60-day’s notice. We do not believe that these holders will exercise their call option. The HCIC debt of $6.6 million is secured by water and land assets that are valued at approximately $24 million. Should the holders of the HCIC debt demand payment, the value of these assets make the debt re-financeable.

Since December 31, 2016 to March 21, 2017 the Company has collected $600,000 under its GrowCo Exchange Note offerings. Beginning the second quarter of 2016, GrowCo will begin receiving rent payments on the first greenhouse. The first use of these funds will be to pay GCP1 accounts payable. In addition, the Company has received $257,000 in preferred investment into its Water Redevelopment subsidiary. Another $500,000 is expected to be raised in a second Water Redevelopment offering. On March 24, 2017, we have signed a term sheet for a $3,000,000 PIPE (private investment in public entity) financing which will provide additional capital to satisfy our working capital and capital expenditures during the coming twelve months. The proceeds will also be used to retire some of our debt. The entire amount will be provided to the Company after signing of the definitive documents which we expect in April or May of 2017.

Additionally, we have substantially reduced by general and administrative and cash required for our operations as we have sold our irrigating farming business and reduced staff.

Management Plans

The Company has implemented a new strategy involving focusing on its water assets along with associated capital raises. On March 13, 2017, we have raised $257,000 as the first round of funding of our new water initiative. We plan to continue capital raises to fund our water initiatives.

We believe that the actions discussed above are probable of occurring and mitigating the substantial doubt raised by our historical operating results and satisfying our estimated liquidity needs 12 months from the issuance of the financial statements. However, we cannot predict, with certainty, the outcome of our actions to generate liquidity, including the availability of additional financing, or whether such actions would generate the expected liquidity as currently planned.

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NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Leases

In January 2016, the Company entered into a new lease with the Colorado Center in Denver Colorado for the corporate headquarters. The space is 1,775 square feet and monthly payments of $3,900, with minor escalations and common area maintenance charges. The lease terminates on June 30, 2018. On March 1, 2017 the Company entered into a sub-lease agreement with our related party McGrow for these office facilities.

The amounts due at the base rate are as follows:

Period	Amount Due
2017	$47,000
2018	$23,000

In February 2017 we entered into a new lease with Parker Road Campus, LLC in Aurora, Colorado, for our corporate headquarters. This space is 1,554 square feet and monthly payments of $2,201 which will begin April 1, 2017. The lease terminates on March 31, 2020. The amounts due at the base rate are as follows:

Period	Amount Due
2017	$24,000
2018	$28,000
2019	$28,000

Two Rivers has entered into a water lease arrangement with Pueblo Board of Water Works. The lease is effective in 2012, has a term of five years, and calls for annual payments of $100,000 beginning in April 2012. The annual payments can be escalated based upon the percentage increase, if any, over the previous year of the PBWW water rates for its general customers for treated water. The lease is for up to 500 acre feet of water per year. There are no further obligations under this lease.

The purpose of the lease is two-fold: a) to establish an appropriation of a water right for exchange from the Arkansas River main stream water to various Two Rivers’ reservoirs, and b) to provide supplemental irrigation water for our farming operations through releases from those reservoirs.

Defined Contribution Plan

Two Rivers does not have a defined contribution plan.

Employment Agreements

Effective January 1, 2011, the Company entered into an employment agreement with Wayne Harding, as CFO. The initial term of the contract was one year, which renews automatically for successive one-year terms unless and until either party delivers notice of termination within 30 days of the expiration of the then current term.

The Board determines annual incentive compensation at the Board’s sole discretion. If there is a change of control, each is entitled to an accelerated option vesting.

GCP 2 Construction

The GCP 2 greenhouse is partially completed. We estimate that the cost to complete the second greenhouse is approximately $3,000,000.

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Suncanna Litigation

In 2016, the Suncanna lease arrangement has been the subject of administrative and judicial proceedings:

●	On April 14, 2016, we were notified that Suncanna LLC had received a notice of suspension from the Marijuana Enforcement Division of the Colorado Department of Revenue. This suspension remains in place until a hearing.

●	Due to the suspension order, Suncanna was in violation of its lease agreement with us. On April 25, 2016, GCP1 terminated Suncanna’s lease and began an eviction process against Suncanna. Consequently, during the quarter ended March 31, 2016, we stopped recognizing lease revenue and wrote off the $700,000 lease receivable and $43,000 deferred rent that had been recorded as of December 31, 2015. We also wrote off advances to Suncanna totaling $587,000.

●	On July 22, 2016 GCP1 received a Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna to vacate the greenhouse by September 6, 2016.

●	On August 31, 2016, a lawsuit was filed by Aaron Van Wingerden, owner of Suncanna, in Pueblo County Colorado District Court against GrowCo, GrowCo Business Development, LLC, GCP1, GrowCo Funding, LLC., TR Capital, Two Rivers and certain current and former employees, and associates. We believe that the suit has no merit and will have no material impact on our financial condition.

●	On September 6, 2016, in accordance with the Writ of Restitution, Suncanna vacated the greenhouse and GCP1 took possession and began re-conditioning its greenhouse for a new tenant, who began growing operations in the fourth quarter of 2016.

●	On October 27, 2016, in a contempt of court hearing, a Pueblo County Colorado District Court judge ruled in favor of plaintiff Aaron Van Wingerden and against GCP1 in a matter regarding the prevention of Suncanna’s access to GCP1’s greenhouse prior to Suncanna vacating the premises on September 6, 2016. We believe that this ruling was in error and are appealing this decision.

Management believes that this case is without merit and has filed a cross-complaint to recover amounts owed by Suncanna under the Suncanna lease agreement

Note 11 – RELATED PARTY TRANSACTIONS

Pursuant to ASC 850 “Related Party Disclosure”, Management has evaluated related parties and all transactions associated with those and determined that no transactions exist which would require disclosure, except as disclosed below:

●	In August 2016 TR Capital Partners, LLC’s subsidiary GCP1 signed a lease agreement for greenhouse 1 with Johnny Cannaseed, a company formed and operated by John McKowen.
●	In June 2016 the Company’s subsidiary GCP2 signed a lease agreement for greenhouse 2 with Johnny Cannaseed.
●	In July 2016 the Company’s subsidiary GrowCo signed a series of agreements with McGrow, LLC, a Colorado limited liability company that is headed and partially owned by John McKowen. The agreements included a Master Agreement, and Advisory Services agreement, a Construction Services agreement, a Financing Services agreement, a Non-Compete and Exclusivity agreement, and a Stock Purchase Agreement. Collectively these are known as the “McGrow Agreements”. As a result of these agreements GrowCo paid McGrow for services provided primarily for the construction of greenhouses and fees associated with the raising of capital.

The following is a list of all related party transactions during the year ended 12/31/16:

●	Johnny Cannaseed, LLC

o	Advance of $33,599 for expenses incurred for greenhouse supplies.
o	Revenue recorded of $178,609 for greenhouse lease.

●	McGrow, LLC

o	Advance of $8,295 for services rendered.
o	Advance of $5,000 for services rendered.
o	Expense payment of $374,526 for services rendered.
o	Fees paid of $107,250 for financing services.
o	Advance of $12,548 for services rendered.
o	The Company entered into a subleasing agreement whereby McGrow will pay $47K per year for office space leased by the Company.

●	John McKowen (former CEO of Two Rivers)

o	Interest expense of $85,630 on investment into GCP Super Units.
o	Payment of office space of $ 29,458 while CEO of Two Rivers.
o	Equity investment of $496,000 in GCP Super Units.
o	Equity compensation in the form of GrowCo common shares valued at $100,000 for services provided.
o	Fees of $71,864 for GrowCo capital raised.

87

●	Wayne Harding CEO

o	Short-term loan to the Company of $5,000 .
o	Short-term loan to the Company of $7,000.
o	Invested $100,000 in the GrowCo $4M Note.

●	Russ Dionisio, our former employee and operator of DFP Farming holds a seller carry-back note for which the Company owes $590,000.

●	Existing investors, including the Thomas Prasil Trust who is a greater than 5% investor, have invested approximately $8.5 M in GrowCo securities and DFP short term loans.

●	Board Members

o	Samuel Morris $5,000 short-term loan to the Company.
o	Michael Harnish invested $35,000 in the GrowCo $6M Exchange Note prior to becoming a board member.

Note 12 – SUBSEQUENT EVENTS

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from December 31, 2016 through the date of issuance of these financial statements. During this period, we did not have any significant subsequent events, except as disclosed below:

●	The Company formed Water Redevelopment Company (“Water Redevelopment”), a Delaware corporation, to focus on its water development. Presently the Company owns 99% of Water Redevelopment. All of the Company’s water related assets and related debt and accounts payable were transferred into Water Redevelopment.
●	As part of its ongoing From D registration statement offering for GrowCo’s offering in GrowCo Exchange Notes, the Company has collected an additional $300,000 to total $5,037,000.
●	The Company, through its subsidiary GrowCo, began offering a $2,000,000 GrowCo Exchange note. This note accrues interest at 22.5%, with interest deferred until GrowCo becomes operationally cash flow positive. The Company has collected $300,000 total on this Exchange Note.
●	On March 3, 2017 the Company sold all of its land and associated water rights for a gross sales price of $1,740,000. Proceeds will be used to first pay secured creditors and then unsecured creditors.
●	On March 1, 2017 the Company entered into a sub-lease agreement effective April 1, 2017 with a related party McGrow for the entirety of the office facilities at the Colorado Center (see Note 11).
●	On March 13, 2017 the Company raised $257,000 from private investors in a Preferred A financing round for its Water Redevelopment subsidiary.
●	On March 24, 2017 the Company and an investor signed a term sheet for a PIPE (private investment in public entity) financing transaction that will provide $3,000,000 to the company once definitive documents are signed.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except for number of shares)

	September 30, 2017 (unaudited)	December 31, 2016 (derived from audit as restated)
ASSETS:
Current Assets:
Cash and cash equivalents	$102	$150
Accounts receivable	5	-
Accounts receivable related party, net	1,514	240
Deposits and other current assets	120	5
Assets of discontinued operations held for sale	-	2,785
Total Current Assets	1,741	3,180
Long Term Assets:
Property, equipment and software, net of current portion	214	599
Land	3,602	3,803
Water assets	31,223	31,183
Greenhouse and infrastructure	5,407	5,402
Construction in progress	3,968	3,520
Accounts receivable related party, net	1,241	-
Other long term assets	85	80
Total Long Term Assets	45,740	44,587
TOTAL ASSETS	$47,481	$47,767

LIABILITIES & STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$966	$1,495
Accrued liabilities	1,534	695
Current portion of notes payable	13,307	10,780
Preferred dividend payable	4,984	3,105
Liabilities of discontinued operations held for sale	320	2,841
Total Current Liabilities	21,111	18,916
Security deposit	16	-
Notes Payable, net of current portion and unamortized debt issuance costs	5,121	5,556
Total Liabilities	26,248	24,472
Commitments & Contingencies
Stockholders' Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 32,472,221and 30,452,075 shares issued and outstanding at September 30, 2017 and December 31, 2016	33	31
Additional paid-in capital	76,615	75,142
Accumulated (deficit)	(87,393)	(84,244)
Total Two Rivers Water Company Shareholders' Equity	(10,745)	(9,071)
Noncontrolling interest in subsidiary	31,978	32,366
Total Stockholders' Equity	21,233	23,295
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$47,481	$47,767

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In Thousands, except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue
Leasing – Greenhouse (related party)	$1,006	$-	$2,865	$25
Other	16	7	40	40
Total Revenue	1,022	7	2,905	65
Operating Expenses:
General and administrative	625	617	1,201	2,717
Depreciation and amortization	94	46	343	152
Total operating expenses	719	663	1,544	2,869
Profit (Loss) from Operations	303	(656)	1,361	(2,804)
Other Income (Expense)
Interest (expense)	(717)	(463)	(1,905)	(1,262)
Warrant expense	(93)	-	(93)	-
Gain (loss) on disposal of assets	(72)	-	9	-
Other income	-	8	9	47
Total other income (expense)	(882)	(455)	(1,980)	(1,215)
Net (Loss) from Continuing Operations before Taxes	(579)	(1,111)	(619)	(4,019)
Income tax (provision) benefit	-	-	-	-
Net (Loss) from discontinued operations	(92)	77	(1,174)	(316)
Net (Loss)	(671)	(1,035)	(1,793)	(4,335)
Net loss (income) attributable to noncontrolling interest	395	1	538	(7)
Net Income (Loss)	(276)	(1,034)	(1,255)	(4,342)
Preferred shareholder distributions	(686)	(695)	(1,880)	(1,938)
Net Loss Attributable to Common Shareholders	$(962)	$(1,729)	$(3,135)	$(6,280)
Profit (Loss) Per Common Share - Basic and Dilutive:	$(0.03)	$(0.06)	$(0.10)	$(0.22)
Weighted Average Shares Outstanding:
Basic and dilutive	31,974	28,064	31,571	27,957

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	For the Nine Months Ended September 30
	2017	2016
Cash Flows from Operating Activities:
Net (Loss)	$(3,673)	$(6,280)
Adjustments to reconcile net income or (loss) to net cash (used in) operating activities:
Depreciation and amortization	344	542
Accretion of debt discount	326	177
Loss from debt extinguishment	70	-
Write off of Suncanna receivable and advance	-	910
Stock Option and Warrant expense	728	14
In-kind distributions	-	495
Loss (gain) on write down of assets related to property and equipment	578	-
Net change in operating assets and liabilities:
(Increase) decrease in accounts receivable	32	(1,235)
(Increase) in accounts receivable, related party	(2,515)	-
Decrease in farm product	-	(1,135)
(Increase) decrease in deposits, prepaid expenses and other assets	(63)	(11)
Increase (decrease) in accounts payable	(987)	2,978
Increase in distribution payable to preferred shareholders	1,881	1,093
Increase in accrued liabilities and other	820	329
Net Cash (Used in) Operating Activities	(2,459)	(2,123)

Cash Flows from Investing Activities:
Purchase of property and equipment	(79)	-
Proceeds from sale of property and equipment	945	(125)
Purchase of land, water shares, infrastructure	-	(446)
Construction in progress	(616)	(2,163)
Net Cash Provided by (Used in) Investing Activities	250	(2,734)

Cash Flows from Financing Activities:
GrowCo LLC preferred membership offerings	-	1,095
Proceeds from sale of preferred membership units	252	-
Proceeds from warrant exercises	209	-
Proceeds from long-term debt	2,236	4,199
Payment on notes payable	(536)	(355)
Net Cash Provided by Financing Activities	2,161	4,939
Net Increase (Decrease) in Cash & Cash Equivalents	(48)	82
Beginning Cash & Cash Equivalents	150	521
Ending Cash & Cash Equivalents	$102	$603

Continued on next page

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Continued from previous page

	For the Nine Months Ended September 30,
	2017	2016
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of $122 and $132 respectively capitalized into CIP	$961	$835
Land exchanged for debt	$1,606	$-
Shares issued in exchange for debt	$322	$-
Conversion of TR Cap into Two Rivers common shares	$70	$-
Conversion of Accounts Payable into Water Redev preferred shares	$100	$-

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

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TWO RIVERS WATER & FARMING COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2017 and September 30, 2016

(Unaudited)

(a)       NOTE 1 – ORGANIZATION AND BUSINESS

Unless the context requires otherwise, references in these notes to “Two Rivers,” the “Company,” “we,” “our,” “us” and similar terms are to Two Rivers Water & Farming Company and its subsidiaries.

Corporate Evolution

In 2014, we formed a new company, TR Capital Partners, LLC or TR Capital, which issued all its common units to Two Rivers Water & Farming Company, and our direct and indirect subsidiaries entered into a series of related transactions as the result of which assets and operations of those subsidiaries were transferred to TR Capital. As a result, TR Capital operates or controls all of the operations formerly conducted by those subsidiaries, and we classify TR Capital as Two Rivers Water & Farming Company for purposes of our financial statements. Two Rivers has divided its operations into our traditional lines of business of farming and water, which are operated by us, and our cannabis-focused business, which is operated by our subsidiary GrowCo, Inc., or GrowCo.

Overview

In 2009, we began acquiring and developing irrigated farmland and associated water rights and infrastructure. As of September 30, 2017, we owned 6,942 gross acres.

In May 2014, we formed GrowCo, which issued 20,000,000 shares of its common stock to Two Rivers. In August 2014, we announced that we were reserving 10,000,000 of the GrowCo shares for distribution to holders of our Common Stock as of four record dates (January 1, 2015; April 1, 2015; July 1, 2015 and October 1, 2015) after a registration statement covering GrowCo common shares has been filed and declared effective, which has not yet occurred. On each record date, we recorded a pending distribution of 2,500,000 GrowCo common shares on a pro rata basis to holders of Common Stock.

On January 20, 2015, GrowCo Partners 1, LLC, or GCP1, completed a $4.4 million financing for the first greenhouse project, which consists of a 90,000 square foot greenhouse and 15,000 square foot processing and warehouse facility on 40 acres of land. GCP1’s greenhouse was partially occupied in September with lease revenue beginning September 1, 2015. On April 14, 2016, we received notice from the Marijuana Enforcement Division of the Colorado Department of Revenue that the then current tenant, Suncanna, LLC (“Suncanna”), had received a suspension order. This suspension, in addition to non-payment of back due lease payments owed, caused Suncanna to be in violation of its lease with GCP1. Therefore, GCP1 began the eviction process against Suncanna. Due to the eviction process, during the nine months ended September 30, 2016, we wrote off $743,000 in Lease Revenues – Related Party, wrote off $587,000 in advances to Suncanna, and did not recognize any Lease Revenues – Related Party. During the nine months ended September 30, 2016, we recognized $25,000 in greenhouse lease revenue from a payment received from Suncanna in early April 2016. The total write off of $1.330 million was partially offset by a $350,000 reduction in the amount owed to the GCP1 preferred unit holders. On July 22, 2016 GCP1 received a Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna to vacate GCP1’s greenhouse by September 6, 2016. On August 31, 2016, a lawsuit was filed by Aaron Van Wingerden, owner of Suncanna, in Pueblo County Colorado District Court against GrowCo, GrowCo Business Development, LLC., GCP1, GrowCo Funding, LLC., TR Capital, Two Rivers and certain current and former employees, and associates. The Company believes that the suit has no merit and will have no material impact on the Company’s financial condition.

Our second greenhouse project will also consist of a 90,000 square foot greenhouse and 15,000 square foot processing and warehouse facility on an additional 40 acres of land. Upon completion, this project will be operated, as a landlord, by GrowCo Partners 2, LLC, or GCP 2. GCP 2’s greenhouse structure was ordered in 2016. Construction on this greenhouse began in early January 2016 with an expected completion in mid-2018.

During the third quarter of 2015, GrowCo completed a $4.0 million private placement of debt securities, with proceeds to be used to partially fund the second greenhouse and provide working capital.

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In December 2015, GrowCo completed a $5.1 million private placement of equity interests of GCP Super Units, LLC, which will invest directly in various assets of GrowCo, with proceeds to be used to complete the construction of the first greenhouse, partially fund the second greenhouse and provide working capital. Our investment in GCP Super Units, LLC is reflected on our balance sheet as a non-controlling equity interest.

In the first quarter of 2016, GrowCo obtained $300,000 in subscriptions and associated payments in a promissory note offering of up to $1.5 million. In September 2016 GrowCo changed the offering to two series of promissory notes with aggregate principal amounts of up to either $6 million or $7 million, in each case together with warrants to purchase, at a price of $0.25 per share, 1.00 GrowCo common shares for each dollar invested in the related promissory notes. The initial four investors in the $6 million version of the notes received warrants to purchase one TURV share for each $1.00 invested at a price of $0.50 per share. Of the $300,000 principal amount of notes issued earlier, $200,000 were exchanged for the new note and warrant packages and $100,000 remain outstanding. As of March 7, 2017, GrowCo had raised $5.0 million, including the $200,000 of notes issued in exchange for the earlier offered notes, at which time the offering was closed. A $2M offering was subsequently initiated in March 2017 with substantially the same terms for the purposes of finishing the second greenhouse. As of November 7, 2017, $1,520,000 had been raised in this offering.

Water Redevelopment Company

We formed Water Redevelopment Company (“Water Redev”) in February 2017 for the purpose of separating our water assets from the rest of our business and to enable additional raising of capital for the purpose of investing in our water assets. Water Redevelopment Company is a subsidiary of Two Rivers and focuses on development and redevelopment of infrastructure for water management and delivery. Water is one of the most basic, core assets. Water Redev’s first area of focus is in the Huerfano-Cucharas river basin in southeastern Colorado.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Two Rivers along with its farming, water and greenhouse operations. All significant inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Item 210 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements, although the Company believes that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation for the periods presented have been included as required by Regulation S-X, Rule 10-01. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ended December 31, 2017. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company’s consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 30, 2017.

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Non-controlling Interest

Below is the detail of non-controlling interest shown on the condensed consolidated balance sheets.

	September 30, 2017	December 31, 2016
TR Capital	$20,482,000	$20,552,000
HCIC	1,370,000	1,381,000
F-1	29,000	29,000
F-2	162,000	162,000
DFP	452,000	452,000
GrowCo	(746,000)	(206,000)
GrowCo Partners 1, LLC	3,601,000	3,621,000
GCP Super Units, LLC	4,923,000	4,923,000
Water Redevelopment Company, LLC	253,000	-
TR Cap 20150630 Distribution, LLC	497,000	497,000
TR Cap 20150930 Distribution, LLC	460,000	460,000
TR Cap 20151231 Distribution, LLC	495,000	495,000
Totals	$31,978,000	$32,366,000

In 2015, $152,000 of TR Capital Preferred Membership units were exchanged, pursuant to a pre-existing exchange agreement, for Two Rivers’ common shares and $60,000 of Two Rivers Farms F-2, Inc. (“F-2”) membership units converted into Two Rivers’ common shares. Two Rivers also formed three LLC special entities (TR Cap 20160630 Distribution, TR Cap 20160930 Distribution, and TR Cap 20161231) to provide in-kind distributions totaling $1,452,000 to holders of TR Capital Preferred Membership units.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, Two Rivers considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful life of each type of asset, which ranges from three to twenty-seven and a half years. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. Upon retirement or disposition, the related costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are credited or charged to income.

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Below is a summary of premises and equipment:

Asset Type	Life in Years	September 30, 2017	December 31, 2016
Office equipment, furniture	5 – 7	$11,000	$11,000
Computers	3	47,000	47,000
Vehicles	5	76,000	116,000
Farm equipment	7 – 10	299,000	1,632,000
Irrigation system	10	-	995,000
Buildings	27.5	15,000	393,000
Website	3	7,000	7,000
Subtotal		455,000	3,201,000
Less: Accumulated depreciation		(241,000)	(1,842,000)
Net book value		$214,000	$1,359,000

Land

Land acquired for farming or water rights is recorded at cost. Expenditures for leveling the land are added to the cost of the land. Irrigation is not capitalized in the cost of Land (Property and Equipment above). Land is not depreciated. However, once per year or whenever events and circumstances indicate the carrying value may not be recoverable, Management will assess the value of land held, and in their opinion, if the land has become impaired, Management will establish an allowance against the land.

Water Rights and Infrastructure

Management periodically evaluates the carrying value of its assets including water rights and infrastructure, and if the carrying value is in excess of fair market value, the Company will establish an impairment allowance. Currently, there is a $30,000 impairment reserve on the Company’s land and water shares. No amortization or depreciation is taken on the water rights.

Intangibles

Two Rivers recognizes the estimated fair value of water rights acquired by the Company’s purchase of stock in Huerfano Cucharas Irrigation Company (“HCIC”) and Orlando Reservoir No. 2 Company, LLC (“Orlando”). These intangible assets will not be amortized because they have an indefinite remaining useful life based on many factors and considerations, including the historical upward valuation of water rights within Colorado.

Revenue Recognition

Lease Revenues

The lease between GCP1, a subsidiary of TR Cap, and its related party lessee, Suncanna, was classified as an operating lease under ASC 840. Our lease with Johnny Cannaseed, our current tenant and a related party, is also classified as an operating lease. Payments under the lease agreements with Johnny Cannaseed are deferred for seven months after occupancy and these deferred rent payments will be repaid over a period of 24 months after payments begin.

On April 14, 2016, we received notice from the Marijuana Enforcement Division of the Colorado Department of Revenue that Suncanna had received a suspension order. This caused Suncanna to be in violation of its lease with GCP1. Therefore, GCP1 began an eviction process against Suncanna. Due to the eviction process, during the nine months ended September 30, 2016, we wrote off $743,000 in Lease Revenues – Related Party, wrote off $587,000 in advances to Suncanna, and did not recognize any Lease Revenues – Related Party. The total write off of $1.330 million is partially off-set by a $350,000 reduction in the amount owed to the GCP1 preferred unit holders.

On July 22, 2016 GCP1 received a court ordered Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna, the Company’s then tenant in its marijuana-focused greenhouse, to vacate the greenhouse by September 6, 2016. On September 6, 2016, the Company took possession of the greenhouse and began re-conditioning it for the new tenant which began growing operations in one half of the greenhouse in December 2016.

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Member Assessments

Once per year the HCIC board estimates HCIC’s expenses, less anticipated water revenues, and establishes an annual assessment per ownership share. One-half of the member assessment is recorded in the first quarter of the calendar year and the other one-half of the member assessment is recorded in the third quarter of the calendar year. Assessments paid by Two Rivers Water Company to HCIC are eliminated in consolidation of the condensed consolidated financial statements. The assessments that are not eliminated are included in Other revenue.

HCIC does not reserve against any unpaid assessments. Assessments due, but unpaid, are secured by the member’s ownership of HCIC. The value of this ownership is significantly greater than the annual assessments.

Stock Based Compensation

Beginning January 1, 2006, the Company adopted the provisions of ASC 718 and accounts for stock-based compensation in accordance with ASC 718. Under the fair value recognition provisions of this standard, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which generally is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of ASC 718 apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

Net (Loss) per Share

Basic net (loss) per share is computed by dividing net income (loss) attributed to Two Rivers available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

The dilutive effect of the outstanding 118,000 RSUs, 6,163,315 options, and 17,533,944 warrants at September 30, 2017, has not been included in the determination of diluted earnings per share since, under ASC 260 they would anti-dilutive.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018 which includes interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The adoption of this ASU is expected to result in all operating leases being capitalized in the Company’s financial statements. Due to the GrowCo leases, management believes that this ASU will have an impact on its financials and is in the process of analyzing its impact.

In August 2015, the FASB issued ASU 2015-14 which updated (to defer the effective date by one year) previously issued ASU 2014-09, “Revenue from Contracts with Customers”, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to record the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Expanded additional disclosures are required relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This accounting guidance is effective for the Company beginning in the first quarter of fiscal year 2018 using one of two prescribed retrospective methods. Early adoption is not permitted. At this point, due to the Company having no revenue contracts with customers, except for leasing agreements, Management believes that there will be no material impact on its financial statements.

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Management does not believe that any other recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – INVESTMENTS AND LONG-LIVED ASSETS

Land

Upon purchasing land, the value is recorded at the purchase price or fair value, whichever is more appropriate. Costs incurred to prepare the land for the intended purpose are also capitalized in the recorded cost of the land. No amortization or depreciation is taken on land. However, the land is reviewed by management at least once per year to ascertain if a further analysis is necessary for any potential impairments.

Water Rights and Infrastructure

The Company has acquired both direct flow water rights and water storage rights. It has obtained water rights through the purchase of shares in a mutual ditch company, which it accomplished through its purchase of shares in HCIC, or through the purchase of an entity holding water rights, which it effected through its purchase of a membership interest of Orlando. The Company may also acquire water rights through outright purchase. In all cases, such rights are recognized under decrees of the Colorado water court and administered under the jurisdiction of the Office of the State Engineer.

Subsequent to purchase, management periodically evaluates the carrying value of its assets, and if the carrying value is in excess of fair market value, the Company will establish an impairment allowance. Currently, there are no impairments on the Company’s land and water shares. No amortization or depreciation is taken on the water rights.

GrowCo, GCP1, GCP2 Greenhouse Construction in Progress

Construction costs are capitalized, and not amortized or depreciated until the construction is completed in accordance with ASC 360 and 835. The Company has completed the construction of its first greenhouse (90,000 square feet plus a 1,000 square feet boiler/mechanical room) and related warehouse facilities (15,000 square feet).

Construction costs are as follows:

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016

Beginning balance	$3,520,000	$4,684,000
Additions	506,000	2,495,000
Finished - Transferred	(58,000)	(3,659,000)
Ending Balance	$3,968,000	$3,520,000

The Company estimates an additional expenditure of $3.5 million is required for the completion of the GCP2 greenhouse and warehouse.

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NOTE 4 – NOTES PAYABLE

Below is a summary of the Company’s consolidated long term debt:

	September 30, 2017		Dec. 31, 2016
Note	Principal Balance	Accrued Interest	Principal Balance	Interest Rate	Security
HCIC seller carry back	$6,382,000	$330,000	$6,645,000	6%	Shares in the Mutual Ditch Company
CWCB	748,000	10,000	798,000	2.5%	Certain Orlando and Farmland assets
FirstOak Bank - Dionisio Farm	-	-	771,000	(1)	Dionisio farmland and 146.4 shares of Bessemer Irrigating Ditch Company Stock, well permits
FirstOak Bank - Dionisio Farm	-	-	118,000	(2)	Dionisio farmland and 9 shares of Bessemer Irrigating Ditch Company Stock, well permits, water leases
Seller Carry Back - Dionisio	-	-	590,000	6.0%	Unsecured
FirstOak Bank - Mater	-	-	156,000	(1)	Secured by Mater assets purchased
McFinney Agri-Finance	443,000	-	625,000	6.8%	2,579 acres of pasture land in Ellicott Colorado
GrowCo, Inc.
GrowCo $4M notes	4,000,000	383,000	4,000,000	22.5%	Various land and water assets
GrowCo $1.5M exchange note	100,000	9,000	100,000	22.5%	Various land and water assets
GrowCo $6M exchange notes	2,010,000	243,000	2,010,000	22.5%	Various land and water assets
GrowCo $7M exchange notes	2,977,000	246,000	2,677,000	10.0%-22.5%	Various land and water assets
GrowCo $2M exchange notes	1,520,000	73,000	-	22.5%	Various land and water assets
GrowCo Short Term Loan	-	-	$25,000	22.5%	Unsecured
Hemp Loan	-	-	71,000	18.0%	Unsecured
Two Rivers Long Term Loan	275,000	11,000	-	18.0%	Unsecured
Two Rivers Short Term Loan	300,000	40,000	-	20.0%	Unsecured
WaterRedev. Convertible Note	200,000	11,000	-	12.0%	Pasture land near Colorado Springs Colorado
Equipment loans	216,000	-	300,000	5 - 8%	Specific equipment
Total	19,171,000	$1,356,000	18,886,000
Less: Two Rivers discount	(136,000)		-
Less: GrowCo discount	(509,000)		(530,000)
Less: Current portion	(13,405,000)		(12,590,000)
Long term portion	$5,121,000		$5,766,000

(1) Prime rate + 1%, but not less than 6%.
(2) Prime rate + 1.5%, but not less than 6%.

The Company elected to adopt early FASB ASU 2016-03, whereby debt issuance costs are recorded as a deduction from the carrying value of liability, and not recorded as an asset. The debt issuance costs are amortized using the effective interest method. As of September 30, 2017 and December 31, 2016, the total debt discount was $645,000 and $530,000, respectively.

HCIC Carry Back Loan

For the nine months ended September 30, 2017, the Company is in technical default on $6,382,000 of the HCIC carry back notes due to non-payment of principle. Consequently, the entire amount of the notes have been classified as current. Management has been in contact with the various holders about an extension to July 1, 2019. As of September 30, 2017, management has received written commitments to extend $5,653,000 of these notes to July 1, 2019.

GrowCo $4M Notes

The $4.0 million of GrowCo notes are classified as current liabilities. The notes are due April 1, 2020 however, the holders have the right to request full payment of the principal balance with a 60-day notice.

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NOTE 5 – Information on Business Segments

We organize our business segments based on the nature of the products and services offered. We focus on the Water and Greenhouse business with Two Rivers Water & Farming Company as the Parent company. Therefore, we report our segments by these lines of businesses: Greenhouse and Water. Greenhouse contains our leasing of state of the art greenhouses to cannabis growers. Water contains our Water Business (HCIC and Orlando). Our Parent category is not a separate reportable operating segment. Segment allocations may differ from those on the face of the income statement. The Farming Business has been discontinued and therefore the operating losses and assets have been summarized.

In the following tables of financial data, the total of the operating results of these business segments is reconciled, as appropriate, to the corresponding consolidated amount. There are some corporate expenses that were not allocated to the business segments, and these expenses are contained in the “Total Operating Expenses” under Parent.

Operating results for each of the segments of the Company are as follows (in thousands):

	Nine Months Ended September 30, 2017					Nine Months Ended September 30, 2016
	Parent (Two Rivers)	Farms (DFP)	Greenhouse (GrowCo., GCP1, GCP2)	Water (TR Cap)	Total	Parent	Farms	Greenhouse	Water	Total
Revenue	$-	$-	$2,865	$40	$2,905	$-	$-	$25	$40	$65
Less: direct cost of revenue	-	-	-	-	-	-	-	-	-	-
Gross Margin	-	-	2,865	40	2,905	-	-	25	40	65
Total Operating Expenses	(571)	-	(306)	(667)	(1,544)	(582)	-	(2,123)	(165)	(2,870)
Total Other Income (Expense)	(41)	-	(1,689)	(250)	(1,980)	7	-	(763)	(459)	(1,215)
Net (Loss) from Operations Before Income Taxes	(612)	-	870	(877)	(619)	(575)	-	(2,861)	(584)	(4,020)
Income Taxes (Expense)/Credit	-	-	-	-	-	-	-	-	-	-
Net (Loss) from discontinued operations	-	(1,174)	-	-	(1,174)	-	(315)	-	-	(315)
Net (Loss) from Operations	(612)	(1,174)	870	(877)	(1,793)	(575)	(315)	(2,861)	(584)	(4,335)
Preferred dividends	(1,480)	-	(394)	(6)	(1,880)	(1,443)	-	(495)	-	(1,938)
Non-controlling interest	-	-	540	(2)	538	-	-	-	(7)	(7)
Net (Loss)	$(2,092)	$(1,174)	$1,016	$(885)	$(3,135)	$(2,108)	$(315)	$(3,356)	$(591)	$(6,280)
Segment Assets	$907	$-	$12,309	$34,265	$47,481	$2,075	$8,659	$8,763	$32,137	$51,634

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NOTE 6 – LEGAL PROCEEDINGS

In 2016, the Suncanna lease arrangement was the subject of administrative and judicial proceedings:

●	On April 14, 2016, we were notified that Suncanna LLC had received a notice of suspension from the Marijuana Enforcement Division of the Colorado Department of Revenue. This suspension remains in place until a hearing.
●	The suspension caused Suncanna to be in violation of its lease with GCP1. On April 25, 2016, GCP1 terminated Suncanna’s lease and began an eviction process against Suncanna. Due to the eviction process, during the nine months ended September 30, 2016, we wrote off $743,000 in Lease Revenues – Related Party, wrote off $587,000 in advances to Suncanna, and did not recognize any Lease Revenues – Related Party.
●	On July 22, 2016 GCP1 received a Writ of Restitution from the Pueblo County Colorado District Court ordering Suncanna to vacate the greenhouse by September 6, 2016.
●	On August 31, 2016, a lawsuit was filed by Aaron Van Wingerden, owner of Suncanna, in Pueblo County Colorado District Court against GrowCo, GrowCo Business Development, LLC, GCP1, GrowCo Funding, LLC, TR Capital, Two Rivers and certain current and former employees, and associates. We believe that the suit has no merit and will have no material impact on our financial condition.
●	On September 6, 2016, in accordance with the Writ of Restitution, Suncanna vacated the greenhouse and GCP1 took possession and began re-conditioning its greenhouse for a new tenant, who began growing operations in the fourth quarter of 2016.
●	On October 27, 2016, in a contempt of court hearing, a Pueblo County Colorado District Court judge ruled in favor of plaintiff Aaron Van Wingerden and against GCP1 in a matter regarding the prevention of Suncanna’s access to GCP1’s greenhouse prior to Suncanna vacating the premises on September 6, 2016. We believe that this ruling was in error and are appealing this decision.
●	On June 29, 2017, a mediation session was held in Colorado Springs between all parties involved with the Suncanna lawsuit along with each party’s legal counsel. To date, no settlement has been proposed.

Management believes that this case is without merit and has filed a cross-complaint to recover amounts owed by Suncanna under the Suncanna lease agreement.

The Company, the State of Colorado (Office of the State Engineer and the local Division Engineer), and neighboring water rights holders have been involved in litigation concerning water rights and claims by the State concerning an existing dam in Huerfano County, Colorado, and a demand by the State to breach the dam structure. (Two Rivers Water and Farming Co. vs. Welton Land and Water Co., (Pueblo Water Court)). As part of the litigation, Two Rivers has sought certain water rights demands by the neighboring water rights holders deemed wasteful. In the quarter ending June 30, 2016, the Company entered into a stipulation agreement with the State, settling the State’s claims, whereby the Company agreed to take the existing dam structure down to the sediment level. This is anticipated to begin in 2018. The Company also intends to work with the Colorado State Engineer to construct a new dam close to the prior dam structure, pending financing. The remainder of the litigation between the Company and the neighboring water rights holders awaits a trial setting.

On August 8, 2017, a summons was issued in the Arapahoe County District Court on behalf of former board members Dennis Channer, Rockey Wells and John Stroh demanding the Company pay $139,000 in attorneys’ fees owed to Ryley Carlock & Applewhite for services rendered to the former board members at their behest while members of the board. At present, there are ongoing motions filed by both parties that have not been ruled upon by the court. The $139,000 is included in our accounts payable on the balance sheet.

On October 18, 2017, at the Company filed a lawsuit against former employees of the its DFP farming operation for alleged theft. At present, no response has been filed.

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NOTE 7 – IMMATERIAL ERROR CORRECTIONS

This Quarterly Report on Form 10-Q of the Company for the nine months ended September 30, 2017, includes the restatement of the Company’s previously filed consolidated balance sheets for the fiscal year ended December 31, 2016.

The Company’s management has concluded that in the Assets section of the Balance Sheet, Long Term Assets for Land and Water, and under Liabilities the Liabilities for Discontinued Operations and Notes Payable, net of current portion were misstated and that for comparative purposes in 2017 filings these figures should be re-stated but that the adjustments are not material modifications. Accordingly, the Company has determined that prior financial statements should be corrected, even though such revisions are immaterial with respect to the prior year financial statements. Furthermore, the Company has determined that correcting prior year financial statements for immaterial changes would not require previously filed reports to be amended.

Under Long Term Assets, while the Assets of Discontinued Operations Held for Sale as well as Total Assets were stated correctly, due to a mis-classification of which assets were being held for sale, Land was understated by $952,000 and Water was overstated by the same amount. Discontinued Operations - Notes Payable was overstated by $798,000, while Notes Payable, net of current portion was understated by the same amount due to a loan that was improperly classified as a Liability of Discontinued Operations Held for Sale. While total assets of discontinued operations held for sale was correctly stated, under Long Term Assets, Land was understated by $952,000 and Water Assets was overstated by the same amount. Neither Net Income or Shareholders Equity were affected by these mis-statements. The effect of these restatements on the Company’s 2016 full year balance sheet as reported on the Form 10-K reports, are as follows:

	December 31, 2016 Previously Reported	Net Change	December 31, 2016 (Restated)
ASSETS:
Long Term Assets:
Land	$2,851	$952	$3,803
Water assets	32,135	(952)	31,183

LIABILITIES
Liabilities of discontinued operations held for sale	3,639	(798)	2,841
Notes Payable, net of current portion	4,758	798	5,556

NOTE 8 – DISCONTINUED OPERATIONS

(b) During the fourth quarter of 2016, we decided to discontinue operations of our Dionisio Farms and Produce (DFP) subsidiary. We decided to sell all assets associated with this business due to the sustained losses incurred.

The assets and liabilities of the discontinued operations are presented separately under the captions “Assets of discontinued operations held for sale” and Liabilities of discontinued operations held for sale,” respectively, in the accompanying Consolidated Balance Sheets at September 30, 2017 and December 31, 2016 consist of the following:

	September 30, 2017	December 31, 2016 (as re-stated)
Assets of discontinued operations held for sale:
Cash	$-	$6,000
Accounts receivable	-	37,000
Deposits and other current assets	-	57,000
Land and equipment	-	2,685,000
Total assets	$-	$2,785,000
Liabilities of discontinued operations held for sale:
Accounts payable	$222,000	$777,000
Accrued liabilities	-	42,000
Notes payable	98,000	2,022,000
Total Liabilities	$320,000	$2,841,000

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The income from discontinued operations presented in the statements of operations consist of the following for the nine months ended September 30, 2017 and September 30, 2016:

	September 30, 2017	September 30, 2016
Revenues	$-	$2,409,000
Cost of goods sold	-	2,047,000
General and administrative expenses	508,000	185,000
Depreciation and amortization	1,000	390,000
Interest	41,000	103,000
Other (loss on disposal of assets and intangibles	624,000	-
Total	$(1,174,000)	$(316,000)

On March 3, 2017, the Company’s land and water assets associated with farming operations were auctioned off. Gross proceeds from the auction were $1,740,000 with net proceeds of $1,611,000. Proceeds were used to pay off secured debt first with the residual proceeds used to pay unsecured debt.

NOTE 9 – GOING CONCERN

The consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has not generated significant revenues and has incurred net losses (including significant non-cash expenses) of approximately $10,700,000 and $6,157,000 during the years ended December 31, 2016 and 2015, respectively. At September 30, 2017, the Company has a working capital deficit and a stockholders’ deficit of approximately $19,370,000 and $87,393,000, respectively. The HCIC seller carry back debt is in technical default.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability or classification of assets or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern. These consolidated financial statements do not include any adjustments that might arise for this uncertainty. The following paragraphs describe management’s plans to mitigate.

The $4M GrowCo Note is classified as current due to the holders’ right to call the note upon 60-days notice. The HCIC debt of $6.4 million is secured by water and land assets that are valued at approximately $26 million. Should the holders of the HCIC debt demand payment, management believes the value of these assets makes the debt re-financeable.

Since December 31, 2016 to November 7, 2017 the Company has collected $1,820,000 under its GrowCo Exchange Note offerings. On May 2, 2017, the company received the proceeds from an unsecured bridge loan totaling $279,000. Beginning the third quarter of 2017, GrowCo began receiving rent payments on the first greenhouse. The first use of these funds will be to pay GCP1 accounts payable. On August 4, 2017, the Company received the proceeds from a secured loan totaling $275,000.

Additionally, we have substantially reduced by general and administrative and cash required for our operations as we have sold our irrigating farming business and reduced staff.

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Management Plans

The Company is implementing a new strategy focusing on its water assets along with associated capital raises. On March 13, 2017, we raised $257,000 as the first round of preferred funding for our new Water Redevelopment Company. Another $200,000 was raised in a second round of preferred investment in Water Redevelopment. On August 4, 2017, the Company raised $275,000 in secured debt from CEO Wayne Harding and two other private investors. On September 14, 2017, the Company signed definitive documents with a private investor whereby up to $5 million in capital can be raised from an Equity Purchase Agreement (EPA) whereby the company will sell up to $250,000 per tranche of registered shares into the public market for a total of $5 million over three years. On October 4, 2017, the Company filed Form S1 with the Securities and Exchange Commission (SEC) for the establishment of the EPA. On August 17th, 2017, the Company signed a term sheet with an investment banking firm regarding the issuance of a private placement for our Water Redev subsidiary which is anticipated to raise $5,000,000 in the fourth quarter of 2017. In 2018, the Company plans to follow that offering with a Regulation A Plus offering which combined is expected to raise an additional $5,000,000.

We believe that the actions discussed above are probable of occurring and mitigating the substantial doubt raised by our historical operating results and satisfying our estimated liquidity needs 12 months from the issuance of the financial statements. However, we cannot predict, with certainty, the outcome of our actions to generate liquidity, including the availability of additional financing, or whether such actions would generate the expected liquidity as currently planned.

NOTE 10 – RELATED PARTY

During the Nine Months Ended September 30, 2017 the following related party transactions occurred:

●	Wayne Harding, Company CEO provided a short term loan to the Company of $25,000. The loan is secured by land assets of the Company and carried an interest rate of 12%. The loan was paid off in the third quarter of 2017.
●	Advances totaling $34,400 resulting in a cumulative total of $72,999 for greenhouse expenses to Johnny Cannaseed, LLC which is majority owned by former Company CEO John McKowen.
●	Revenue totaling $2.9M has been recorded for leasing income from Johnny Cannaseed for the nine months ending 9/30/17
●	Accounts Receivable (AR) due from Johnny Cannaseed for the quarter ending 9/30/17 was $1.1M, with total outstanding AR $2.8M.
●	Advances totaling $26,957 resulting in a cumulative total of $43,798 for greenhouse expense to McGrow, LLC which is partially owned by former Company CEO John McKowen.
●	Payments totaling $335,531 to MCG Services, LLC which is majority owned by former Company CEO John McKowen for costs associated with a services agreement with GrowCo.
●	Advances to MCG Services, LLC total $13,295
●	Payments totaling $11,210 to John McKowen for interest expense on a loan held by Mr. McKowen to GrowCo.
●	Existing investors, including the Thomas Prasil Trust who is a greater than 5% investor, have invested approximately $11.0M in GrowCo securities.
●	The Chief Executive Officer of Two Rivers serve as the only members of the Sunset Metropolitan District (Sunset). Sunset is a quasi-governmental agency operating under Title 32 of the State of Colorado Constitution. As of September 30, 2017, the Company had advanced $80,000 to Sunset.
●	On June 29, 2017, a mediation session was held in Colorado Springs between all parties involved with the Suncanna lawsuit along with each party’s legal counsel. To date, no settlement has been proposed.
●	The Company leases its former corporate headquarters office space to Johnny Cannaseed. Total lease payments are $47,000 per year.
●	Wayne Harding, Company CEO provided a long-term loan to the Company of $50,000. The loan is secured by land assets of the Company and carries an interest rate of 18%.

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NOTE 11 – SUBSEQUENT EVENTS

Pursuant to ASC 855, management has evaluated all events and transactions that occurred from September 30, 2017 through the date of issuance of these financial statements. During this period, we had the following significant subsequent events:

●	On October 4, 2017, the Company filed a Form S1 with the Securities and Exchange Commission (SEC) for the purposes of establishing an Equity Purchase Agreement (EPA) that will provide up to $100,000 per month and a total of $5,000,000 over three years in capital to the Company by selling new registered shares of the Company stock into the public market. The Company has received comments from the SEC and is in the process of responding to them.
●	On October 4, 2017, the Company entered into a consulting agreement with Consulting for Strategic Growth 1, Ltd. The services provided by the consultant shall include but not be limited to: general advisory services relating to the Company operating as a publicly traded enterprise, strategic planning, introduction to investment banking firms, introduction to institutional investing resources, introduction to retail investing resources, general evaluation of financing proposals, evaluation of communications to the financial community and any other services that both parties agree to in connection with the agreement.
●	On October 17 and 18 2017, depositions were taken from Mr. Harding and others associated with the Company for the Suncanna lawsuit.
●	On October 18, 2017, the Company filed a lawsuit against former employees of the its DFP farming operation for alleged theft. At present, no response has been filed.
●	On October 23, 2017, John McKowen was elected to the GrowCo board.
●	On October 31, 2017, John McKowen was elected CEO of GrowCo.
●	Due to the addition of John McKowen to the GrowCo board and election as CEO, the Company has determined that this is a material event that will require an examination of the Variable Interest Entity accounting rules and determine in the fourth quarter of 2017 if it should continue to fully consolidate GrowCo.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholder in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

	Amount
SEC registration fee	$	●
Accounting fees and expenses		1,800
Legal fees and expenses		25,000
Miscellaneous fees and expenses		●
Total expenses	$	●

[TO BE UPDATED]

Item 14. Indemnification of Directors and Officers.

Section 7-109-101 et seq. of the Colorado Business Corporation Act, or CBCA, empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstances and subject to certain exceptions.

A corporation must indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, officer, employee, fiduciary or agent, against reasonable expenses incurred by him or her in connection with the proceeding.

A corporation may indemnify a person made a party to a proceeding because the person is or was a director, officer, employee, fiduciary or agent if the person conducted himself or herself in good faith and the person reasonably believed that his or her conduct was in or not opposed to the best interests of the corporation (or in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was not unlawful), except that no indemnification is allowed in connection with a proceeding by or in the right of the corporation in which the person seeking indemnification was adjudged to be liable to the corporation or in connection with any other proceeding in which the person was adjudged liable on the basis that he or she derived an improper personal benefit.

Our restated articles of incorporation provide that we shall indemnify our directors, officers, employees, fiduciaries, and agents to the full extent permitted by Colorado law. Our restated articles of incorporation also provide that the indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

We have entered into indemnification agreements with our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

Section 7-108-402 of the CBCA provides for elimination of personal liability of directors of a Colorado corporation for monetary damages for breach of fiduciary duty as a director if so provided in the corporation’s articles of incorporation, except that any such provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director’s duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in Section 7-108-403 of the CBCA (relating to unlawful payment of dividend or unlawful stock purchase or redemption), or any transaction from which the director directly or indirectly derived an improper personal benefit. Our restated articles of incorporation provide that, to the fullest extent provided in the CBCA, our officers, directors, fiduciaries, and agents shall not be liable to us or our shareholders for monetary damages.

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Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign entity or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under the provisions of the CBCA. Our restated articles of incorporation contain a similar provision. We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of the common stock, and warrants, and other securities convertible into, or exchangeable or exercisable for, common stock, by us within the past three years that were not registered under the Securities Act. Included is the consideration, if any, we received for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed:

(1)	between June 2015 and July 2017 we issued a total of 295,376 shares of common stock upon conversions of preferred membership units of TR Capital Partners LLC;

(2)	between August 2016 and January 2017 we issued a total of 1,104,901 shares of common stock in return for cancellation of debt obligations in the aggregate amount of $352,236.93; and

(3)	between December 2016 and July 2017 we issued a total of 1,773,834 shares of common stock upon exercises of warrants for consideration aggregating $675,460.56.

(4)	between August 2017 and December 2017 we issued a total of 287,750 shares of common stock in return for cancellation of debt obligations in the aggregate amount of $76,886.80

The sales of unregistered securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9). The sales of unregistered securities described in paragraphs (2) and (3) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation D.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

			Incorporated by Reference
Exhibit Number	Description of Exhibit	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

3.1	Restated Articles of Incorporation of Two Rivers Water & Farming Company		10-K	March 25, 2013	3.1

3.2	By-laws of Two Rivers Water & Farming Company		10-K	March 25, 2016	3.1

3.3	Two Rivers Water & Farming amended articles for 200,000,000 shares authorized	X

4.1	Specimen certificate evidencing common stock	X

4.2	Form of 12.5% original issue discount convertible promissory note issued to Powderhorn, LLC	X

5.1	Opinion of Faegre Baker Daniels LLP	X

10.1	Agreement and Plan of Merger dated as of September 14, 2010 among Two Rivers Water & Farming Company, TRWC, Inc. and Two Rivers Basin, LLC		8-K	September 22, 2010	2.1

10.2	Form of Promissory Note of Two Rivers Water & Farming Company		8-K	April 3, 2012	10.1

	Relating to Purchase Agreement regarding Orlando Reservoir No. 2:

10.3a	Purchase Agreement dated as of September 22, 2010 between The Orlando Reservoir No. 2 Company, LLC and TRWC, Inc.		10-K/A	August 29, 2012	10.2

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			Incorporated by Reference
Exhibit Number	Description of Exhibit	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

10.3b	First Amendment dated as of October 14, 2010 between The Orlando Reservoir No. 2 Company, LLC and TRWC, Inc.		10-K/A	August 29, 2012	10.3

10.3c	Second Amendment dated as of November 17, 2010 between The Orlando Reservoir No. 2 Company, LLC and TRWC, Inc.		10-K/A	August 29, 2012	10.4

10.3d	Third Amendment dated as of November 19, 2010 between The Orlando Reservoir No. 2 Company, LLC and TRWC, Inc.		10-K/A	August 29, 2012	10.5

10.3e	Fourth Amendment dated as of January 28, 2011 between The Orlando Reservoir No. 2 Company, LLC and TRWC, Inc.		10-K/A	August 29, 2012	10.6

	Relating to acquisition of Orlando Membership Interest:

10.4a	Second Amendment dated as of September 7, 2011 among Orlando Reservoir No. 2 Company, LLC, Family Ranch Holdings, LLC, Two Rivers Water & Farming Company, TRWC, Inc., TRW Orlando Water Assets, LLC and Two Rivers Farms F-2, LLC		8-K	September 12, 2011	99.1

10.4b	Promissory Note dated as of September 7, 2011 of Orlando Reservoir No. 2 Company, LLC and TRW Orlando Water Assets, LLC issued to Family Ranch Holdings, LLC		8-K	September 12, 2011	99.2

10.5	Purchase and Supply Agreement dated as of September 21, 2011 between Aurora Organic Farms, Inc. and Two Rivers Water & Farming Company		8-K	September 22, 2011	99.1

	Relating to acquisition of assets of Dionisio Produce & Farms:

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			Incorporated by Reference
Exhibit Number	Description of Exhibit	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

10.6a	Master Agreement dated as of April 12, 2012 among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, Russell L. Dionisio, Two Rivers Farms, LLC and TRWC, Inc.		8-K	June 16, 2012	99.2

10.6b	First Amendment dated as of April 12, 2012 to Master Agreement among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, Two Rivers Farms, LLC and TRWC, Inc.		8-K	June 16, 2012	99.3

10.6c	Second Amendment dated as of April 12, 2012 to Master Agreement among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, TR Bessemer, LLC and TRWC, Inc.		8-K	June 16, 2012	99.4

10.6d	Third Amendment dated as of April 12, 2012 to Master Agreement among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, TR Bessemer, LLC and TRWC, Inc.		8-K	June 16, 2012	99.5

10.6e	Second Closing dated as of November 2, 2012 to Master Agreement among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, Russell L. Dionisio, TR Bessemer, LLC and TRWC, Inc.		8-K	June 16, 2012	99.6

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			Incorporated by Reference
Exhibit Number	Description of Exhibit	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

10.6f	Assignment of Trademark dated as of November 2, 2012 among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC and TR Bessemer, LLC		8-K	June 16, 2012	99.7

10.6g	Bill of Sale dated as of November 2, 2012 among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, TR Bessemer, LLC and TRWC, Inc.		8-K	June 16, 2012	99.8

10.6h	Promissory Note dated as of November 2, 2012 of RR Bessemer, LLC issued to R&S Dionisio Real Estate and Equipment		8-K	June 16, 2012	99.9

10.6i	Assignment of Produce Contracts among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, TR Bessemer, LLC and TRWC, Inc.		8-K	June 16, 2012	99.10

10.6j	Lease Agreement dated as of November 2, 2012 among R&S Dionisio Real Estate and Equipment, LLC, Dionisio Produce & Farms, LLC, TR Bessemer, LLC and TRWC, Inc.		8-K	June 16, 2012	99.12

10.7	Series A Convertible Preferred Stock Purchase Agreement dated as of November 25, 2012 among Dionisio Farms & Produce, Inc., TRWC, Inc. and Investors	10-K	March 25, 2013	4.5

10.8	Conversion Agreement effective as of December 31, 2012 among Two Rivers Farms F-1, LLC, Two Rivers Water & Farming Company and Investors	10-K	March 25, 2013	4.6

10.10	Conversion Agreement effective as of December 31, 2012 among Two Rivers Water & Farming Company and Investors	10-K	March 25, 2013	4.8

10.11	Commercial Lease Agreement dated as of August 29, 2014 between GrowCo, Inc. and Cool House Farms, LLC	8-K	September 4, 2014	10.1

10.9	Conversion Agreement effective as of December 31, 2012 among Two Rivers Farms F-2, LLC, Two Rivers Water & Farming Company and Investors	10-K	March 25, 2013	4.7

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			Incorporated by Reference
Exhibit Number	Description of Exhibit	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

10.12	Commercial Lease Agreement dated as of August 29, 2014 between GrowCo, Inc. and Mojo MJ, LLC		8-K	September 4, 2017	10.1
10.13	Real Estate Purchase Agreement dated as of September 16, 2014 between Two Rivers Water & Farming Company and Farmland Partners Inc.		8-K	September 18, 2014	10.1

	Relating to Financing of TR Capital Partners, LLC:

10.14a	Limited Liability Company Agreement dated as of January 31, 2014 among TR Capital Partners, LLC and the Members named therein		8-K	May 14, 2014	10.1

10.14b	Membership Interest Purchase Agreement dated as of January 31, 2014 among TR Capital Partners, LLC and the Investors named therein		8-K	May 14, 2014	10.2

10.14c	Exchange Agreement dated as of January 31, 2014 among TR Capital Partners, LLC, Two Rivers Water & Farming Company and the Holders named therein		8-K	May 14, 2014	10.2

	Relating to 2005 Stock Option Plan:

†10.16	2005 Stock Option Plan		10-K	March 25, 2016	10.16

	Relating to 2011 Long-Term Stock Plan:

†10.17a	2011 Long-Term Stock Plan		10-K	March 25, 2016	10.17

†10.17b	Form of Restricted Stock Unit Award Agreement for Employees		10-K	March 25, 2016	10.17

†10.17c	Form of Restricted Stock Unit Award Agreement for Non-Employees		10-K	March 25, 2016	10.17

†10.19	Employment Agreement dated as of January 1, 2011 between John R. McKowen and Two Rivers Water & Farming Company		10-K	March 30, 2011	10.1

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Incorporated by Reference
Exhibit Number	Description of Exhibit	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

†10.20	Employment Agreement dated as of August 30, 2017 between Wayne Harding and Two Rivers Water & Farming Company	X

†10.21	Real estate lease between GrowCo Partners 1, LLC and Suncanna, LLC		10-K	March 30, 2016	10.3

10.24	Securities Purchase Agreement, dated as of February 9, 2018, by and between and Two Rivers Water & Farming Company and Powderhorn, LLC	X

21.1	List of Subsidiaries of Two Rivers Water & Farming Company	X

23.1	Consent of Eide Bailey, independent registered public accounting firm	X

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page II-_)	X

†	Management contract or compensatory plan or arrangement.

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(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes incorporated by reference herein.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, as of February 9, 2018.

TWO RIVERS WATER & FARMING COMPANY

By:	/s/ Wayne Harding
Wayne Harding
Chief Executive Officer and Acting Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wayne Harding and Bill Gregorak, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and as of February 9, 2018.

Signature	Title

/s/ Wayne Harding	Chief Executive Officer, Chief Financial Officer and Chairman of the Board
Wayne Harding	(Principal Executive, Financial and Accounting Officer)

/s/ Samuel Morris	Director
Samuel Morris

/s/ Michael Harnish	Director
Michael Harnish

/s/ T. Keith Wiggins	Director
T. Keith Wiggins

/s/ Christopher Bragg	Director
Christopher Bragg

/s/ James D. Cochran	Director
James D. Cochran

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